EXHIBIT 10.33

CONTRIBUTION AGREEMENT

DATED AS OF JANUARY 31, 2006

among

HERCULES INCORPORATED,

WSP, INC.,

SPG/FV INVESTOR LLC

and

FIBERVISIONS DELAWARE CORPORATION

Table of Contents

SECTION 1	Definitions
SECTION 2	Transaction
2.1	Transaction and Closing
2.2	Total Transaction Costs
2.3	Redemption Price Adjustments
SECTION 3	Representations and Warranties of Hercules and WSP
3.1	Organization; Good Standing; Corporate Power
3.2	Noncontravention
3.3	Brokers
3.4	Equity Investments
3.5	Financial Statements
3.6	Operations in the Ordinary Course; No Material Adverse Effect
3.7	Undisclosed Liabilities
3.8	Legal Compliance
3.9	Tax Matters
3.10	Real Property
3.11	Intellectual Property
3.12	Capitalization of the Company and its Subsidiaries
3.13	Issuance of Securities
3.14	Required Consents; Approvals
3.15	Contracts
3.16	Insurance
3.17	Environmental Matters
3.18	Litigation
3.20	Employment Relations
3.21	Employee Benefit Plans
3.22	Transactions with Interested Persons
3.23	Customers and Suppliers
3.24	Inventory
3.25	Accounts Receivable; Accounts Payable
3.27	Bank Accounts
3.26	Title
3.27	Asbestos
3.28	Former Business Transactions
3.29	Survival of Representations

SECTION 4.	Representations, and Warranties of SPG
4.1	Organization; good Standing; Corporate Power
4.2	Noncontravention
4.3	Investment
4.4	Knowledge
4.5	Accredited Investor
4.6	Accuracy of Certain Information
4.7	Brokers
4.8	Required consents; Approvals
4.9	Survival of Representations

SECTION 5.	Covenants
5.1	Conduct of the Business
5.2	Payment of Earnout to Hercules
5.3	Debt Financing
5.4	Regulatory Filings and Approvals
5.5	Stockholders Agreement
5.6	Transition Services Agreement
5.7	Option Agreement
5.8	Transaction Costs
5.9	Resignations
5.10	Non-Competition
5.11	Intentionally Omitted
5.12	Amendment to Credit Agreement
5.13	Efforts to Consummate
5.14	Further Assurances
5.15	Non-Solicitation; Non-Hire
5.16	Employee Matters
5.17	Tax Cooperation
5.18	Debt/Cash of Company
5.19	Exclusive Dealing
5.20	Intellectual Property Rights
5.21	Transition Services Planning
5.22	Consents and Approvals
5.23	Insurance
5.24	Additional Payment
5.25	General Cooperation

SECTION 6.	Conditions Precedent to Closing
6.1	Conditions to Each Party’s Obligations to Close
6.2	Conditions to the Obligations of Hercules and WSP
6.3	Conditions to the Obligations of SPG

SECTION 7.	Closing Deliveries
7.1	Company Closing Deliveries
7.2	Hercules and WSP Closing Deliveries
7.3	SPG Closing Deliveries

SECTION 8.	Indemnification
8.1	Indemnification by Parties
8.2	Limitations on Indemnity
8.3	Effect of Insurance
8.4	Exclusive Remedy
8.5	Notice of Claim
8.6	Third Person Claims
8.7	Set Off
8.8	Purchase Price Adjustment

SECTION 9.	Termination and Waiver
9.1	Termination
9.2	Notice of Termination
9.3	Effect of Termination
9.4	Return of Documents

SECTION 10.	Miscellaneous
10.1	Binding Agreement
10.2	Notices
10.3	Consents and Waivers
10.4	Assignments, Successors, and No Third-Party Rights
10.5	Amendments and Termination
10.6	Governing Law; Consent to Jurisdiction
10.7	Prior Agreements
10.8	Confidential and Embedded Information
10.9	Public Announcements
10.10	Severability
10.11	Counterparts
10.12	Captions 44
10.13	Exhibits, Schedules and Other References
10.14	Rules of Construction

Exhibits and Schedules

Exhibit ACertificate of Incorporation
Exhibit BStockholders Agreement
Exhibit COption Agreement
Exhibit DTransition Services Agreement
Exhibit ECommitment Letters
Exhibit FForm of Employee Lease Agreement

Schedule 1.1Hercules’ Knowledge
Schedule 1.2Permitted Encumbrances
Schedule 1.3Subsidiaries
Schedule 2.3(b)(i)Net Working Capital
Schedule 2.3(b)(ii)Adjusted EBITDA
Schedule 3.2Noncontravention
Schedule 3.3Stockholders’ Brokers
Schedule 3.4Equity Investments
Schedule 3.5Financial Statements
Schedule 3.6(a)Material Adverse Effect
Schedule 3.6(d)Material Transactions or Commitments Not in Ordinary Course
Schedule 3.6(e)Transfer or Mortgage of Non-Current Assets
Schedule 3.6(g)Capital Expenditures
Schedule 3.6(h)Discharge of Encumbrances
Schedule 3.6(i)Transfer of Intellectual Property Rights
Schedule 3.6(j)(i)Principal Officers
Schedule 3.6(j)(ii)Resignations
Schedule 3.6(k)Loans or Guarantees to Officers, Directors, etc.
Schedule 3.6(t)Material Changes in Customer Terms
Schedule 3.7Undisclosed Liabilities
Schedule 3.10(a)Owned Real Property
Schedule 3.10(b)Leased Real Property
Schedule 3.10(c)Other Real Property
Schedule 3.10(f)Material Written Notice
Schedule 3.11(a)(i)Registered Intellectual Property
Schedule 3.11(a)(ii)Intellectual Property Licenses
Schedule 3.11(b)Royalties; License Fees
Schedule 3.11(c)Employee Intellectual Property Rights
Schedule 3.11(d)Unregistered Intellectual Property Rights
Schedule 3.11(e)(i)Certain Intellectual Property Registrations
Schedule 3.11(e)(ii)Pursuit of Registrations
Schedule 3.12(a)Capitalization
Schedule 3.12(b)Anti-Dilution
Schedule 3.12(d)Registration Rights
Schedule 3.14Required Consents
Schedule 3.16Insurance
Schedule 3.17Environmental Matters
Schedule 3.18Litigation
Schedule 3.19(a)(i)Compliance with Certain Employment-Related Laws
Schedule 3.19(a)(ii)Employee Agreements
Schedule 3.20(a)Employee Benefit Plans
Schedule 3.20(c)Employee Plan Compliance
Schedule 3.20(d)ERISA Plans
Schedule 3.20(f)Plan Litigation
Schedule 3.20(g)Effect of Agreement on Plans
Schedule 3.20(j)Open Relocation Cases
Schedule 3.21Transactions with Interested Persons
Schedule 3.25Bank Accounts
Schedule 3.28Former Business Transactions
Schedule 4.1Organization; Good Standing; Corporate Power
Schedule 4.6Legal Name; Principal Office
Schedule 4.7SPG’s Brokers
Schedule 5.1Conduct of Business
Schedule 5.2Earnout EBITDA
Schedule 5.2(c)(v)Term Note Provisions
Schedule 5.9Resignations
Schedule 5.10Non-Competition
Schedule 5.15Executive Officers
Schedule 5.16Transferred Employees

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT dated as of January 31, 2006 is made by and among Hercules Incorporated, a Delaware corporation (“Hercules”), WSP, Inc., a Delaware corporation (“WSP” and together with Hercules, the “Stockholders”) and a wholly-owned subsidiary of Hercules, SPG/FV INVESTOR LLC, a Delaware limited liability company (“SPG”) and FiberVisions Delaware Corporation, a Delaware corporation (including any predecessor entity, the “Company”).

Background

WHEREAS, Hercules presently owns 510 shares of common stock, par value $.01 per share of the Company (“Hercules Shares”), which represents 51% of the Stock (as defined below) ;

WHEREAS, WSP presently owns 490 shares of common stock, par value $.01 per share of the Company (“WSP Shares”), which represents 49% of the Stock;

WHEREAS, the Hercules Shares and the WSP Shares, collectively, constitute all of the issued and outstanding capital stock of the Company (collectively, the “Stock”);

WHEREAS, on the Closing Date (as defined below), the Company and FiberVisions, A/S, a corporation organized and existing under the laws of the Kingdom of Denmark (“FV Denmark”) and a wholly owned subsidiary of the Company, shall incur the Debt Financing (as defined below) on the terms provided herein;

WHEREAS, FV Denmark, holds all of the outstanding equity (“FPI Equity”) of FiberVisions Products, Inc., a Georgia corporation (“FPI”).

WHEREAS, on the Closing Date, FV Denmark shall make a dividend of the FPI Equity to the Company and, upon the consummation of such dividend, FPI shall be a wholly-owned subsidiary of the Company and (ii) FV Denmark shall dividend its portion of the Debt Financing proceeds to the Company (the “Restructuring”).

WHEREAS, immediately following the consummation of the Debt Financing and the Restructuring on the Closing Date, the Company shall pay the Hercules Dividend (as defined below) to Hercules and the WSP Dividend (as defined below) to WSP;

WHEREAS, on the Closing Date, SPG shall contribute the Contribution Amount (as defined below) to the Company in exchange for 33.78% of the Stock of the Company (the “SPG Shares”);

WHEREAS, immediately following the Contribution on the Closing, the Company shall redeem all of the Hercules Shares in exchange for the payment by the Company to Hercules of the Redemption Price (as defined below) and the right to receive the Earnout Payments (as defined below);

WHEREAS, WSP and SPG shall have entered into the Option Agreement (as defined below), pursuant to which WSP shall grant to SPG an option to acquire 140 shares of Stock, which represents 14% of the Stock, from WSP on the terms set forth in the Option Agreement; and

WHEREAS, this Agreement provides for, among other things, each of the following, which are expressly conditioned on each other: (i) the Debt Financing; (ii) the Restructuring; (iii) certain dividends to each of Hercules and WSP; (iv) the Contribution by SPG; and (v) the redemption by the Company of the Hercules Shares.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.   Definitions

. For purposes of this Agreement, the following terms when appearing with initial capital letters will have the following meanings:

“Adjusted EBITDA Floor” shall have the meaning set forth in Section 2.3(e).

“Affiliate” of a Person shall mean a Person Controlling, Controlled by or under common Control with such Person.

“Agent” shall mean Credit Suisse First Boston, as administrative agent under the Credit Agreement.

“Agreement” shall mean this Contribution Agreement and the Schedules and Exhibits attached hereto.

“Basket Amount” shall have the meaning set forth in Section 8.2(b).

“Cap Amount” shall have the meaning set forth in Section 8.2(b).

“Certificate of Incorporation” shall mean the certificate of incorporation of the Company as filed with the Secretary of State of the State of Delaware and attached hereto as Exhibit A.

“Closing” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall have the meaning set forth in Section 2.1(b).

“Closing Date Financial Statements” shall have the meaning set forth in Section 2.3(a).

“Closing Date Net Working Capital Statement” shall have the meaning set forth in Section 2.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Group” shall have the meaning set forth in Section 3.20(c).

“Company Indemnified Parties” shall have the meaning set forth in Section 8.1(d).

“Company Indemnifying Parties” shall have the meaning set forth in Section 8.1(a).

“Competing Business” shall mean the development, manufacture, marketing, sale and distribution of viscose, polypropylene, polyethylene, polyester, bi-component (defined as but not limited to staple fibers and continuous filaments made of two or more thermoplastic polymers having different melting points), staple fibers and filament yarns with and without additives to impart properties to the staple fibers and/or the filament yarns such as, but not limited to, color (solution dyed), dyeability, wettability and antimicrobial, and used in applications such as, but not limited to the production of nonwoven fabrics using a carded thermal bonded process, spunlace process, needlepunch process, airlaid process and combination thereof, the production of woven and knitted fabrics and the use in industrial applications such as, but not limited to, concrete reinforcement, concrete cracking prevention, automotive nonwoven, tea bags, wet laid applications, and binder fibers.

“Confidential Information” shall have the meaning set forth in Section 10.8(a).

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral, express or implied) that is legally binding.

“Contribution” shall have the meaning set forth in Section 2.1(b)(i).

“Contribution Amount” shall have the meaning set forth in Section 2.1(b)(i).

“Control” and each derivative thereof shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through ownership of voting securities, by contract or otherwise.

“Control Premium” shall mean the Earnout Payments payable to Hercules by the Company, in respect of Hercules’ ownership of a controlling interest in the Company, which distribution amount shall be calculated in accordance with Section 5.2 hereof.

“Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of April 8, 2004 by and among Hercules, certain subsidiaries of Hercules, several banks and financial institutions named therein, and Agent, as amended by that certain First Amendment dated as of August 12, 2004, as further amended by that certain Second Amendment dated as of June 29, 2005, and as further amended, restated, modified or supplemented.

“Debt Financing” shall have the meaning set forth in Section 5.3 of this Agreement.

“Debt Financing Costs” shall mean those certain fees and expenses specifically listed on Schedule 2.2(a) incurred by the Company in connection with the consummation of the Debt Financing.

“Definitive Agreements” shall mean this Agreement, the Stockholders Agreement, the Transition Services Agreement, the Option Agreement and all other agreements, documents, certificates and other instruments to be executed and delivered by any party at the Closing.

“Divestiture Notice” shall have the meaning set forth in Section 5.10(a)(iii).

“Earnout Accountant” shall have the meaning set forth in Section 5.2(c)(ii).

“Earnout EBITDA” shall have the meaning set forth in Section 5.2(c)(i).

“Earnout Payment” shall have the meaning set forth in Section 5.2(a).

“Election Notice” shall have the meaning set forth in Section 5.10(a)(iii).

“Encumbrance” shall mean any encumbrance, security interest, mortgage, lien, pledge, claim, lease, agreement, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction or third party rights of any kind with respect to any property or assets (tangible or intangible), including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership of such property or assets (whether tangible, intangible, real or personal).

“Environmental Laws” shall mean any Law relating to pollution or protection of the environment or human health or safety, including, without limitation, the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permits” shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

“ERISA” shall have the meaning set forth in Section 3.20(a).

“Estimated Earnout EBITDA” shall have the meaning set forth in Section 5.2(b)(i).

“Executive Officers” shall have the meaning set forth in Section 5.15(a).

“FiberVisions Business” shall mean the development, manufacture, marketing, sale and distribution of nonwoven polypropylene staple fiber used in carded thermal bonded fabrics for hygiene coverstock as well as olefin fiber for the domestic textile and industrial markets.

“FiberVisions Group” shall have the meaning set forth in Section 3.1(a).

“FiberVisions Real Property” shall have the meaning set forth in Section 3.10(b).

“Final 2005 Adjusted EBITDA” shall have the meaning set forth in Section 2.3(b).

“Final 2005 Adjusted EBITDA Statement” shall have the meaning set forth in Section 2.3(b).

“Final Closing Date Net Working Capital” shall have the meaning set forth in Section 2.3(b).

Final Closing Date Net Working Capital Statement” shall have the meaning set forth in Section 2.3(b).

“Final Earnout EBITDA” shall have the meaning set forth in Section 5.2(c)(iii).

“Financial Statements” shall have the meaning set forth in Section 3.5.

“FPI” shall have the meaning set forth in the preamble hereto.

“FPI Equity” shall have the meaning set forth in the preamble hereto.

“FV Denmark” shall have the meaning set forth in the preamble hereto.

“GAAP” shall mean accounting principles generally accepted in the United States consistently applied.

“Governmental Entity” shall mean any court, arbitrator or other foreign, federal, state or local governmental, regulatory or other administrative body, authority, department, commission, board, bureau, agency or instrumentality.

“Gross Revenues” shall have the meaning set forth in Section 5.10(a)(iii).

“Group Employees” shall have the meaning set forth in Section 3.20(a).

“Hazardous Material” shall mean (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as hazardous, dangerous, infectious or toxic or as a pollutant, contaminant or waste, or any other term of similar import under any Law relating to pollution or protection of the environment or human health or safety or that could otherwise reasonably be expected to result in the imposition of liability under any Law relating to pollution or protection of the environment or human health or safety.

“Hercules Dividend Amount” shall have the meaning set forth in Section 2.1(a)(iii).

“Hercules’ Knowledge” or any other phrase referring to the knowledge of Hercules means the actual knowledge, without independent verification, of the individuals listed on Schedule 1.1.

“Hercules Shares” shall have the meaning set forth in the preamble hereto.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Party” shall have the meaning set forth in Section 8.5.

“Indemnifying Party” shall have the meaning set forth in Section 8.5.

“Infringe” shall have the meaning set forth in Section 3.11(a).

“Intellectual Property Rights” shall mean all intellectual property rights of any nature, including, without limitation, patents, patent applications, patent rights, trademarks, trade names, service marks, domain names, copyrights and works of authorship, computer programs, software and related items, trade secrets, proprietary processes, methodologies, technology, know-how and formulae.

“Intercompany Balances” means any and all intercompany balances between the FiberVisions Group, on the one hand, and the Hercules and WSP, and their Affiliates (other than the FiberVisions Group), on the other hand, arising from transactions of any kind between or among the FiberVisions Group, whether shown on the Most Recent Financial Statements or arising after the date of the Most Recent Financial Statements.

“Investment Assets” shall mean all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company (other than trade receivables generated in the Ordinary Course of Business).

“Laws” shall mean laws and binding governmental requirements, including constitutions, statutes, rules, regulations, compacts, treaties, codes, plans, injunctions, judgments, orders, decrees, rulings, charges, and other restrictions thereunder of each Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 3.10(b).

“Losses” shall have the meaning set forth in Section 8.1(a).

“Material Adverse Effect” shall mean any change or effect that (a) is individually or together with any other change or effect materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities of the Company and the Subsidiaries, taken as a whole, or (b) impairs in any material respect the ability of the Company and the Subsidiaries, taken as a whole, to perform its obligations under this Agreement or the Stockholders Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the business of the Company and the Subsidiaries; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in United States generally accepted accounting principles; (v) changes in laws, rules, regulations, orders or other binding directives issued by any Governmental Entity; (vi) the taking of any action contemplated by this Agreement or any of the other Definitive Agreements or any other agreements contemplated hereby and thereby; or (vii) any existing event, occurrence or circumstance set forth or referenced in Schedule 3.6(a) or Schedule 5.1; provided that the events described in clauses (ii)-(v) above do not have a disproportionate impact on the Company and the Subsidiaries relative to other participants in the Company’s industry.

“Most Recent Financial Statements” shall have the meaning set forth in Section 3.5.

“Net Working Capital” shall have the meaning set forth on Schedule 2.3.

“Neutral Accountant” shall have the meaning set forth in Section 2.3(b).

“Objection Notice” shall have the meaning set forth in Section 2.3(b).

“Option Agreement” shall mean the Option Agreement between WSP and SPG, substantially in the form attached to this Agreement as Exhibit C, to be executed and delivered at the Closing.

“Order” shall mean any judgment, order, writ, decree, injunction or other determination of any authority or arbitrator or similar body whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

“Ordinary Course of Business” shall mean the ordinary course of business of the Company consistent with past custom and practice since January 1, 2003.

“Owned Real Property” shall have the meaning set forth in Section 3.10(a).

“PBGC” shall have the meaning set forth in Section 3.20(f).

“Pension Plan” shall have the meaning set forth in Section 5.16(c).

“Permitted Encumbrance” shall mean as of any particular time: (a) liens for current state and local property taxes not yet due and payable; (b) covenants, restrictions, liens, encumbrances, servitudes, rights-of-way, easements, exceptions, limitations and agreements contained in instruments of record which, individually or in the aggregate, are not material in character, amount or extent and which do not materially adversely affect, detract from or inhibit the use or ownership of such assets or the conduct of the FiberVisions Business as presently used, owned or conducted; (c) any liens or encumbrances in connection with the Debt Financing; and (d) the items, if any, listed in Schedule 1.2.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, any other form of business organization, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plan” shall have the meaning set forth in Section 3.20(a).

“Principal Officer” shall have the meaning set forth in Section 3.6(j).

“Projections” shall mean the twelve-month financial projections of the Company prepared by SPG for fiscal 2007 based on the unaudited financial statements for the ten-month period ended October 31, 2007 and projections for the fourth quarter ending on December 31, 2007, which shall include the computation of the Estimated Earnout EBITDA.

“Purchasing Person” shall have the meaning set forth in Section 5.10(a)(iii).

“Real Property” shall mean with respect to each parcel of land, such land, together with all buildings, facilities, houses and other structures and improvements thereon; all rights, privileges, hereditaments and appurtenances appertaining thereto; and to the extent constituting fixtures under applicable law, all installations, equipment and other property attached thereto or located thereon.

“Registered Company IP” shall have the meaning set forth in Section 3.11(a).

“Registered Intellectual Property Rights” shall mean all registered patents, trademarks, copyrights and domain names.

“Required Consent Contract” shall mean any Company Contract that requires the consent of another party to such Contract upon a change in control of the Company as is provided for in this Agreement.

“Restructuring” shall have the meaning set forth in the preamble hereto.

“Retained Employees” shall have the meaning set forth in Section 5.16(a).

“Schedules” shall mean the disclosure schedules delivered by each of the parties hereto, and which form a part of this Agreement.

“Securities Act” shall have the meaning set forth in Section 3.12(d).

“SPG Indemnified Parties” shall have the meaning set forth in Section 8.1(a).

“SPG Indemnifying Parties” shall have the meaning set forth in Section 8.1(d).

“SPG Representatives” shall have the meaning set forth in Section 5.21.

“SPG Shares” shall have the meaning set forth in the preamble hereto.

“SPG Transaction Costs Cap” shall have the meaning set forth in Section 2.2(c).

“Stock” shall have the meaning set forth in the preamble hereto.

“Stockholders” shall have the meaning set forth in the preamble hereto.

“Stockholders Agreement” shall mean the form of the Stockholders Agreement attached hereto as Exhibit B.

“Straddle Period” shall have the meaning set forth in Section 8.1(a).

“Subsidiaries” shall mean any corporation, partnership, limited liability company or other entity a majority of the equity interests of which are held, directly or indirectly, by the Company.

“Tax” or “Taxes” shall mean any and all federal, state, local, or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, and estimated taxes, or any other tax custom, duty, or governmental fee, or other like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Election” shall have the meaning set forth in the preamble hereto.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with the Internal Revenue Service or any other governmental body or tax authority or agency, whether domestic or foreign, including any consolidated, combined or unitary tax return.

“Term Note” shall mean any term note issued in connection with Section 5.2(c)(v) with the terms set forth in Schedule 5.2(c)(v).

“Third Person” shall have the meaning set forth in Section 8.6.

“Third-Person Claim” shall have the meaning set forth in Section 8.6.

“Title IV Plan” shall have the meaning set forth in Section 3.20(d).

“Transactions” shall mean all of the transactions contemplated in this Agreement, collectively, including, but not limited to, each of the transactions contemplated in Section 2 hereof and all actions in furtherance thereof.

“Transaction Costs Holdback” shall have the meaning set forth in Section 2.1(a)(iii).

“Transferred Employees” shall have the meaning set forth in Section 5.16(a).

“Transition Services Agreement” shall mean the Transition Services and Facilities Use and License Agreement between Hercules, the Company and SPG, substantially in the form attached to this Agreement as Exhibit D, to be executed and delivered at the Closing.

“Treasury Regulations” shall mean the regulations issued under the Code.

“Working Capital Floor” shall have the meaning set forth in Section 2.3(d)(i).

“WSP Dividend Amount” shall have the meaning set forth in Section 2.1(a)(iii) of this Agreement.

“WSP Shares” shall have the meaning set forth in the preamble to this Agreement.

“WSP Transaction Costs Cap” shall have the meaning set forth in Section 2.2(d).

“2005 Adjusted EBITDA” shall mean the Company’s adjusted EBITDA for fiscal year 2005 calculated from the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005 in accordance with Schedule 2.1(b)(iii).

“2005 Adjusted EBITDA Statement” shall have the meaning set forth in Section 2.3(a).

SECTION 2.   Transactions

.

2.1  Transactions and Closing

.

(a)  The following transactions shall take place on the Closing Date and are expressly conditioned upon each other:

(i)  Debt Financing. On the Closing Date, the Company shall effectuate the Debt Financing as set forth in Section 5.3.

(ii)  Restructuring. On the Closing Date immediately following the consummation of the Debt Financing, FV Denmark shall effectuate the Restructuring.

(iii)  Dividends to Stockholders. On the Closing Date immediately following the consummation of the Debt Financing and the Restructuring, the Company shall pay a dividend from the proceeds of the Debt Financing (1) to Hercules in the amount of Forty-One Million Eight Hundred Thousand Dollars ($41,800,000) (the “Hercules Dividend Amount”), and (2) to WSP in the amount of Forty Million Two Hundred Thousand Dollars ($40, 200,000) (the “WSP Dividend Amount”). The remaining Eight Million Dollars ($8,000,000) in proceeds from the Debt Financing (the “Transaction Costs Holdback”) shall be used by the Company for payment of the Total Transaction Costs to the parties as set forth in Section 2.2(b).

(b)  In addition, the following transactions shall take place on the Closing Date immediately following the transactions described in Section 2.(a)(i), (ii) and (iii) above and are expressly conditioned upon each other:

(i)  Contribution and Issuance of the SPG Shares. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, SPG shall contribute to the Company in cash Twenty-Seven Million Dollars ($27,000,000) (the “Contribution Amount’) in exchange for the SPG Shares (the “Contribution”). Immediately following the Contribution, each of SPG and Hercules shall hold 33.78% of the Stock of the Company and WSP shall hold 32.44% of the Stock of the Company.

(ii)  Redemption of the Hercules Shares. On the terms and subject to the conditions set forth in this Agreement on the Closing Date immediately following the Contribution, the Company shall redeem all of the Hercules Shares for (i) the redemption price of Twenty-Seven Million Dollars ($27,000,000) (the “Redemption Price”), subject to the post-closing adjustments as set forth in Section 2.3; and (ii) the right to the Earnout Payments as set forth in Section 5.2. Upon satisfaction of the conditions set forth in this Agreement, SPG shall hold shares of Stock, which represent, in the aggregate, 51% of the Stock and WSP shall hold shares of Stock, which represent, in the aggregate, 49% of the Stock.

(iii)  Option Agreement. At the Closing, WSP and SPG shall enter into an Option Agreement, substantially in the form of Exhibit C attached hereto, pursuant to which WSP grants SPG an option to acquire shares of Stock from WSP, which represents in the aggregate, a fourteen percent (14%) equity interest in Stock.

(iv)  Transition Services Agreement. At the Closing, the Company and Hercules shall enter into a Transition Services Agreement, substantially in the form of Exhibit D attached hereto, pursuant to which Hercules agrees to provide certain services and support to the Company on a post-closing basis for a period not to exceed one (1) year from the Closing Date as provided in the Transition Services Agreement in exchange for the amounts to be paid to Hercules in connection with such services and/or support.

(c)  Closing. The Closing shall take place on the last business day of the monthly accounting period of the Company following the date on which the conditions set forth in Article VI are satisfied or such other date as mutually agreed in writing by the parties hereto. The consummation of the transactions contemplated hereby shall be referred to herein as the “Closing” and at 11:59 p.m. on the date on which the Closing occurs shall be herein referred to as the “Closing Date.” Time shall be of the essence with respect to the Closing Date. For the avoidance of doubt, the parties to this Agreement agree for tax purposes to treat the transactions described in Section 2.1(a) as occurring prior to the transactions described in Section 2.1(b)(i) and (ii). Any Taxes arising out of the Restructuring will be allocable to the Pre-Closing Tax Period and the income generated by the Restructuring will be included in the Tax Return for the consolidated group for which Hercules is the common parent. The Closing shall take place at the offices of Hercules Incorporated at Hercules Plaza, 1313 North Market Street, Wilmington, DE 19894, or at such other location as the parties hereto may mutually agree.

(d)  Closing Procedures. At the Closing, the parties shall deliver to each other the instruments, documents and consideration and shall take the actions specified in Sections 6 and 7 hereof.

(e)  Payments. All payments to be made under this Agreement shall be paid by wire transfer of immediately available funds.

2.2  Total Transaction Costs

.

(a)  Each party shall pay its transaction costs at Closing and the parties shall be reimbursed in accordance with this Section 2.2. The Company shall pay all of the Debt Financing Costs. Any transfer taxes, including, but not limited to, registration or license fees, to be paid in connection with the Transactions shall be paid by the Company. At Closing, the Company shall submit to SPG and WSP a statement detailing the amount of the Debt Financing Costs.

(b)  At Closing, each of SPG and WSP shall submit to the Company invoices detailing transaction costs directly associated with this transaction, and the Company shall reimburse the Stockholders and SPG for such transaction costs, but only up to the caps described in 2.2(c) and 2.2(d).

(c)  SPG shall be reimbursed by the Company for costs paid by SPG and invoiced to the Company in accordance with subsection (b) up to a maximum of 65% of the amount determined after deducting Debt Financing Costs paid by the Company from $8,000,000 (the “SPG Transaction Costs Cap”)

(d)  WSP shall be reimbursed by the Company for costs paid by WSP and invoiced to the Company in accordance with subsection (b) up to a maximum of 35% of the amount determined after deducting Debt Financing Costs paid by the Company from $8,000,000 (the “WSP Transaction Costs Cap”)

(e)  In the event that the SPG transaction costs exceed the SPG Transaction Costs Cap, SPG shall bear all of its transaction expenses that exceed the SPG Transaction Costs Cap. In the event that the WSP transaction costs exceed the WSP Transaction Costs Cap, WSP shall bear all of its transaction expenses that exceed the WSP Transaction Costs Cap.

(f)  Except for the expenses to be reimbursed by the Company in accordance with this Section 2.2, or as otherwise indicated herein, each party shall bear its respective expenses incurred in connection with the preparation and execution of the Definitive Agreements and the consummation of the Transactions.

(g)  In the event that SPG does not exercise the Option during the option exercise period as provided in the Option Agreement, then SPG shall refund to WSP an amount equal to 14% of the sum of the SPG Transaction Costs Cap and the WSP Transaction Costs Cap.

2.3  Redemption Price Adjustments

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(a)  As promptly as reasonably practicable, but in any event not later than 60 days after the Closing Date, SPG shall deliver to Hercules (A) an unaudited balance sheet of the FiberVisions Group as of the Closing, which balance sheet shall be prepared from the books and records of the FiberVisions Group using the same accounting principles, procedures, policies, and methods that were used to prepare the Financial Statements, including that such statements shall be prepared in accordance with GAAP as consistently applied (the “Closing Date Financial Statements”), (B) a written statement of the Net Working Capital (the “Closing Date Net Working Capital Statement”) and (C) a written statement of the 2005 Adjusted EBITDA (the “2005 Adjusted EBITDA Statement”).

(b)  The Closing Date Balance Sheet, the Closing Date Net Working Capital Statement (and the Closing Date Net Working Capital set forth therein) and the 2005 Adjusted EBITDA Statement (and the 2005 Adjusted EBITDA set forth therein) shall be final and binding on the parties unless, within 15 days after delivery thereof to Hercules, written notice is given by Hercules to SPG of its objection, setting forth in reasonable detail Hercules’ basis for objection (the “Objection Notice”). Hercules may dispute items reflected on the Closing Date Financial Statements and the Closing Date Net Working Capital Statement only on the basis that such items were not arrived at in conformity with the accounting principles, procedures, policies, and methods that were used to prepare the Financial Statements and in conformity with Schedule 2.3(b)(i). Hercules may dispute items reflected on the 2005 Adjusted EBITDA Statement only on the basis that such items were not arrived at conformity with the accounting principles, procedures, policies and methods that were used to prepare the Financial Statements and in conformity with Schedule 2.3(b)(ii). If the Objection Notice is given, Hercules and SPG shall consult with each other with respect to the objection. If Hercules and SPG are unable to reach agreement within 30 days after the Objection Notice has been given, the dispute shall be submitted, as promptly as reasonably practicable, for resolution to the New York office of Ernst & Young, LLP or a mutually agreeable third-party firm of independent registered public accountants (the “Neutral Accountant”). Hercules and SPG agree to execute, if requested by the Neutral Accountant, a reasonable engagement letter with the Neutral Accountant. The Neutral Accountant shall make a determination, based solely on presentations by Hercules and SPG and not by independent review, as to (and only as to) each of the items in dispute, and shall be instructed that, in resolving such items in dispute, it must select a position with respect to the Closing Date Financial Statements, the Closing Date Net Working Capital Statement and/or 2005 Adjusted EBITDA Statement, as applicable that is either exactly SPG’s position with respect to the Closing Date Financial Statements, the Closing Date Net Working Capital Statement and/or 2005 Adjusted EBITDA Statement, as applicable or exactly Hercules’ position with respect to the Closing Date Financial Statements, the Closing Date Net Working Capital Statement and/or 2005 Adjusted EBITDA Statement, as applicable, or that is between such position of SPG and such position of Hercules. The Neutral Accountant shall furnish its determination as to the items in dispute (which determination shall have been made in accordance with this Agreement) to Hercules and SPG in writing together with a revised version of the Closing Date Net Working Capital Statement and/or 2005 Adjusted EBITDA Statement, as applicable, which shall have been revised by the Neutral Accountant to reflect its determination. The determination of the Neutral Accountant and the revised version of the Closing Date Net Working Capital Statement and/or 2005 Adjusted EBITDA Statement, as applicable reflecting the Neutral Accountant’s determination shall be final, conclusive and binding upon, and non-appealable by, Hercules and SPG. In connection with its determination of the disputed items, the Neutral Accountant shall be entitled to rely upon the accounting records and similar materials prepared in connection with the Closing Date Financial Statements, the Closing Date Net Working Capital Statement and/or 2005 Adjusted EBITDA Statement, as applicable.

The Company shall pay the fees and expenses of the Neutral Accountant. Hercules and SPG shall each use reasonable efforts to cause the Neutral Accountant to render its decision as soon as reasonably practicable (but in no event later than 30 days following the expiration of the 30-day period provided above for Hercules and SPG to resolve disputes before submission to the Neutral Accountant), including by promptly complying with all reasonable requests by the Neutral Accountant for information, books, records, and similar items. The Closing Date Net Working Capital Statement as finally determined pursuant to this Section 2.3(b) shall be referred to as the “Final Closing Date Net Working Capital Statement” and the Closing Date Net Working Capital as set forth in the Final Closing Date Net Working Capital Statement shall be the “Final Closing Date Net Working Capital.” The 2005 Adjusted EBITDA Statement as finally determined pursuant to this Section 2.3(b) shall be referred to as the “Final 2005 Adjusted EBITDA Statement” and the 2005 Adjusted EBITDA as set forth in the Final 2005 Adjusted EBITDA Statement shall be the “Final 2005 Adjusted EBITDA”.

(c)  During the period following the delivery of the Closing Financial Statements until the Final Closing Date Net Working Capital Statement and/or Final 2005 Adjusted EBITDA Statement is finally determined, to the extent reasonably necessary, SPG shall and shall cause the FiberVisions Group to (A) provide Hercules and their authorized representatives with reasonable access to the books, records, facilities, and employees of the FiberVisions Group, (B) provide Hercules as promptly as practicable after the delivery of the Closing Date Financial Statements with financial information for the FiberVisions Group for the period ending on the Closing Date, and (C) cooperate fully with Hercules and their authorized representatives.

(d)  If the Final Closing Date Net Working Capital is:

(i)  less than Thirty-Five Million Dollars ($35,000,000) (the “Working Capital Floor”), Hercules shall pay to the Company a dollar amount equal to the difference of the Working Capital Floor minus the Final Closing Date Net Working Capital, plus interest on such amount at the Federal Funds Rate from the Closing Date through the date of payment.

(ii)  equal to or greater than the Working Capital Floor, no payment shall be required to be made pursuant to this Section 2.3(d).

(e)  If the Final 2005 Adjusted EBITDA is:

(i)  less than Nineteen Million Two Hundred Ninety-Eight Thousand Dollars ($19,298,000.00) (the “Adjusted EBITDA Floor”), Hercules shall pay to the Company, a dollar amount equal to 5.8 times the difference of (1) the Adjusted EBITDA Floor minus (2) the Final 2005 Adjusted EBITDA.

(ii)  equal to or greater than the Adjusted EBITDA Floor, no payment shall be required to be made pursuant to this Section 2.3(e).

(f)  Any amounts required to be paid pursuant to Section 2.3 shall be paid by wire transfer of immediately available funds to the Company’s account within five business days after the Final Closing Date Net Working Capital and/or Final 2005 Adjusted EBITDA is determined in accordance with Section 2.3.

(g)  Withholding Rights. SPG and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Section 2 such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If SPG or the Company so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which SPG or the Company made such deduction or withholding.

SECTION 3.   Representations and Warranties of Hercules and WSP

. Subject to Section 5.1 and Schedule 5.1, Hercules and WSP hereby make the representations and warranties set forth in this Section 3 as of the date hereof and as of the Closing Date. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED IN THIS SECTION 3, NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED IS MADE TO SPG.

3.1  Organization; Good Standing; Corporate Power

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(a)  Each of the Company and each Subsidiary (collectively, the “FiberVisions Group”) is a corporation, limited liability company, partnership or other legal entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The FiberVisions Group is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership of property or nature of the business conducted by it makes such qualification necessary. The Company, Hercules and WSP have made available to SPG true and complete copies of the organizational documents of each member of the FiberVisions Group as currently in effect and its organizational record books with respect to actions taken by its shareholders, members, directors and managers, as applicable.

(b)  Each member of the FiberVisions Group has the requisite power and authority, and possesses all licenses and permits necessary, to own or lease and operate the properties and assets owned by it and to conduct the FiberVisions Business conducted by it. Each member of the FiberVisions Group, Hercules and WSP has the requisite power and authority to execute and deliver the Definitive Agreements to which it is a party and to consummate the Transactions. The Definitive Agreements have been or, as applicable, will be as of Closing, duly executed and delivered by the FiberVisions Group, Hercules and WSP, as applicable. The performance by the members of the FiberVisions Group, Hercules and WSP of each of their respective obligations under the Definitive Agreements (as applicable) have been duly and validly authorized by all necessary action or proceeding required to be taken therefor.

(c)  This Agreement and each of the other Definitive Agreements, when executed and delivered by SPG, will constitute valid and legally binding obligations of each of the Company, Hercules and WSP, as applicable, enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) applicable federal or state securities law limiting rights of indemnification, and (iii) the effect of rules of law governing the availability of equitable remedies.

3.2  Noncontravention

. Except as set forth on Schedule 3.2, neither the execution, delivery and performance of the Definitive Agreements by Hercules, WSP or the applicable members of the FiberVisions Group, nor the consummation of the Transactions by any such Person will: (a) conflict with or result in a violation by any member of the FiberVisions Group, Hercules, or WSP of their respective organizational documents; (b) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, or give rise to the termination, modification, cancellation or acceleration of the time for performance or payment under, in any case, whether with or without the passage of time or the giving of notice or both, any material agreement, contract, lease, license, instrument, evidence of indebtedness or other arrangement to which any member of the FiberVisions Group is a party or by which any member of the FiberVisions Group is bound, or to which any of the FiberVisions Group’s assets are subject, except in the case of clause (b) for possible defaults, actions or omissions as would not reasonably be expected to have a Material Adverse Effect; (c) except for the applicable requirements of such consents, approvals, Orders, authorizations or notices as set forth on Schedule 3.2, violate any provision of any existing law, statute, judgment, decree, rule or regulation of any jurisdiction or any Order to which the Company or any of its assets or properties is subject; or (d) result in the creation or imposition of any Encumbrance on any of the material assets of the Company, except for Permitted Encumbrances, and except as would not be reasonably expected to have a Material Adverse Effect.

3.3  Brokers

. Except as set forth on Schedule 3.3, neither the Company, WSP nor Hercules has employed or retained any broker, finder or intermediary in connection with the Transactions. The fees and expenses of any broker, finder or intermediary set forth on Schedule 3.3 shall be paid in accordance with Section 5.8 hereof.

3.4  Equity Investments

. Except as otherwise disclosed on Schedule 3.4, the Company does not presently own of record or beneficially, directly or indirectly, or hold the right to acquire any capital securities or other ownership interest (or securities convertible into capital securities or other ownership interests) in any corporation, association, trust, partnership, limited liability company, joint venture, other business entity or other Person, except for investments in publicly traded or registered investment companies (e.g., mutual funds), equity securities, debt instruments, annuities, life insurance or money market type instruments (e.g., CDs, bank accounts), which relate to benefit and/or pension plans issued by entities in which the Company does not own more than five percent (5%) of the outstanding equity and does not actively participate in the business in which such investment is made.

3.5  Financial Statements

. Attached to Schedule 3.5 hereto are true and correct copies of the following financial statements of the FiberVisions Group (collectively, the “Financial Statements”): (a) audited consolidated financial statements for the fiscal years ended December 31, 2003 and December 31, 2004 and (b) unaudited consolidated financial statements as of and for the nine-month period ended September 30, 2005 (collectively, the “Most Recent Financial Statements”). The Financial Statements: (i) have been prepared from the books and records of the FiberVisions Group; (ii) present fairly in all material respects the financial position of the FiberVisions Group as of the respective dates indicated and the results of operations and cash flows for the respective periods indicated; and (iii) have been prepared in accordance with GAAP as consistently applied.

3.6  Operations in the Ordinary Course; No Material Adverse Effect

. Except as set forth in Schedule 3.6(a), there has been no Material Adverse Effect since January 1, 2005. Except as reflected in the Most Recent Financial Statements or in Schedule 3.6(a), or, for changes, events or transactions in the Ordinary Course of Business or that have not resulted in a Material Adverse Effect, since September 30, 2005, none of the following events has occurred:

(a)  any change in the assets, liabilities, financial condition or operating results of the FiberVisions Group, except as contemplated by this Agreement including, but not limited to, the transactions set forth in Section 2.3(a);

(b)  any material damage, destruction, casualty or loss (whether or not covered by insurance) to the assets, properties, financial condition, operating results, or business of the FiberVisions Group;

(c)  any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, collective bargaining agreement, severance (including the granting of any severance or termination pay), deferred compensation, pension, retirement, profit sharing, option (including the granting of options, appreciation rights, performance awards or restricted securities awards), securities purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable or otherwise accruing after the date hereof by Hercules, WSP or the FiberVisions Group to any present or former employee of the FiberVisions Group, except for amendments required to be made by Law or ministerial or administrative amendments;

(d)  except as contemplated hereby or as shown on Schedule 3.6(d), the entry by the FiberVisions Group, other than in the Ordinary Course of Business, into, material modification, termination, or cancellation of any transaction or contract material to the FiberVisions Group, or the entry into any commitment for the same, by the FiberVisions Group;

(e)  except as shown on Schedule 3.6(e), any transfer, mortgage, pledge, Encumbrance, assignment, sale or disposition by the FiberVisions Group of any portion of its non-current assets;

(f)  any receipt by the FiberVisions Group of written notice that any Contract to which the FiberVisions Group is a party has been or will be canceled or materially altered prior to its expiration date;

(g)  except as shown on Schedule 3.6(g), any capital expenditure(s) or commitment to make any capital expenditures in the aggregate by the FiberVisions Group in excess of $2,400,000 which items will remain with the FiberVisions Business after the Closing Date;

(h)  any satisfaction or discharge of any Encumbrance or payment of any obligation by the FiberVisions Group, except as shown on Schedule 3.6(h), or as contemplated by this Agreement;

(i)  except as set forth on Schedule 3.6(i), any sale, assignment, disposition (in whole or in material part), Encumbrance (other than Permitted Encumbrances), license, sale or transfer of any material Intellectual Property Rights of the FiberVisions Group;

(j)  any resignation or termination of employment of any principal officer of the FiberVisions Group listed on Schedule 3.6(j)(i) (each, a “Principal Officer”), or, to Hercules’ Knowledge, any impending resignation or termination of employment of any such Principal Officer, any such resignation or termination to be set forth on Schedule 3.6(j)(ii);

(k)  except as shown on Schedule 3.6(k), any outstanding loans, advancement of money or property, or guarantees made by the FiberVisions Group, to or for the benefit of any current or former employee, officer, manager or director, or any members of their immediate families in excess of $25,000;

(l)  any dividend, setting aside or payment or other distribution in respect of any of the Stock, or any direct or indirect redemption, purchase or other acquisition of any of the Stock by the FiberVisions Group, except as contemplated by this Agreement;

(m)  any material extraordinary losses or waiver of any rights of material value by the FiberVisions Group;

(n)  except as provided in this Agreement or the Option Agreement, any issuance, sale or transfer by any member of the FiberVisions Group of any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, any bonds or debt securities;

(o)  any change in any of the accounting policies, practices or procedures of the FiberVisions Group;

(p)  any amendments or modifications of the organizational documents of any member of the FiberVisions Group;

(q)  any settlement or compromise by the FiberVisions Group of any suit, claim, proceeding or dispute or threatened suit, claim, proceeding or dispute; and

(r)  any authorization, approval, agreement or commitment by any member of the FiberVisions Group to take any of the foregoing actions.

(s)  any adoption of or change to any material Tax election, any change to any annual accounting period, any adoption or change to any accounting method with respect to Taxes, any filing of any amended Tax Return, any entering into any closing agreement, any settlement or compromise of any proceeding with respect to any Tax claim or assessment relating to the FiberVisions Group, any surrender of any right to claim a refund of Taxes, any consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the FiberVisions Group, or the taking of any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(t)  except as set forth on Schedule 3.6(t), there have been no material changes in customer terms offered by the Company that either extend payment dates or provide for discounts.

3.7  Undisclosed Liabilities

. Except as set forth on Schedule 3.7, no member of the FiberVisions Group has any obligations or liabilities (whether accrued, absolute, contingent, or otherwise, whether due or to become due and regardless of when or by whom asserted), except (i) liabilities incurred in the ordinary course of business since September 30, 2005, (ii) liabilities reflected on the Most Recent Financial Statements or the notes thereto, and (iii) liabilities otherwise disclosed in this Agreement.

3.8  Legal Compliance

. Except for such matters which do not have a Material Adverse Effect, each member of the FiberVisions Group is in compliance with all applicable Laws.

3.9  Tax Matters

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(a)  Each of the Company and the Subsidiaries has filed all material Tax Returns as required by Law and has paid all Taxes (whether or not shown to be due on such Tax Returns) owed by the Company and the Subsidiaries by their respective due dates (including extensions thereof). Such Tax Returns are correct and complete in all material respects. The provision for Taxes of the Company and the Subsidiaries as shown in the Most Recent Financial Statements is adequate for taxes due or accrued as of such date in accordance with GAAP, subject to normal recurring year-end adjustments.

(b)  There is no audit exam, notice of deficiency, refund litigation, tax claim, or notice of assessment or proposed assessment pending, or to the Knowledge of the Company, threatened, involving the Company or any of the Subsidiaries, except with respect to tax years 2002 and 2003, which are currently open and subject to audit. Neither the Company nor any Subsidiary has granted or been requested to grant waivers of any statute of limitations applicable to any claim for taxes that are still in effect.

(c)  There are no liens for Taxes with respect to the assets of the Company and the Subsidiaries (except for statutory liens for current Taxes not yet due).

(d)  Each of the Company and the Subsidiaries has complied with all applicable Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and has, within the time and within the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable Laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e)  No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the FiberVisions Group.

(f)  No member of the FiberVisions Group has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(g)  Neither the Company nor any of its U.S. Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date.

(h)  Neither the Company nor any U.S. Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i)  The FiberVisions Group has not engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(j)  None of the Company’s non-U.S. Subsidiaries is a passive foreign investment company as defined under Sections 1291 and 1298 of the Code. None of the Company’s non-U.S. Subsidiaries has recognized a material amount of Subpart F income as defined in Section 952 of the Code during a taxable year of such Subsidiary that includes but does not end on the Closing Date.

3.10  Real Property

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(a)  Schedule 3.10(a) describes all Real Property owned by the Company or any of the Subsidiaries that is used in the FiberVisions Business (the “Owned Real Property”). The Company and each Subsidiary listed on Schedule 3.10(a), as applicable, owns fee simple title to all of the Owned Real Property set forth opposite each parties’ name on Schedule 3.10(a) free and clear of any Encumbrances other than the Debt Financing and Permitted Encumbrances. None of the Owned Real Property is currently leased by any member of the FiberVisions Group to any Affiliate of the Company or to any third party.

(b)  Schedule 3.10(b) lists all of the Real Property leased to the FiberVisions Group (the “Leased Real Property” and, together with the Owned Real Property, the “FiberVisions Real Property”),

together with a list of all such leases, including respective expiration dates and monthly rentals. To Hercules’ Knowledge, the FiberVisions Group has good and valid title to the leasehold estates in all Leased Property. Each of the leases listed on Schedule 3.10(b) is in full force and effect and constitutes a legal, valid and binding obligation of the Company or a Subsidiary, as the case may be, and, to Hercules’ Knowledge, the other respective parties thereto and is enforceable in accordance with its terms. Under any such lease there is not any existing material breach or violation or default by any member of the FiberVisions Group, as the case may be, or to Hercules’ Knowledge, the other party thereto (or event or condition that, with notice or lapse of time would constitute a default).

(c)  Except as set forth on Schedule 3.10(c), there is no Real Property used in the FiberVisions Business that is not listed on Schedule 3.10(a) or Schedule 3.10(b).

(d)  No Taxes, assessments, water charges or sewer charges relating to any of the Real Property are delinquent and there are no special Taxes, assessments or charges pending or, to the Knowledge of the Company, threatened against any of the Real Property, except for any Taxes that are currently the subject of an ongoing good faith dispute or appeal to the relevant governmental authority.

(e)  All water, sewer, gas, electric, telephone and drainage facilities and other utilities required in the use and operation, in the ordinary course, of the Real Property, currently service the Real Property in such capacities are in compliance with applicable law.

(f)  The Real Property being operated by the FiberVisions Group is maintained in compliance with all building code, zoning and other applicable local, state and federal ordinances, regulations and requirements that affect the use and operation thereof, except where a failure to comply with any such building code, zoning or other applicable local, state or federal ordinance would not have a Material Adverse Effect. Except as set forth on Schedule 3.10(f), no member of the FiberVisions Group has received any written notice of violation of any law, municipal ordinance, Order or requirement having jurisdiction over or affecting the Real Property and which could reasonably be expected to have a material adverse effect on the Real Property as presently used primarily in or held for use by the FiberVisions Business.

(g)  The zoning classification of the various tracts comprising the Real Property permits the use of all and any part of the Real Property for the purposes and in the manner it is currently used. No member of the FiberVisions Group has received any written notice of any pending or contemplated change in the status of the zoning for any of Real Property. No member of the FiberVisions Group has any agreements currently in effect with any county or township in which any of the Real Property is located, or any other entity, public or private, that would prevent the use of any of the Real Property for the conduct of the FiberVisions Business in the ordinary course.

(h)  There are no pending or, to Hercules’ Knowledge, threatened eminent domain proceedings, appropriation or other proceedings involving the taking of any of the Real Property.

3.11  Intellectual Property

.

(a)  Schedule 3.11(a)(i) hereto sets forth all Registered Intellectual Property Rights owned by (x) the FiberVisions Group or (y) Hercules or WSP or their Affiliates used primarily in or held for use by the FiberVisions Business (the “Registered Company IP”). Except as set forth in Schedule 3.11(a)(ii) hereto, (A) the FiberVisions Group owns or possesses a valid license to use or otherwise has the right to use all of the Registered Company IP used in its business as currently conducted or proposed to be conducted, free of all Encumbrances, except for Encumbrances incurred in connection with the Debt Financing and Permitted Encumbrances; (B) all of such Registered Company IP are valid and enforceable, to Hercules’ Knowledge, and have not expired or been abandoned; (C) to Hercules’ Knowledge, such Registered Company IP, and the operation of the FiberVisions Business, do not infringe, misappropriate or otherwise violate (“Infringe”) the rights of others and are not being Infringed by others; (D) there is no pending, or to Hercules’ Knowledge, threatened action or Order before any Governmental Entity against the FiberVisions Group with respect to Registered Intellectual Property Rights, excluding any patent, trademark, copyright or domain name applications, and, to Hercules’ Knowledge, there is no valid basis for same; (E) the FiberVisions Group does not share any right, title or interests in or use any material Intellectual Property Rights with Hercules or any Affiliate; and (F) as of the Closing Date, Hercules and its Affiliates will have transferred to the FiberVisions Group Intellectual Property Rights owned or held by any of them primarily for the use or benefit of the FiberVisions Group.

(b)  Except as reflected in the Most Recent Financial Statements or as set forth on Schedule 3.11(b), no royalties, license fees or other compensation are payable by the FiberVisions Group to any other Person by reason of the ownership or use of any Intellectual Property Rights, and to Hercules’ Knowledge, no member of the FiberVisions Group has received written notice from any Person claiming any obligation or liability of any member of the FiberVisions Group (including any cease and desist letter or request to take a license) with respect to Intellectual Property Rights.

(c)  Except as set forth on Schedule 3.11(c), to Hercules’ Knowledge, none of the FiberVisions Group’s or any Stockholders’ officers, contractors, agents or employees has any claims whatsoever (whether direct, indirect or contingent) of right, title or interest in or to any of the Registered Company IP; nor, to Hercules’ Knowledge, are any of such individuals precluded by an agreement from engaging in any business which any member of the FiberVisions Group proposes to conduct as of the Closing Date. The FiberVisions Group takes all reasonable actions to protect and maintain their Registered Company IP and their ownership hereof.

(d)  Except as set forth in Schedule 3.11(d), there is, to Hercules Knowledge, no unregistered Intellectual Property Rights material to the Company and the Subsidiaries, taken as a whole, and (i) used in the operation of the FiberVisions Business, which Infringes the rights of others, and (ii) essential to the operation of the FiberVisions Business, which are being Infringed by others.

(e)  Schedule 3.11(e)(i) sets forth (i) all registrations being pursued but not yet obtained or issued and (ii) all applications for registration of patents, trademarks, copyrights and domain names made by or on behalf of either the FiberVisions Group or Hercules, WSP or any of their Affiliates in connection with Intellectual Property Rights of the FiberVisions Group or Intellectual Property Rights used primarily in or held for use by the FiberVisions Group (the "Registrations"). Except as set forth in Schedule 3.11(e)(ii), to Hercules' Knowledge, the Registrations were made and prosecuted in good faith and, if granted, any such resultant patent, trademark, copyright or domain name shall be considered valid and enforceable.

3.12  Capitalization of the Company and its Subsidiaries

.

(a)  Capitalization. As of the date hereof: (i) the authorized capital stock of the Company, and number of shares of each class of capital stock that is issued and outstanding, are set forth on Schedule 3.12(a); and (ii) except as set forth on Schedule 3.12(a), or as contemplated by this Agreement or the Stockholders Agreement, there are no outstanding equity or convertible securities of the Company or options, warrants, subscriptions, convertible debentures or other rights, commitments or any other similar agreements for the purchase of any capital stock of the Company. As of the Closing Date: (i) the only outstanding equity interests in the Subsidiaries are set forth on Schedule 3.12(a); and (ii) except as set forth on Schedule 3.12(a), or as contemplated by this Agreement or the organizational documents of the Subsidiaries, there are no outstanding equity or convertible securities of the Subsidiaries or options, warrants, subscriptions, convertible debentures or other rights, commitments or any other similar agreements for the purchase of any equity interests from the Subsidiaries. All Subsidiaries of the Company are set forth on Schedule 1.3.

(b)  Anti-Dilution. Except as contemplated by this Agreement, the Stockholders Agreement, the Certificate of Incorporation of the Company or as disclosed on Schedule 3.12(b) attached hereto, there are no anti-dilution or price adjustment provisions contained in any of the Stock issued by any member of the FiberVisions Group (or in any agreement providing rights to Stockholders) that will be triggered by the transfer of the Hercules Shares.

(c)  Voting Agreements, etc. Other than as set forth in the Stockholders Agreement, there are no voting trusts or agreements, stockholders agreements, pledge agreements, buy-sell agreements, transfer restrictions, rights of first refusal, rights of first offer, calls, preemptive rights, proxies relating to the equity interests of any member of the FiberVisions Group (whether or not such Person is a party thereto) or other rights or other agreements or commitments of any character obligating any such Person to issue, purchase, transfer or sell any of the equity interests.

(d)  Registration Rights. Except as set forth on Schedule 3.12(d), no Person has any right to cause the Company to effect the registration under the Securities Act of 1933, as amended (the “Securities Act”) of any of the Stock.

(e)  Valid Issuances. All outstanding shares of Stock are, or upon issuance against consideration therefor will be, duly and validly authorized, validly issued, fully paid and non-assessable.

3.13  Issuance of Securities

. All of the Stock has been duly authorized and validly issued, fully paid and non-assessable and, assuming the accuracy of the representations and warranties of SPG in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

3.14  Required Consents; Approvals

. Except as specifically contemplated by this Agreement or the Stockholders Agreement, no member of the FiberVisions Group is required to obtain any consent, approval, permit, authorization or order of, or make any filing or registration with, any Governmental Entity or stock market or any third party, including, without limitation, any filing under the HSR Act, in order for it to execute, deliver or perform any of its obligations under this Agreement or any other Definitive Agreement in accordance with the terms hereof or thereof or to transfer the Stock. Except as disclosed in Schedule 3.14 hereto, all consents, approvals, permits, authorizations, orders, filings and registrations which the FiberVisions Group is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

3.15  Contracts

. (a) True and correct copies of all Material Contracts to which any member of the FiberVisions Group is a party or by which any of the properties, rights or assets used in the FiberVisions Business is bound or affected have been made available to SPG, or its advisers or representatives. “Material Contract” shall mean any (i) Contract to which any member of the FiberVisions Group is a party which involve payments to or from any such member in excess of $75,000 under its remaining term; (ii)  material license agreements (other than licenses arising from the purchase of “off the shelf” or other standard software products); (iii) material distributor, dealer, manufacturer’s representatives, sales agency, advertising, property, management or brokerage contracts; (iv) contracts outside of the Ordinary Course of Business for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than $75,000 under its remaining term; (v) contracts outside the Ordinary Course of Business for the purchase or sale of any real or personal property having a value of more than $150,000 or agreements or arrangements for the grant of any preferential rights to purchase any of the assets used in the FiberVisions Business, properties or rights having a value of more than $150,000; (vi) collective bargaining agreement or contract with any labor union, other than the national agreements described on Schedule 3.19(a)(ii); (viii) guaranty of any obligation for borrowed money or other guaranty; (xi) lease or agreement under which it is lessee of, or holds or operates any real or personal property owned by any other party, for which the annual rental exceeds $75,000, other than as described on Schedule 3.10(b); (ix) lease or agreement under which it is the lessor of or permits any third party to hold or operate any property, real or personal (including equipment), for which the annual rental exceeds $150,000; (x) joint venture agreements or arrangements or other agreements involving the sharing of profits, other than as described on Schedule 3.10(b); (xi) Contracts with any Person that has the effect of limiting or restricting in any material respect, the FiberVisions Group’s ability to market, promote, sell or provide factoring in any geographic area as to or for the benefit of any Person; (xii) Contracts (or group of related contracts) under which the consequences to the FiberVisions Group of a default (by either the member of the FiberVisions Group, as the case may be, or the other party or parties to the contract(s) in question) or termination would have a Material Adverse Effect; and (xiii) Contracts with (A) Hercules or WSP or any Affiliate of either (other than the members of the FiberVisions Group) for matters other than those covered by the Transition Services Agreement, or (B) any officer, director or employee of another member of the FiberVisions Group, Hercules, WSP or any Affiliate of Hercules or WSP (other than employment agreements covered by clause (ii) above and other than as listed on Schedule 3.19(a)(ii)).

(b) Each of the Contracts: (i) has been duly and validly executed by the Company or a Subsidiary, as applicable, (ii) is in full force and effect in accordance with its terms, and (iii) constitutes the legal, valid and binding obligation of the applicable member of the FiberVisions Group and to Hercules’ Knowledge the other parties thereto and is enforceable by the Company or such Subsidiary, except as such enforcement may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (2) applicable federal or state securities laws limiting rights of indemnification and (3) the effect of rules of law governing the availability of equitable remedies.

3.16  Insurance

. Schedule 3.16 hereto sets forth information regarding all material insurance policies maintained by or for the benefit of the FiberVisions Group, including the insurer, the amount of the coverage (including applicable deductibles), the type of insurance, the policy number, any pending material claims thereunder as to which the FiberVisions Group has received notice and which relate to the FiberVisions Group and a summary of all material claims made thereunder as to which the FiberVisions Group has received notice and which relate to the FiberVisions Group in the twelve (12) months immediately preceding the date hereof. All of the insurance policies described on Schedule 3.16 are in full force and effect in all material respects and will be maintained in full force and effect as they apply to any matter, action or event occurring through the Closing Date, and no member of the FiberVisions Group has reached or exceeded its policy limits for any insurance policies in effect at any time during the past three (3) years. No member of the FiberVisions Group is in default with respect to its material obligations under any of such insurance policies. The FiberVisions Group has not failed to give any notice of any claim under any such policy in due and timely fashion except to the extent such failure has been remedied or otherwise would not have a Material Adverse Effect. The FiberVisions Group has not received written, and to Hercules’ Knowledge, oral, notice of cancellation or nonrenewal of any such policy. The Company has not failed to pay premiums when due under the insurance policies described on Schedule 3.16, except to the extent such failure has been remedied or otherwise would not have a Material Adverse Effect.

3.17  Environmental Matters

. Except as set forth in Schedule 3.17, (i) the Company and each of the Subsidiaries operates, and during the term of all applicable statutes of limitation operated, in compliance in all material respects with all applicable Environmental Laws and, to Hercules' Knowledge, no condition or circumstance currently exists that would reasonably be expected to prevent or materially interfere with such compliance; (ii) there has been no release, threatened release, discharge, treatment, storage, installation, arranging for disposal or disposal by the Company, any of the Subsidiaries, or, to Hercules' Knowledge, any other Person, of Hazardous Materials on, at, under or from any Real Property (including any improvement thereon) or any other facility currently or previously owned, leased or operated by the Company or any of its Subsidiaries which would reasonably be expected to result in the imposition of any material liability on the Company or any Subsidiary under any Environmental Law; (iii) the Company and the Subsidiaries have all material Environmental Permits necessary to conduct the FiberVisions Business; (iv) no action, suit, claim, proceeding, inquiry or investigation is pending, or, to Hercules' Knowledge, threatened, by any Governmental Entity or other Person against the Company or any of the Subsidiaries relating to any Environmental Law; (v) the Company has made available to SPG, or its advisers or representatives, copies of all non-privileged material reports, studies, analyses, tests or monitoring possessed, controlled or initiated by the Company pertaining to either any Hazardous Materials released on, at or under any Real Property or any other facility currently or previously owned, or leased or operated by the Company or any of the Subsidiaries or the Company's or the Subsidiaries' compliance with, or liability under, Environmental Laws; and (vi) neither the execution of this Agreement by Hercules or WSP nor their respective consummation of the Transactions requires a consent, filing, notice or submission under or relating to any applicable Environmental Law.

3.18  Litigation

. Except as set forth on Schedule 3.18, (a) there is no action, suit, claim, proceeding, inquiry or investigation at law or in equity before any Governmental Entity, pending or, to Hercules’ Knowledge, threatened against or relating to any member of the FiberVisions Group or any of their respective officers, managers or directors in their capacity as such, including, but not limited to, discrimination claims, retaliatory discharge claims, sexual harassment claims and claims of unfair labor practices, that would have a Material Adverse Effect and, to Hercules’ Knowledge, there are no facts or circumstances that would reasonably be expected to result in such action, and (b) no member of the FiberVisions Group is subject to any arbitration proceedings under collective bargaining agreements or otherwise, or to any outstanding judgment, order or decree of any court or Governmental Entity.

3.19  Employment Relations

.

(a)  Except as set forth on Schedule 3.19(a)(i), (i) each member of the FiberVisions Group is in material compliance with all federal, state or other applicable laws, respecting employment and employment practices, safety, terms and conditions of employment and wages and hours, and, to Hercules’ Knowledge, has not and is not engaged in any unfair labor practice and has not been advised of any effort to organize any of the Company’s work force for collective bargaining purposes, (ii) none of the members of the FiberVisions Group have or maintain written employment or consultation agreements with any employee of, or consultant to, any member of the FiberVisions Group (other than those employment and consultant agreements, including national agreements, listed on Schedule 3.19(a)(ii)), and (iii) none of the members of the FiberVisions Group extend any perquisite or benefits to any employee or consultant other than the perquisites and benefits described in Sections 3.15, 3.19 or 3.20 hereto.

(b)  No member of the FiberVisions Group maintains or sponsors any defined benefit pension plan covered by Title IV of ERISA nor has any member of the FiberVisions Group ever participated in any multi-employer pension trust (Taft Harley pension plan). Except as set forth on Schedule 3.20(a), no member of the FiberVisions Group on its own, or together with any other member of the FiberVisions Group, maintains or is it a contractual party to any welfare benefit plan as defined in Title I of ERISA other than its participation in Hercules sponsored welfare benefit plans.

3.20  Employee Benefit Plans

.

(a)  Schedule 3.20(a) contains a true and complete list of each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), except for employee benefit plans as to which the expenses and liabilities thereunder could not exceed $25,000 in any one year, including, without limitation, all severance, bonus, equity compensation, pension, retirement, insurance, collective bargaining, profit sharing, medical, vision, hearing, dental, prescription drug, health, life insurance, disability, flexible benefit, employee assistance, employee loan, tuition reimbursement, dependent care assistance, pre-paid legal, employment, consulting, retention, change of control, deferred compensation, incentive compensation, stock purchase, stock option or fringe benefit plans, agreements, programs, policies or other arrangements or understandings, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise) whether written or unwritten, formal or informal, legally binding or not, under which (i) any current or former employee, officer, director or independent contractor of the Company or of any other member of the FiberVisions Group (the “Group Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by any member of the FiberVisions Group or of the Company Group (as defined below), or (ii) any member of the FiberVisions Group or of the Company Group has had or has any present or future liability providing benefits for any Group Employee. Each such plan, agreement, program, policy and arrangement (including any such arrangement contained within the provisions of an individual employment or consulting agreement and employee benefit plans as to which the expenses and liabilities thereunder could not exceed $25,000 in any one year) shall each be referred to as a “Plan”.

(b)  With respect to each Plan, except for employee benefit plans as to which the expenses and liabilities thereunder could not exceed $25,000 in any one year, Hercules has delivered or otherwise made available to SPG, or its advisers or representatives, true and complete (i) copies of all plan documents (including all amendments), trust documents, employee benefit insurance contracts and summary plan descriptions.

(c)  Each Plan hereto has at all times been maintained and administered in all material respects in accordance with its terms and the applicable requirements of the Code, ERISA and any other applicable Law. Except as set forth on Schedule 3.20(c), (i) no event has occurred and no condition exists that would subject the Company or any other member of the FiberVisions Group by reason of their affiliation with any member of their controlled group of organizations (within the meaning of Section 414(b), (c), (m) or (o) of the Code) (collectively, the “Company Group”) to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with any Plan, and (iii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan.

(d)  Except as set forth on Schedule 3.20(d), no member of the FiberVisions Group or of the Company Group (i) now maintains or has ever maintained a plan (whether or not identified on Schedule 3.20(a)) that is subject to Title IV of ERISA (each, a “Title IV Plan”), (ii) participates in, contributes to, or at any time during the last 15 years participated in or has been obligated to contribute to, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or has ever incurred any withdrawal liability with respect to a multiemployer pension plan which remains unsatisfied; or (iii) now maintains or has ever maintained a plan (whether or not identified on Schedule 3.20(a)) which provides for benefits or coverage of any former Group Employee or his or her dependents, except to the extent required by Section 4980B of the Code or Section 601, et seq., of ERISA.

(e)  All material contributions required to have been made to any Plan or Title IV Plan by any member of the FiberVisions Group or any member of the Company Group have been made within the time required by the Plan or Title IV Plan and applicable Law.

(f)  Except as set forth on Schedule 3.20(f), there are (i) no material actions, suits, negotiations, demands, proposals, investigations, proceedings or claims pending, or to Hercules’ Knowledge, threatened (other than routine claims for benefits) with respect to any Plan or Title IV Plan, (ii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Title IV Plan concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).

(g)  Except as set forth on Schedule 3.20(g), no plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in: (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) limit or restrict the right of any member of the FiberVisions Group to merge, amend or terminate any of the FiberVisions Group sponsored Plans, (iv) cause any member of the FiberVisions Group to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Plans which would not be deductible under Section 280G of the Code.

(h)  No member of the FiberVisions Group, or any member of the Company Group has any unpaid civil liability under Section 502(l) of ERISA.

(i)  Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that is currently effective as to such qualification from the Internal Revenue Service, or is entitled to rely on a favorable opinion letter that is currently effective issued by the Internal Revenue Service to a prototype plan sponsor. Neither the Company, nor any member of the Company Group knows of an event that has occurred, either by reason of any action or failure to act, which would cause any such Plan not to be so qualified under Section 401(a) of the Code.

(j)  Schedule 3.20(j) lists open relocation cases for which the Company has accrued expenses.

3.21  Transactions with Interested Persons

. Except as disclosed on Schedule 3.21 hereto, (a) no officer, director, or 5% stockholder or Affiliate of any member of the FiberVisions Group, Hercules or WSP, or any individual in the immediate household of any individual listed on Schedule 1.1 is a party to any agreement, contract, commitment or transaction with any member of the FiberVisions Group nor has any material interest in any material property used by any member of the FiberVisions Group, other than in the Ordinary Course of Business, and (b) to Hercules’ Knowledge, none of the foregoing owns, directly or indirectly, a material interest in any business that is a competitor, customer or supplier of any member of the FiberVisions Group. To Hercules’ Knowledge, no Principal Officer is considering termination of employment. To Hercules’ Knowledge, there is no contractual restriction precluding or restricting the Company from employing as a key management employee any Person presently employed by the Company or any Person to whom an offer of such employment by the Company is currently pending.

3.22  Customers and Suppliers

. To Hercules’ Knowledge, since the Most Recent Financial Statements, no member of the FiberVisions Group has received any notice, to the effect that any of the ten largest customers or the ten largest suppliers (for the nine months ended September 30, 2005) may terminate or materially alter its business relations with any member of the FiberVisions Group, either as a result of the transactions contemplated by the Definitive Agreements or otherwise.

3.23  Inventory

. The inventory of each member of the FiberVisions Group (a) is sufficient for the operation of such entity in the ordinary course consistent with past practice, (b) consists of items which are good and merchantable within normal trade tolerances, (c) is of a quality and quantity presently usable or saleable in the ordinary course of business (subject to applicable reserves), (d) is valued on the books and records of such entity at the lower of cost or market with the cost determined under the first-in-first-out or weighted average inventory valuation method consistent with past practice and (e) is subject to reserves determined in accordance with GAAP consistently applied. No previously sold inventory is subject to returns in excess of those historically experienced by each member of the FiberVisions Group. Stores and Spares Inventory are valued consistent with the Hercules practices used in the Financial Statements.

3.24  Accounts Receivable; Accounts Payable

.

(a)  The Company, Hercules and WSP have delivered to Buyer schedules of the FiberVisions Group’s accounts receivable as of the date of the balance sheet included in the Most Recent Financial Statements (the “Receivables”) showing the amount of each such Receivable and an aging of amounts due thereunder (the “Receivables Schedules”), which schedules are true and complete as of that date. Except as provided for in the allowance for doubtful accounts (such allowance having been determined in accordance with Company policies consistently applied), all Receivables which are reflected on the balance sheet included in the Most Recent Financial Statements (i) are valid, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business, (iii) are not subject to any material refunds or material adjustments or any material defenses, rights of set-off, assignment, restrictions, security interests or other Encumbrances and (iv) to Hercules’ knowledge, no debtor who, as of the date of the balance sheet included in the Most Recent Financial Statements, owed the FiberVisions Group more than $100,000, is involved in or subject to a bankruptcy or insolvency proceeding, except as provided in the reserve. Except as set forth on the attached Receivables Schedule, all such Receivables are current, and there are no disputes regarding the collectibility of any such Receivables.

(b)  The accounts payable of FiberVisions Group reflected or on the balance sheet included in the Most Recent Financial Statements arose from bona fide transactions in the ordinary course of business.

3.25  Bank Accounts

. Schedule 3.25 hereto sets forth a list of the bank names, locations and account numbers of all bank and safe deposit box accounts maintained by or for the benefit of the FiberVisions Group, including any custodial accounts for securities owned by the FiberVisions Group, and the names of all persons authorized to draw thereon or have access thereto.

3.26  Title

. Hercules is the beneficial and record owner of all of the Hercules Shares. Hercules has good and marketable title to the Hercules Shares, free and clear of any Liens, except with respect to liens granted in connection with the Debt Financing and the Credit Agreement. WSP is the beneficial and record owner of all of the WSP Shares. WSP has good and marketable title to the WSP Shares, free and clear of any Liens, except with respect to liens granted in connection with the Debt Financing and the Credit Agreement. Upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, SPG will acquire good and marketable title to all of the Hercules Shares, free and clear of any Liens, other than transfer restrictions under federal and state securities laws, any Liens granted by SPG and the liens granted in connection with the Debt Financing.

3.27  Asbestos

. To Hercules’ Knowledge, (i) asbestos has never been incorporated into any products manufactured or sold by any member of the FiberVisions Group and (ii) no claim by any Person (including employees) has ever been asserted against any member of the FiberVisions Group, which claim alleges bodily injury or death from exposure to asbestos.

3.28  Former Business Transactions

. Schedule 3.28 sets forth a list of all business transactions not in the ordinary course of business consummated since January 1, 1997 by any member of the FiberVisions Group involving sales of businesses or dispositions of capital assets (having a net book value of more than $250,000 at the time of the transaction).

3.29  Survival of Representations

. All representations and warranties set forth in Sections 3.9 and 3.20 shall survive until 30 days after the expiration of the applicable statute of limitations. All representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.12 and 3.26 shall survive indefinitely. All representations and warranties set forth in Section 3.17 shall survive the Closing Date for a period of two (2) years. All other representations and warranties contained in this Section 3 shall survive the Closing Date for a period of eighteen (18) months.

SECTION 4.   Representations, and Warranties of SPG

. SPG represents and warrants to the Company and the Stockholders as follows:

4.1  Organization; Good Standing; Corporate Power

.

(a)  SPG is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, as set forth in Schedule 4.1, and is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership of property or nature of the business conducted by it makes such qualification necessary.

(b)  SPG has the requisite power and authority to execute and deliver the Definitive Agreements and to consummate the Transactions. The Definitive Agreements have been or, as applicable, will be as of Closing, duly executed and delivered by SPG. The performance by SPG of its obligations under the Definitive Agreements have been duly and validly authorized by all necessary action or proceeding required to be taken therefor.

(c)  This Agreement and each of the other Definitive Agreements, when executed and delivered by the Company, Hercules and WSP (as applicable), will constitute valid and legally binding obligations of SPG, enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) applicable federal or state securities law limiting rights of indemnification, and (iii) the effect of rules of law governing the availability of equitable remedies.

4.2  Noncontravention

. The execution, delivery and performance of the Definitive Agreements by SPG and the consummation by SPG of the Transactions will not (a) conflict with or result in a violation of SPG’s organizational documents or (b) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, or give rise to the termination, modification, cancellation or acceleration of the time for performance or payment under, in any case, whether with or without the passage of time or the giving of notice or both, any FiberVisions Group agreement, contract, lease, license, instrument, evidence of indebtedness or other arrangement to which SPG is a party or by which SPG is bound, or to which any of SPG’s assets is subject; or (c) violate any provision of any existing law, statute, judgment, decree, rule or regulation of any jurisdiction or any to which SPG or any of its properties or assets is subject. SPG is not in violation of its organizational documents.

4.3  Investment

. SPG is acquiring the Hercules Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any public distribution thereof, nor with any present intention of distributing or selling the same, and it has no obligation, indebtedness or commitment providing for the disposition thereof. SPG represents that it will not distribute or transfer any of the Hercules Shares, in the United States except in compliance with applicable federal and state securities laws, and only in compliance with the applicable provisions and restrictions set forth in the Stockholders Agreement. SPG further represents that it understands that: (a) the Hercules Shares have not been registered under the Securities Act or the securities laws of any state by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof predicated upon SPG’s warranties contained in this Section 4; and (b) the Hercules Shares cannot be sold unless a subsequent disposition thereof is registered under the Securities Act and under any applicable state securities law or is exempt from such registration.

4.4  Knowledge

. SPG represents and warrants to the Company that under all applicable securities laws and otherwise, it has (i) such knowledge and experience in financial and business matters as is necessary to enable it to evaluate the merits and risks of an investment in the Company; and (ii) it has such liquidity and capacity to sustain a complete loss of its investment in the Company. SPG acknowledges that it, or its advisers or representatives, has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the merits and risks of investing in the Company; (b) access to information about the Company and the Subsidiaries, their respective results of operations, financial condition and cash flow, and business, in each case sufficient to enable SPG to evaluate whether to proceed with the execution and delivery of this Agreement and the acquisition of the Hercules Shares; and (c) the opportunity to obtain such additional information that the Company or the Subsidiaries possess, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to the acquisition of the Hercules Shares. SPG understands and acknowledges that no foreign, federal or state authority has made any finding or determination as to the fairness for investment of the Hercules Shares or has recommended or endorsed the Hercules Shares.

4.5  Accredited Investor

. SPG is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

4.6  Accuracy of Certain Information

. The state or country of SPG’s principal office and its exact legal name are accurately set forth on Schedule 4.6 hereto.

4.7  Brokers

. Except as set forth on Schedule 4.7 hereto, SPG has not employed or retained any broker, finder, or intermediary in connection with the Transactions. The fees and expenses of any broker, finder or intermediary set forth on Schedule 4.7 shall be paid in accordance with Section 5.8 hereof.

4.8  Required Consents; Approvals

. SPG is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency or stock market or any third party, including, without limitation, filings under the HSR Act, in order for it to execute, deliver or perform any of its obligations under this Agreement and the Stockholders Agreement in accordance with the terms hereof or thereof or to purchase the Stock from Hercules.

4.9  Survival of Representations

. All representations and warranties set forth in Section 4.1, 4.2 and 4.7 shall survive indefinitely. All representations and warranties set forth in Sections 4.3, 4.4 and 4.5 shall survive until the expiration of the applicable statute of limitations. All other representations and warranties set forth in this Section 4 shall survive the Closing Date for a period of eighteen (18) months.

SECTION 5.   Covenants

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5.1  Conduct of the Business

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(a)  The Company, Hercules and WSP covenant and agree that, before the Closing Date, unless SPG shall otherwise consent in writing or as otherwise contemplated by this Agreement or as set forth in Schedule 5.1 hereto, no member of the FiberVisions Group shall take any action, which, if taken prior to the date hereof and not set forth on the schedules referenced in Section 3, would cause a representation in Section 3 to be untrue, including, that the Company shall continue to make capital expenditures in the ordinary course consistent with Schedule 3.6(g). Notwithstanding anything herein to the contrary, no matter set forth in Schedule 5.1 hereto shall be a breach of the representations and warranties set forth in Section 3 hereof.

(b)  SPG covenants and agrees that after the Closing Date: (i) it will cause the Company to comply with all of its obligations and agreements under the Definitive Agreements so long as SPG controls the Company, subject to applicable Law; and (ii) in the event that SPG no longer controls the Company, it shall use commercially reasonable efforts to cause the Company to comply with all of its obligations and agreements under the Definitive Agreements.

5.2  Payment of Earnout to Hercules

. The Company shall, and SPG shall cause the Company to use commercially reasonable efforts to pay to Hercules the sums set forth in Sections 5.2(a) and (b) hereof upon the terms and conditions set forth herein; provided, that such payments do not violate the terms of the Debt Financing.

(a)  Fiscal 2006 Earnout Payment. For fiscal 2006, the Company shall pay to Hercules the amount (each of (i) and (ii) herein, the “Earnout Payment”) of (i) $5,000,000 if the Earnout EBITDA (as defined below) exceeds $22,000,000 and (ii) to the extent that the Earnout EBITDA exceeds $25,000,000, for any excess, an amount equal to the Earnout EBITDA in excess of $25,000,000 multiplied by five (5), up to a maximum Earnout Payment of $20,000,000. The Earnout Payment for fiscal 2006 shall be paid to Hercules within thirty (30) days after the amount of the Earnout EBITDA has been determined in accordance with this Section 5.

(b)  Fiscal 2007 Earnout Payment.

(i)  For fiscal 2007, the Company shall pay to Hercules an Earnout Payment equal to the product of the amount of any excess of the Earnout EBITDA in excess of $27,000,000 multiplied by four (4) up to a maximum Earnout Payment of $20,000,000. The amount of the Earnout Payment for fiscal 2007, which shall be paid to Hercules on December 15, 2007, shall be based on an estimated Earnout EBITDA (“Estimated Earnout EBITDA”) calculated from the Projections of the Company, subject to adjustment as set forth in Section 5.2(b)(iii) below. Copies of the Projections prepared by the Company setting forth its computation of the Estimated Earnout EBITDA for fiscal 2007 shall be submitted in writing to Hercules by November 20, 2007, and unless Hercules notifies the Company within ten (10) days after receipt of the Projections that it objects to the computation of the Estimated Earnout EBITDA set forth therein, the Projections and the

Estimated Earnout EBITDA shall be binding and conclusive for purposes of the Earnout Payment for fiscal 2007, subject to adjustment as set forth in Section 5.2(b)(iii) below. Hercules shall have reasonable access to the books and records of the Company and to its workpapers during regular business hours to verify the computation of the Estimated Earnout EBITDA made by the Company.

(ii)  If Hercules notifies the Company as set forth in Section 5.2(b)(i) above, that it objects to the computation of the Estimated Earnout EBITDA set forth in the Projections, the amount of the Estimated Earnout EBITDA shall be determined by negotiation between Hercules and SPG. If Hercules and SPG are unable to reach agreement within ten (10) days after such notification, the amount of the Estimated Earnout EBITDA to be paid to Hercules, subject to adjustment as set forth in Section 5.2(b)(iii) below, shall be the amount of the Earnout EBITDA for the ten-month period ended October 31, 2007 calculated from the unaudited financial statements for such period multiplied by 1.2.

(iii)  Within five (5) business days after the Final Earnout EBITDA (as defined below) for fiscal 2007 has been determined as set forth in Section 5.2(c)(iii) below and if the Final Earnout EBITDA differs from the Estimated Earnout EBITDA, then the Earnout Payment made to Hercules for fiscal 2007 shall be adjusted in accordance with the calculation set forth in Section 5.2(b)(i). If the Final Earnout EBITDA is greater than the Estimated Earnout EBITDA, the Company shall pay Hercules an amount of cash equal to the difference calculated in accordance with Section 5.2(b)(i). If the Final Earnout EBITDA is less than the Estimated Earnout EBITDA, Hercules shall refund the Company an amount of cash equal to the difference calculated in accordance with Section 5.2(b)(i).

(c)  General Provisions for Earnout Payments

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(i)  For purposes of this Agreement, “Earnout EBITDA” for any fiscal year shall have the meaning and be computed in the manner set forth in Schedule 5.2 attached hereto.

(ii)  The Earnout EBITDA of the Company for fiscal 2006 and 2007 shall be determined promptly after the close of each fiscal year by an audit conducted by the Company’s independent registered public accountants unless the parties agree to a mutually agreeable third-party firm of independent registered public accountants (either, the “Earnout Accountant”); provided, however, that the parties need not select the Earnout Accountant that calculates the 2006 Earnout Payment for purposes of calculating the 2007 Earnout Payment. If the Company and Hercules are unable to agree on the Earnout Accountant within five (5) business days, then the independent registered public accountants for each of the Company and Hercules, shall determine the Earnout Accountant. Copies of the Earnout Accountant’s report setting forth its computation of the Earnout EBITDA for each fiscal year shall be submitted in writing to Hercules and the Company as soon as practicable, and, unless either Hercules or the Company notifies the other within forty-five (45) days after receipt of such reports that it objects to the computation of the Earnout EBITDA set forth therein, the report shall be binding and conclusive for the purposes of this Agreement. The Company and Hercules shall have access to the books and records of the Company and to the Earnout Accountant’s workpapers during regular business hours to verify the computation of Earnout EBITDA made by the Earnout Accountant.

(iii)  If either Hercules or the Company notifies the other in writing within forty-five (45) days after receipt of the Earnout Accountant’s report that it objects to the computation of the Earnout EBITDA set forth therein, the amount of the Earnout EBITDA for the fiscal year to which such report relates shall be determined by negotiation between Hercules and the Company. If Hercules and the Company are unable to reach agreement within thirty (30) business days after such notification, the determination of the amount of the Earnout EBITDA for the period in question shall be submitted to the Earnout Accountant for determination, whose determination shall be binding and conclusive on the parties (the “Final Earnout EBITDA”). The disputing party shall pay the Earnout Accountant’s fees, costs and expenses, unless the Earnout Accountant determines that the Earnout EBITDA has been understated or overstated by less than ten percent (10%). In the event that the Earnout Accountant determines that the Earnout EBITDA has been understated or overstated by less than ten percent (10%), then the Company shall pay the Earnout Accountant’s fees, costs and expenses.

(iv)  Intentionally Omitted.

(v)  Notwithstanding any of the foregoing, in the event that the Company is not able to pay all or any portion of the Earnout Payments for fiscal 2006 or 2007 in accordance with this Section 5.2 because of the terms of the Debt Financing or otherwise, the Company shall issue a negotiable Term Note or Term Notes with the terms set forth on Schedule 5.2(c)(v). The Company shall use its commercially reasonable efforts to repay any such Term Note(s).

(vi)  The obligations of the Company set forth in this Section 5.2 shall inure to the benefit of Hercules and be binding on any of the Company’s successors or assigns.

(vii)  SPG shall not be permitted to set off any amount to which it may be entitled under this Agreement.

(viii)  Any amount payable by Hercules and WSP under Section 8 may be set off against amounts otherwise payable under this Section 5.2 and shall correspondingly reduce the amounts payable under this Section 5.2.

(ix)  All payments made under this Section 5.2 shall be made by wire transfer of immediately available funds as directed by the receiving party.

(d)  Any Earnout Payments shall be treated as an adjustment to the Redemption Price for tax purposes, unless otherwise required by applicable law.

5.3  Debt Financing

. Each of the Company and FV Denmark shall use its reasonable best efforts to assist SPG to seek and obtain funds sufficient to consummate a bank financing on the Closing Date (the “Debt Financing”), which shall: (a) be substantially in the form of (i) a first lien term loan of approximately Seventy Million Dollars ($70,000,000), a portion of which, not to exceed Forty Million Dollars ($40,000,000) will be made available to FV Denmark and (ii) a second lien term loan of approximately Twenty Million Dollars ($20,000,000) to the Company; (b) be of no recourse to the Stockholders; (c) permit the Company to make a dividend to Hercules of the Hercules Dividend Amount and a dividend to WSP of the WSP Dividend Amount, as well as, the other Transactions contemplated hereunder; and (d) have such other terms set forth on the Commitment Letters set forth as Exhibit E or on terms and conditions reasonably acceptable to SPG, Hercules and WSP, which consent shall not be unreasonably withheld.

5.4  Regulatory Filings and Approvals

. SPG, Hercules and WSP shall cooperate and use commercially reasonable efforts to (a) make all registrations, filings and applications with any Governmental Entity, (b) give all notices required by any Governmental Entity or as required by Law and (c) obtain any governmental transfers, approvals, Orders, qualifications and waivers necessary for consummation of the Transactions.

5.5  Stockholders Agreement

. As of the Closing Date, WSP, SPG and the Company shall have entered into the Stockholders Agreement.

5.6  Transition Services Agreement

. As of the Closing Date, Hercules, the Company and SPG shall have entered into the Transition Services Agreement.

5.7  Option Agreement

. As of the Closing Date, WSP and SPG shall have entered into the Option Agreement.

5.8  Transaction Costs

. The Total Transaction Costs shall be borne by the Company and the parties shall be reimbursed for such Total Transaction Costs as set forth in Section 2.2.

5.9  Resignations

. Hercules and WSP shall deliver to SPG the resignations, effective as of the Closing Date, of the directors and officers of the Company, set forth on Schedule 5.9, at least one day before the Closing Date.

5.10  Non-Competition

.

(a)  Hercules and WSP Non-Competition.

(i)  As of the Closing Date, neither Hercules nor WSP shall, directly or indirectly (including through Affiliates), engage in the Competing Business, except with the approval of the Company, or as otherwise provided in Schedule 5.10 hereto, until the fifth anniversary of the Closing Date.

(ii)  Neither Hercules nor WSP shall be in violation of this Section 5.10, if Hercules, WSP or any of their Affiliates, own, directly or indirectly, solely as an investment, securities of any Person engaged in the Competing Business that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside of the United States of America) if Hercules, WSP or any of their Affiliates, as the case may be, (x) is not a controlling Person or a member of a group that controls such Person and (y) does not, directly or indirectly, own more than 5% or more of the voting securities of such Person.

(iii)  Notwithstanding anything in this Section 5.10(a) to the contrary, neither Hercules nor WSP shall be in violation of the provisions herein if Hercules, WSP, or any of their Affiliates (in any such case, a “Purchasing Person”) after the Closing Date purchases the equity or assets of, or otherwise becomes affiliated with or participates in any enterprise engaged in the Competing Business, if less than ten percent (10%) of the gross revenues of such enterprise for the most recently completed fiscal year (the “Gross Revenues”) were derived from the Competing Business. In the event that ten percent (10%) or more of the Gross Revenues were derived from the Competing Business, then neither Hercules nor WSP shall be in violation of the provisions herein (notwithstanding anything in this Section 5.10(a) to the contrary), so long as the Purchasing Person shall use commercially reasonable efforts to divest, as soon as reasonably practicable (and in any event within less than one year of the date of purchase), all its interest in such enterprise relating to the Competing Business so that the Purchasing Person shall no longer have any Gross Revenues derived from the Competing Business. With respect to any divestiture pursuant to the immediately preceding sentence, the Purchasing Person shall provide written notice (the “Divestiture Notice”) to the Company, which notice shall set forth the proposed amount and form of consideration to be paid for the Competing Business to be divested and all other material terms and conditions of the proposed divestiture. The Company shall have the option, exercisable within 90 days of receipt of the Divestiture Notice, to elect to buy the Purchasing Person’s interest in the Competing Business proposed to be divested at the price and on the terms and conditions set forth in the Divestiture Notice by delivery of a written notice to the Purchasing Person (the “Election Notice”), which notice shall constitute the binding agreement of such other party to purchase all of such divestiture at the price and on the terms and conditions set forth in the Election Notice. If an Election Notice to the Purchasing Person is not delivered within 90 days after the receipt of the Divestiture Notice, the Purchasing Person may sell the business described in the Divestiture Notice at a price that is not less than the price (and on other terms and conditions that are not more favorable to the purchaser than as) set forth in the Divestiture Notice.

(iv)  Notwithstanding anything in this Section 5.10(a) to the contrary, if after the Closing Date a Person acquires (whether by merger, purchase or otherwise) more that fifty percent (50%) of the outstanding equity interests of Hercules or of the then total assets of Hercules and such Person, directly or indirectly, is engaged in, or later becomes engaged in, a Competing Business, then: (A) if less than ten percent (10%) of the Gross Revenues of such Person are derived from the Competing Business, such Person may, at its option, retain its interest in the Competing Business or (B) if more than ten percent (10%) of the Gross Revenues of such Person are derived from the Competing Business, such Person shall either use commercially reasonable efforts to divest, as soon as reasonably practicable (and in any event within less than one year of the date of acquisition), all of its interest in the Competing Business; provided that such Person shall first provide the Company with a right of refusal with respect to such Competing Business as if such right was exercised pursuant to the terms and conditions set forth in clause (iii) above or all of its interest in the FiberVisions Group, subject to Section 7.2 of the Stockholders Agreement; provided, however, that SPG may elect (at its sole discretion) to grant a waiver to such Person from this Section 5.10 whereby such Person shall be permitted (to the extent of applicable law) to retain its interest in the Competing Business or otherwise require such Person to retain its interests in the Company. In the case event that a

Person complies with subsections (A) or (B) above, neither Hercules, WSP nor such Person shall be in violation of this Section 5.10. In the event that pursuant to applicable law such Person is not permitted to retain the Competing Business, such Person may divest such business as soon as reasonably practicable.

i. SPG Non-Competition. As of the Closing Date, SPG shall not, directly or indirectly (including through Affiliates), engage or invest in the Competing Business until the earliest to occur of (i) the third anniversary of the Closing, (ii) the date on which SPG ceases to own a majority of the Stock and (iii) the date on which any Stockholder is no longer bound under Section 5.10(a). Notwithstanding the foregoing, this Section 5.10(b) shall not prohibit (i) SPG or any of its Affiliates from investing in or holding not more than 20% of the outstanding capital stock or other ownership interests of any Person engaged in a Competing Business or (ii) SPG or any of its Affiliates from hereafter acquiring and continuing to own and operate any entity which has operations that compete with the Company Business if such operations account for no more than 30% of such entity’s Gross Revenues.

(b)  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 5.10 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.10 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.10 is reasonable and necessary to protect and preserve the parties’ legitimate business interests and the value of the Stock and to prevent any unfair advantage conferred on another party.

5.11  Intentionally Omitted

5.12  Amendment to Credit Agreement

. Prior to the Closing Date, Hercules shall have entered into an amendment to the Credit Agreement pursuant to which Agent shall have (a) waived any of the requirements under the Credit Agreement with respect to the Company, (b) consented to the Transactions and the Definitive Agreements, (c) provided Hercules with a letter indicating that all applicable liens related to the FiberVisions Group have been satisfied and released, and (d) released the Company from any guarantees with respect thereto.

5.13  Efforts to Consummate

. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the Transactions, including without limitation the obtaining of all consents, authorizations, Orders and approvals of any third party, whether private or governmental, required in connection with such party’s performance of such Transactions, and each of the parties hereto shall cooperate with the others with respect to the foregoing; provided, however, that no party shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval of such third party.

5.14  Further Assurances

. The parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions, provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon any party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement.

5.15  Non-Solicitation; Non-Hire

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(a)  For a period of two years after the Closing Date, Hercules, WSP and SPG, and any of their Affiliates shall not, directly or indirectly, on their own behalf or on behalf of any other Person, solicit the employment of, or hire, any employee of the FiberVisions Group whose names appear on Schedule 5.16, except that nothing in this Section 5.15 shall prohibit Hercules, WSP or SPG, or any of their Affiliates, from hiring or soliciting the employment of any Person (other than the employees of the FiberVisions Group listed on Schedule 5.15 hereto (the “Executive Officers”)) who responds to a general solicitation not directed solely at such employees so long as such solicitation occurs at least three months after the Closing.

(b)  Hercules, WSP and SPG acknowledge that the remedy at law for breach of the provisions of this Section 5.15 shall be inadequate and that, in addition to any other remedy a party may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages. If any court construes the covenant in this Section 5.15, or any part of this Section 5.15, to be unenforceable in any respect, the court may reduce the duration or area to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforced.

5.16  Employee Matters

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(a)  Commencing as of the Closing Date and continuing through June 30, 2006, the Company agrees to continue to provide, or cause one of its Affiliates to continue to provide, the active employees of the FiberVisions Group who are employed as of the Closing Date (other than any such employees who are on long-term disability and are not expected to return to employment within six months of the Closing Date) and listed in Schedule 5.16 (the “Transferred Employees”) with base salaries or wage levels and employee welfare benefits that are comparable, in the aggregate, to the base salaries, wage levels and employee welfare benefits (other than with respect to equity awards or incentives, bonuses, severance, retiree medical benefits or benefits under a defined benefit pension plan) that were provided to the Transferred Employees as of the date hereof; provided, that, each Transferred Employee who is on short-term disability or on any other leave will continue to be an active employee of the FiberVisions Group and will continue to receive and be provided with welfare benefits under the Plans maintained by Hercules or any of its Affiliates (other than any member of the FiberVisions Group) until such time as the Transferred Employee recommences active employment with the Company or any other member of the FiberVisions Group and that if, and only if, any such Transferred Employee recommences active employment with the Company or any other member of the FiberVisions Group within six months following the Closing Date then the

Company or any of its designated Affiliates shall be responsible for reimbursing Hercules or its designated Affiliates for the cost of coverage under such Plans (so long as such costs are not otherwise already paid by or are the liability of the Company or of any one of its Affiliates pursuant to the Transition Services Agreement, or otherwise); provided, further, that neither the Company nor any of its Affiliates shall be obligated or required to continue to employ any Transferred Employee for any specific time following the Closing Date. Prior to the Closing Date, Hercules shall, or shall cause one of its Affiliates (other than any member of the FiberVisions Group) to, assume the terms and conditions of the employment of the employees of the FiberVisions Group (i) who are Transferred Employees and do not recommence active employment with the Company or any other member of the FiberVisions Group within six months following the Closing Date, and (ii) who are on long-term disability leave and are not expected to return to employment within six months of the Closing Date (the “Retained Employees”). Notwithstanding anything to the contrary herein, Hercules and WSP shall retain or assume all liabilities, obligations and responsibilities to or in respect of (i) any individual who is not a Transferred Employee (including, without limitation, any and all liabilities, obligations and responsibilities relating to the continuation of any benefits or other rights of any Retained Employee), regardless of when incurred, and (ii) each Transferred Employee to the extent such liability, obligation and responsibility was incurred or arose on or prior to the Closing Date, whether or not arising under any employee benefit plan or compensation agreement, and (iii) each Plan and Title IV Plan, regardless of when occurred.

(b)  The Company, as of the Closing Date, agrees to enter into an employee lease agreement between the Company and Hercules GmbH and Hercules Italia SpA for the services of Ralf Gantner and Gianluca Prinzi in the form of Employee Lease Agreement as attached hereto as Exhibit F.

(c)  Except as otherwise provided in the Transitions Services Agreement or this Section 5.16, as of the Closing Date, each Transferred Employee shall (except as otherwise provided by Law) cease participating in the Plans and each shall be eligible to participate in those employee benefit plans established by the Company or one of its Affiliates, from time to time, for the benefit of similarly situated employees. Hercules (in its capacity as Plan Sponsor) shall cause the Plan Administrator of the Pension Plan of Hercules (the “Pension Plan”) to implement the following provisions as it applies to the Pension Plan effective on the Closing Date and expiring five (5) years after the Closing Date:

(i)  For participants in the Pension Plan on the date immediately prior to the Closing Date who become Transferred Employees, Hercules shall continue to credit service equal to Company continuous service thereafter for purposes of vesting of benefits accrued as of the Closing Date and for purposes of eligibility to receive such benefits.

(ii)  Such crediting of service shall cease for any Transferred Employee the earlier of (1) 5 years from the Closing Date, (2) full vesting is achieved, (3) service for eligibility no longer has an impact on the benefit entitlement or (4) the date such Transferred Employee experiences a break in continuous service with the Company or one of its Affiliates prior to 5 years following Closing.

(iii)  The Transferred Employees who at Closing are eligible to retire under Normal Retirement, Early Retirement, Reduced Early Retirement or Delayed Pension provisions of the Pension Plan, and the Transferred Employees who become eligible under any of these types of pensions as a result of Section 5.16(c) shall retain the same rights for post retirement healthcare and group life benefits as any similarly situated active employee of Hercules as of the date hereof with such eligibility determination based on Plan provisions in effect at the date pension benefits become effective.

This provision shall have no impact on benefit accrual other than eligibility requirements to receive a benefit. Hercules agrees that with respect to any obligations or responsibilities under the Pension Plan or this Section 5.16(c), Hercules and its Affiliates (other than the Company or any member of the FiberVisions Group) shall retain or assume all liabilities and obligations.

(d)  Without limiting the generality of Section 5.16(c), each Transferred Employee who is a participant in the Hercules Incorporated Savings and Investment Plan (the “Hercules Savings Plan”) shall cease to be an active participant under such plan effective as of the Closing Date and Hercules, or one of its Affiliates (other than any member of the FiberVisions Group), shall cause each such participant to become fully vested in his or her account balances in the Hercules Savings Plan effective as of the Closing. As soon as practicable after the Closing Date, the Company shall establish, or shall cause one of its Affiliates to establish, a defined contribution plan that is intended to be qualified under Section 401(a) of the Code (the “Company Savings Plan”) in which the Transferred Employees shall be eligible to participate. As soon as practicable, and in no event later than 60 days following the Closing Date or, if later, the date on which the Company Savings Plan is established, Hercules, or one of its Affiliates (other than any member of the FiberVisions Group), shall cause the Hercules Savings Plan to transfer to the Company Savings Plan, and the Company agrees to cause the Company Savings Plan to accept, the account balance (including promissory notes evidencing all outstanding loans, any materials relating to any qualified domestic relations orders pursuant to Section 414(p) of the Code, and all Hercules common stock accounts) of each Transferred Employee under the Hercules Savings Plans as of the date next preceding the date of transfer.

(e)  No provision of this Section 5 shall create any third party beneficiary rights in any Transferred Employee or Group Employee (including any beneficiary or dependent of any Transferred Employee or Group Employee) or any other current or former director, officer, employee or independent contractor (or beneficiary thereof) of Hercules, WSP or any of their Affiliates in respect of continued employment (or resumed employment) or any other matter.

(f)  To the extent these provisions may be inconsistent with Danish and Chinese employment rules, laws, practices and policies, such local rules, laws, practices and policies will apply without giving rise to additional obligations, liabilities or indemnifications applicable to any parties to this Agreement.

5.17  Tax Matters

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(a)  For any Pre-Closing Tax Period of any member of the FiberVisions Group, Hercules and WSP shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate taxing authorities all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns; provided, however, that SPG shall be entitled to review and comment on any such Tax Returns and no such Tax Returns shall be filed without the prior written consent of SPG, which shall not be unreasonably withheld.

(b)  SPG shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns relating to Straddle Periods and all Tax Returns that are required to be filed by or with respect to the FiberVisions Group for taxable years or periods beginning after the Closing Date. Hercules shall pay the Taxes attributable to the portion of a Straddle Period ending on the Closing Date (as determined under Section 5.17(c)) to the Company on or prior to the due date for the applicable Tax Return; provided, however, that Hercules and WSP shall be entitled to review and comment on any such Tax Returns and no such Tax Returns shall be filed without the prior written consent of Hercules and WSP, which shall not be unreasonably withheld.

(c)  In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the total amount of Taxes (other than transfer Taxes) imposed for the Straddle Period multiplied by a fraction the numerator of which is the number of months or portion thereof in the Straddle Period ending on and including the Closing Date and the denominator of which is twelve (12). Notwithstanding the foregoing, any item that is unusual or nonrecurring shall be allocated to the day on which it occurs.

(d)  The parties shall provide each other with such cooperation and information as may be reasonably requested of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each of the parties shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Company Indemnifying Parties shall control (at their own expense) the defense of any claims for a Loss relating to Tax for which they have an obligation to indemnify the SPG Indemnified Parties under Section 8.1(a) using counsel of their own choosing; provided, however, the SPG Indemnifying Parties shall have the right to participate fully in all aspects of the prosecution or defense of any such claim; provided, further, that the Company Indemnifying Parties shall not settle or compromise any claims for a Loss relating to Tax, which settlement or compromise could subject the SPG Indemnified Parties to liability for Tax not covered by the indemnification under Section 8.1(a), without the consent of the SPG Indemnified Parties, which consent shall not be unreasonably withheld. The Company agrees that it shall not settle or compromise any claim referred to in the first sentence of this paragraph, which settlement or compromise may affect the Company Indemnifying Parties liability for a Loss relating to Tax, without the consent of the Company Indemnifying Parties, which consent shall not be unreasonably withheld.

(e)  Hercules shall be entitled to receive any refund (other than the SPG Refund) attributable to a Pre-Closing Tax Period; provided, however, the benefit of any refunds arising as a result of a carryback of tax attributes generated after the Closing to a Pre-Closing Tax Period shall be for the account of the Company; provided, further, that to the extent permitted by law, the Company shall not carry back tax attributes to the consolidated group for which Hercules is the common parent without Hercules’ prior written consent, which shall not be unreasonably withheld. Refunds for a Straddle Period shall be allocated in the same manner as the relevant Taxes as provided under Section 5.17(c).

5.18  Debt/Cash of Company.

(a)  Before the Closing, the Company, Hercules and WSP shall cause all of the third party debt of the Company and its Subsidiaries and all Intercompany Balances among Hercules and its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, to be paid in full or otherwise fully satisfied. The Intercompany Balances among members of the FiberVisions Group shall continue through Closing in accordance with their respective terms.

(b)  As of the Closing, the Company shall have cash (i) in the amount of Three Hundred Thousand Dollars ($300,000) plus an amount equal to any tax refund received by the Company or Hercules or any Affiliate thereof in respect of 2005 losses at FiberVisions Products, Inc.and (ii) in a restricted deposit account for letters of credit outstanding as of the Closing Date with respect to polymer purchases from Daelim in Korea. As of the Closing, if the cash in the Company exceeds $300,000, SPG shall remit the amount over $300,000 to Hercules.

5.19  Exclusive Dealing

. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.1 hereof, Hercules and WSP shall not take or permit any other Person on its behalf to take, and it shall cause the FiberVisions Group not to take, any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than SPG or its representatives) concerning any purchase of the Stock, any merger involving the FiberVisions Group, any sale of all or substantially all of the assets of the FiberVisions Business or similar transaction involving the FiberVisions Group or the FiberVisions Business (other than assets sold in the Ordinary Course of Business).

5.20  Intellectual Property Rights

.

(a)  Hercules and WSP, and their Affiliates, shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to assign to the FiberVisions Group all Intellectual Property Rights that Hercules and WSP, and their Affiliates, own (or license, to the fullest extent contractually permissible) for use in, or the benefit of, the FiberVisions Group.

(b)  For a period of one (1) year from the Closing Date, if the FiberVisions Group in its Ordinary Course of Business determines that it requires a license from Hercules or WSP or their Affiliates to practice the Intellectual Property Rights of Hercules or WSP or their Affiliates used on a frequent and regular basis in the FiberVisions Business as of the date of this Agreement, to the extent that Hercules or WSP or their Affiliates are able to grant such a license, Hercules or WSP or their Affiliates shall grant to the FiberVisions Group a royalty free, non-exclusive license with no right to sublicense for the benefit of third parties to practice such Intellectual Property Rights solely to the extent and in the substantially the same manner and degree such Intellectual Property Rights were used by the FiberVisions Group in the FiberVisions Business as of the date of this Agreement.

(c)  From and after the Closing Date, Hercules and WSP and their Affiliates grant to the FiberVisions Group, on a non-exclusive basis and with no right to extend the protections afforded by this grant to third parties, a covenant not to assert against the FiberVisions Group any Intellectual Property Rights used by the FiberVisions Group in its Ordinary Course of Business to the extent and in substantially the same manner and degree such Intellectual Property Rights were used by the FiberVisions Group in the FiberVisions Business as of the date of this Agreement. The suppliers, distributors and customers of the FiberVisions Group shall enjoy the benefit of this covenant solely to the extent it flows to the FiberVisions Group and their transactions with the FiberVisions Group in the Ordinary Course of Business to the extent and in substantially the same manner and degree such transactions were conducted in the FiberVisions Business as of the date of this Agreement and for no other purposes.

5.21  Transition Services Planning

.

(a)  For purposes of transition services planning, Hercules and WSP shall cause the FiberVisions Group, its officers, directors, representatives, and agents, and employees to afford, from the date of this Agreement to the Closing Date, the officers, employees, accountants, attorneys, and other representatives and agents of SPG (collectively, the “SPG Representatives”) reasonable access, upon reasonable prior written notice, during regular business hours, to the premises and designated officers, employees and agents, of the FiberVisions Group.

(b)  Unless otherwise agreed by the parties to this Agreement, no investigation or communication pursuant to this Section 5.21 shall affect or add to any representations or warranties of the parties or the conditions to the obligations of the parties to consummate the Transactions.

5.22  Consents and Approvals

. Hercules and WSP shall use commercially reasonable efforts to obtain, or to cause the Company to obtain, any third-party consents or approvals required in connection with the consummation of the transactions described in this Agreement, and Hercules and WSP shall cooperate with the Company in connection with obtaining such consents and approvals. The Company, Hercules and WSP shall use commercially reasonable efforts to obtain promptly any approvals of Governmental Entities to the consummation of the transactions described in this Agreement.

5.23  Insurance

. Any outstanding claims asserted by any member of the FiberVisions Group prior to Closing against insurance policies maintained by Hercules shall continue to be covered by such policies. In addition and upon terms reasonably acceptable to Hercules, Hercules shall continue to provide the members of the FiberVisions Group with access to any “occurrence” policies under which any member of the FiberVisions Group is covered and will reasonably assist the members of the FiberVisions Group in tendering and filing any such claims with the appropriate insurance carriers.

5.24  Additional Payment

. Notwithstanding anything to the contrary in this Agreement, at the Closing, SPG shall pay to WSP the sum of Seven Hundred Thousand Dollars ($700,000).

5.25  General Cooperation

. Each of the parties shall provide the other with reasonable access to such books and records and personnel as may be reasonably requested by the other party in furtherance of, arising from or related to any of the matters contemplated by this Agreement, including, without limitation, with respect to any litigation of the Company. In addition, each of the parties shall make its personnel available to provide assistance in legal proceedings, including, but not limited to, for depositions and for testifying in such proceedings. The requesting party shall pay all such reasonable costs in connection with the foregoing.

SECTION 6.   Conditions Precedent to Closing

.

6.1  Conditions to Each Party’s Obligation to Close

. The respective obligations of each party hereto to proceed with the Closing is expressly conditioned upon the satisfaction of each of the following conditions on or before the Closing Date; provided, that a party whose failure to fulfill or cause to be fulfilled any such condition shall be required to proceed with the Closing if the other party waives such condition:

(a)  No preliminary or permanent injunction or other order, decree, or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation, or order entered, promulgated or enacted by any Governmental Entity shall be in effect that would prevent the consummation of the Closing;

(b)  There shall not be pending nor shall there have been threatened, any complaint, claim, prosecution, indictment, action, suit, arbitration, or proceeding by or before any Governmental Entity or arbitrator challenging the lawfulness of or seeking to prevent or delay the Closing or seeking monetary or other relief by reason of the consummation of the Closing.

(c)  All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

(d)  Hercules and Agent shall have entered into an amendment in form and substance as described in Section 5.12 which shall be reasonably acceptable to Hercules.

6.2  Conditions to the Obligations of Hercules and WSP

. The obligation of Hercules and WSP to proceed with the Closing is expressly conditioned upon the satisfaction of each of the following additional conditions on or before the Closing Date:

(a)  The Debt Financing shall have been consummated, provided, however, that in the event that the parties fail to consummate the Debt Financing as a direct result of a breach by Hercules, WSP or the Company of Section 5.3, then neither Hercules, WSP or the Company shall be entitled to exercise its rights under Section 9 hereof solely as a result of this subsection.

(b)  (i) On and as of the Closing Date: (A) those representations and warranties of SPG set forth in this Agreement which contain any qualification or limitation as to materiality or Material Adverse Effect shall be true and accurate and (B) those representations and warranties of SPG set forth in this Agreement which do not contain any such qualification or limitation as to materiality or Material Adverse Effect shall be true and accurate in all material respects, except that with respect to (A) and (B), those representations and warranties of SPG that address matters only as of a particular date or only with respect to a specific period of time, need only be true and accurate or true and accurate in all material respects, as the case may be, as of such date or with respect to such period; (ii) the covenants contained in this Agreement to be complied with by SPG at or before the Closing shall have been complied with in all material respects; and (iii) SPG shall have delivered to the Company a certificate of SPG to such effect signed by a duly authorized representative thereof.

(c)  Hercules and WSP shall receive a Certificate of the Secretary of SPG to the effect that (i) the necessary resolutions approving the purchase by SPG of the Hercules Shares and authorizing execution of this Agreement and the Stockholders Agreement, attached to such certificate were duly adopted and continue in force and effect; and (ii) the officers of SPG executing this Agreement and such other documents executed and delivered pursuant to or in connection with this Agreement are incumbent officers of SPG and that the specimen signatures on such certificate or certificates are their genuine signatures.

6.3  Conditions to the Obligations of SPG

. The obligation of SPG to proceed with the Closing is expressly conditioned upon the satisfaction of each of the following additional conditions on or before the Closing Date:

(a)  (i) On and as of the Closing Date: (A) those representations and warranties of Hercules and WSP set forth in this Agreement which contain any qualification or limitation as to materiality or Material Adverse Effect shall be true and accurate and (B) those representations and warranties of Hercules and WSP set forth in this Agreement which do not contain any such qualification or limitation as to materiality or Material Adverse Effect shall be true and accurate in all material respects, except that with respect to (A) and (B), those representations and warranties of Hercules and WSP that address matters only as of a particular date or only with respect to a specific period of time, need only be true and accurate or true and accurate in all material respects, as the case may be, as of such date or with respect to such period; (ii) the covenants contained in this Agreement to be complied with by each of Hercules and WSP at or before the Closing shall have been complied with in all material respects; and (iii) each of Hercules and WSP shall have delivered to SPG a certificate to such effect signed by duly authorized representatives thereof.

(b)  SPG shall receive a Certificate of the Secretary of each of Hercules and WSP to the effect that (1) the necessary resolutions approving the sale of the Hercules Shares to SPG and the execution of the Stockholders Agreement by WSP, attached to such certificate were duly adopted and continue in force and effect, and (2) the officers of each of Hercules and WSP executing this Agreement and such other documents executed and delivered pursuant to or in connection with this Agreement are incumbent officers of Hercules and WSP, respectively, and that the specimen signatures on such certificate or certificates are their genuine signatures.

(c)  A Certificate of the Secretary of the Company to the effect that (1) the resolutions of the Board of Directors authorizing the execution of the Stockholders Agreement by the Company, authorizing the Debt Financing and the dividends to Hercules and WSP, attached to such certificate were duly adopted and continue in force and effect, and (2) the officers of the Company executing this Agreement and such other documents executed and delivered pursuant to or in connection with this Agreement are incumbent officers of the Company and that the specimen signatures on such certificate or certificates are their genuine signatures.

(d)  The Debt Financing shall have been consummated, provided, however, that in the event that the parties fail to consummate the Debt Financing as a direct result of a breach by SPG of Section 5.13, then SPG shall not be entitled to exercise its rights under Section 9 hereof solely as a result of this subsection.

(e)  The Company shall provide a notice in writing that it acknowledges that due to this transaction being consummated on the Closing Date, the Company will no longer participate in the Pension Plan of Hercules Incorporated, the Hercules Incorporated Savings and Investment Plan, the Hercules Long Term Incentive Compensation Plan and the Hercules Incorporated Management Incentive Compensation Plan. The Company shall notify Hercules prior to Closing Date of its intent to continue to participate in the Hercules Flexible Employee Benefits Plan for a period not to extend beyond July 1, 2006.

(f)  There shall not have occurred a Material Adverse Effect and there shall not have been any change or effect that is reasonably likely to have a Material Adverse Effect.

(g)  All contractual and other third party consents and notices required to be obtained or made by parties other than SPG prior to the Closing Date shall have been obtained.

SECTION 7.   Closing Deliveries

.

7.1  Company Closing Deliveries

. At the Closing, in addition to the deliveries required under Section 6.3, the Company shall deliver to SPG, Hercules and WSP the documents set forth below:

(i)  The Stockholders Agreement executed by the Company;

(ii)  A certificate of good standing for the Company certified by the Secretary of State of the State of Delaware as of a date not more than fifteen (15) days prior to the date hereof;

(iii)  A date-stamped copy of the Company’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on or prior to the Closing Date;

(iv)  The certificate described in Section 6.3(c) hereof; and

(v)  The Transition Services Agreement executed by the Company.

7.2  Hercules and WSP Closing Deliveries

. At the Closing, in addition to the deliveries required under Section 6.3, Hercules and WSP shall deliver to SPG the documents set forth below:

(i)  The Transition Services Agreement executed by Hercules;

(ii)  The Option Agreement executed by WSP;

(iii)  Each of the certificates described in Section 6.3(b) and (c) hereof;

(iv)  All assignments or licenses of Intellectual Property Rights required under this Agreement;

(v)  The Stockholders Agreement executed by WSP;

1. A duly executed and acknowledged certificate, in form and substance acceptable to SPG and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Hercules Shares and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code; and

(vi)  A letter from the Agent to the effect that the security interests related to the FiberVisions Group assets under the Credit Agreement have been fully satisfied and released.

7.3  SPG Closing Deliveries

.

(a)  At the Closing, in addition to the deliveries required under Section 6.2, SPG shall deliver to the Company, Hercules and WSP the following:

(i)  A certificate of good standing for SPG certified by the Secretary of State of the jurisdiction of its organization as of a date not more than fifteen (15) days prior to the date hereof;

(ii)  Each of the certificates described in Sections 6.2(b) and (c) hereof;

(iii)  A date-stamped copy of SPG’s certificate of formation, as filed with the Secretary of State of the jurisdiction of organization on or prior to the Closing Date and as in effect on the Closing Date;

(iv)  This Agreement signed by SPG; and

(v)  The Option Agreement executed by SPG.

(b)  On the Closing Date, the Company shall pay to Hercules the Redemption Price by wire transfer of immediately available funds as directed by Hercules.

(c)  On the Closing Date, SPG shall pay to WSP the payment described in Section 5.24 hereof by wire transfer of immediately available funds as directed by WSP.

SECTION 8.   Indemnification

.

8.1  Indemnification by Parties

.

(a)  The Stockholders (the “Company Indemnifying Parties”) agree to jointly and severally indemnify and hold the Company and its Affiliates (including SPG), officers, directors, members, heirs, successors, permitted assigns, executors, employees and agents (the “SPG Indemnified Parties”) harmless from and against any and all claims, actions, damages, losses, taxes, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) resulting from (i) any one or more breaches of the representations and warranties contained in Section 3 hereof, (ii) any breach of a covenant or other agreement by Hercules, WSP or the Company (for Company breaches resulting from actions taken or not taken by Hercules or WSP) made in this Agreement, (iii) any and all liability for Taxes of the FiberVisions Group with respect to any taxable period of the FiberVisions Group (or any predecessors) for all taxable periods ending on or before the Closing Date (“Pre-Closing Tax Period”) and with respect to any taxable period that begins on or before and ends after the Closing Date (“Straddle Period”), for the portion thereof ending on the Closing Date, (iv) any and all liability (as a result of Treasury Regulation Section 1.1502-6 or otherwise) for Taxes of Hercules or WSP, or any other person (other than the FiberVisions Group) which is or has ever been affiliated with any member of the FiberVisions Group or with whom any member of the FiberVisions Group otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date, (v) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar binding contracts (whether or not written) to which any member of the FiberVisions Group was obligated, or was a party, on or prior to the Closing Date, (vi) any and all liabilities for Taxes of the SPG or the FiberVisions Group resulting from income of SPG or the FiberVisions Group included under Section 951(a) of the Code that is realized in a transaction that occurs on or before the Closing, (vii) any and all liability for Taxes resulting from the cancellation or settlement of any debt as set forth in Section 5.18, (viii) any and all liability for all Taxes arising in connection with the Restructuring, and (ix) the portion of any liability to the extent related to exposure to asbestos occurring, or alleged to have occurred, prior to the Closing from a product manufactured or sold by any member of the FiberVisions Group or any Affiliate, including Hercules, or related to an asset owned or operated by any member of the FiberVisions Group or any Affiliate, including Hercules, prior to the Closing.

(b)  The Company Indemnifying Parties agree to jointly and severally indemnify and hold the SPG Indemnified Parties harmless from and against any and all Losses arising under or in connection with any defined benefit, defined contribution or welfare plan maintained by Hercules, WSP or any of their Affiliates, including any such plan listed on Schedule 3.20(a) or Schedule 3.20(d) (other than for Losses arising after and attributable to any events occurring after the Closing Date with respect to any plan contributed to or maintained by any member of the FiberVisions Group after the Closing Date; provided that for the purposes hereof, the participation in or contribution to any plan pursuant to the Transition Services Agreement, or Section 5.16(a) or Section 5.16(c) of this Agreement, shall not be considered a plan that is contributed to or maintained by any member of the FiberVisions Group).

(c)  The Company Indemnifying Parties agree to jointly and severally indemnify and hold the SPG Indemnified Parties harmless from and against any and all Losses resulting from (i) the lawsuit of Freudenberg Spunweb Company v. FiberVisions, L.P., Civil Action No. 04C-03-073 FSS, in the Superior Court of the State of Delaware in and for New Castle County, pursuant to which Freudenberg Spunweb alleges breach of contract and breach of warranty in connection with the sale of fiber under the Supply Agreement on Polypropylene Polymer Fibers between Freudenberg Spunweb Co. Ltd. and FiberVisions, L.P. dated March 15, 2000; and (ii) the former business transactions not in the ordinary course of business consummated since January 1, 1997 by any member of the FiberVisions Group involving sales of businesses or dispositions of capital assets (having a net book value of more than $250,000 at the time of the transaction).

(d)  SPG (the “SPG Indemnifying Party”), agrees to indemnify and hold the Company, Hercules and WSP and their respective Affiliates, officers, directors, partners, members, successors, permitted assigns, employees and agents (in such capacity, the “Company Indemnified Parties”; together with the SPG Indemnified Parties, the “Indemnified Parties”) harmless from and against all Losses, resulting from (i) any one or more breaches of the representations contained in Section 4 hereof and (ii) any breach of a covenant or other agreement by SPG made in this Agreement, including Section 5.1(b).

8.2  Limitations on Indemnity

. Notwithstanding the foregoing provisions of Section 8.1 and any other provision of this Agreement:

(a)  Any claim that has been timely asserted by an Indemnified Party (as hereinafter defined) in accordance with Section 8.5 hereof within the applicable time period specified in Section 8 shall survive past the applicable time limits set forth in Section 3.29 and Section 4.9 until the final resolution of the claim.

(b)  Notwithstanding anything in this Section 8 to the contrary, the Company Indemnifying Parties shall not have liability to the SPG Indemnified Parties under Section 8.1(a)(i) for any individual Loss or series of related Losses arising from a breach of the representations and warranties in Section 3 (other than the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.9, 3.12, 3.26, 3.27 and 3.28) in an amount less than $25,000 and until the sum of the aggregate amount of the Losses exceeds $1,000,000 (the “Basket

Amount”) in which case the SPG Indemnified Parties shall be entitled to losses in an amount up to $10,000,000 (the “Cap Amount”), provided, however, that the Company Indemnifying Parties shall be liable only for the amount by which all Losses (up to the Cap Amount) exceed the Basket Amount up to the Cap Amount. Notwithstanding anything in this Section 8 to the contrary, the SPG Indemnifying Parties shall not have liability to the Company Indemnified Parties under Section 8.1 for any individual Loss arising from a breach of the representations and warranties in Section 4 (other than the representations and warranties in Sections 4.1, 4.2, 4.3 and 4.7 ) in an amount less than $25,000 and until the sum of the aggregate amount of the Losses exceeds the Basket Amount in which case the Company Indemnified Parties shall be entitled to losses in an amount up to the Cap Amount, provided, however, that the SPG Indemnifying Parties shall be liable only for the amount by which all Losses (up to the Cap Amount) exceed the Basket Amount. For purposes of this Section 8.2, all Losses arising from the same facts, circumstances or event shall be deemed to constitute a single individual Loss. The Basket Amount and the Cap Amount shall not be applicable to (i) any Losses resulting from any representation and warranty specifically related to ownership or title of the Company’s assets and properties, (ii) to any Losses arising under or in connection with any defined benefit, defined contribution or welfare plan maintained by Hercules, WSP or any of their Affiliates, including any such plan listed on Schedule 3.20(a) or Schedule 3.20(d), regardless of when occurred, (iii) to any Losses arising under Section 8.1(a)(ii) through (ix), Section 8.1(b) or Section 8.1(c), (iv) to any extent that the particular Company Indemnifying Party has engaged in fraud or willful misrepresentation or (v) to any extent that the SPG Indemnifying Party has engaged in fraud or willful misrepresentation. The Basket Amount and Cap Amount shall not be applicable to any Losses resulting from any breach of a covenant or other agreement by SPG made in this Agreement (whether for actions taken or not taken).

(c)  For purposes of determining whether any representation or warranty subject to indemnification has been breached and in calculating the amount of Losses relating thereto, such representations and warranties alleged to have been breached shall be construed as if any qualification or limitation with respect to Material Adverse Effect were omitted from the text of such representations (other than the reference to Material Adverse Effect in the first sentence of Section 3.6).

ii. If, after the Closing Date, any member of the FiberVisions Group voluntarily amends or otherwise restates any Tax Return for a period prior to the Closing Date (except to the extent required by law) in such a manner as to increase the Tax liability thereon, no Loss shall arise and the Company Indemnifying Parties shall have no obligation to indemnify the SPG Indemnified Parties for such amount.

8.3  Effect of Insurance

. With respect to any indemnifiable claim hereunder, the amount recoverable by the party seeking indemnification shall take into account any reimbursements, net of taxes, realized by such party from insurance policies or other indemnification sources arising from the same incident or set of facts or circumstances giving rise to the claim for indemnification. Upon the payment of the indemnified claim from the Indemnifying Party to the Indemnified Party, the Indemnifying Party shall have a right of subrogation with respect to any insurance proceeds or other rights to third party reimbursement for such claims held by the Indemnifying Party. Nothing in this Section 8.3 shall create an obligation on the part of any party to carry any specific types or amounts of insurance.

8.4  Exclusive Remedy

. With the exception of any claims for fraud or willful misrepresentation, the indemnification obligations of the Stockholders under this Section 8 shall constitute the sole and exclusive remedy of SPG with respect to any breach of any representation, warranty or covenant by the Company or any Stockholder hereunder. In furtherance of the foregoing, SPG hereby waives and releases, to the fullest extent permitted by applicable law and, except for claims of fraud, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against any of the Stockholders, arising under or based upon any federal, state or local statute, law, ordinance, rule, regulation or judicial decision (including any such statute, law, ordinance, rule, regulation or judicial decision relating to environmental matters or arising under or based upon any securities law, common law or otherwise) in respect of the representations, warranties and covenants of the Stockholders and the Company set forth herein. SPG shall be entitled to such remedies as shall be available at law or in equity with respect to any willful breach of the representations, warranties and covenants of the Stockholders and the Company set forth herein. This Section 8.4 shall survive Closing.

8.5  Notice of Claim

. In the event that a SPG Indemnified Party or a Company Indemnified Party (an “Indemnified Party”) seeks indemnification, the Indemnified Party shall give reasonably prompt written notice to the Company Indemnifying Party or SPG Indemnifying Party, as the case may be (the “Indemnifying Party”), specifying the facts in reasonable detail constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that any failure to provide such prompt notice shall not affect the right to assert a claim to the extent the Indemnifying Party is not materially prejudiced by such delay. The parties shall attempt for not less than thirty (30) days to negotiate a mutually satisfactory resolution of such matter. In the event the parties are not able to agree on a mutually satisfactory resolution, either party may seek to resolve the dispute by litigation.

8.6  Third Person Claims

. If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Party (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, control the defense of or settle the claim alleged by such Third Person (a “Third-Person Claim”); the Indemnified Party may thereafter participate in (but not control) the defense of any such Third-Person Claim with its own counsel at its own expense. Any settlement must be consented to by the Indemnified Party unless such settlement provides for a full release and satisfaction of all outstanding claims against the Indemnified Party and only involves the payment of money in satisfaction of such claim. Upon the reasonable request of the Indemnifying Party, the Indemnified Party shall promptly provide such information as may be reasonably needed by the Indemnifying Party to make a determination of whether or not to assume defense of such claim. If after the receipt of such information the Indemnifying Party shall fail to assume the defense of any such Third-Person Claim within twenty (20) days of receiving written notification of such claim and such requested information:

(a)  the Indemnified Party, in good faith, may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving at least twenty (20) days’ advance notice of any proposed settlement to the Indemnifying Party and receiving the Indemnifying Party’s prior written consent, which may not be unreasonably withheld, on such terms as the Indemnified Party, in good faith, may deem appropriate; and

(b)  the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third-Person Claim and shall cooperate in the defense thereof.

8.7  Set Off

. SPG shall not be permitted to set off any amount to which it may be entitled under this Agreement.

8.8  Purchase Price Adjustment

. Any indemnification payment made by Hercules pursuant to this Agreement shall be treated as an adjustment to the Redemption Price for Tax purposes, unless otherwise required by applicable law.

SECTION 9.   Termination and Waiver

.

9.1  Termination

. This Agreement may be terminated prior to the Closing:

(a)  by the mutual written consent of Hercules, WSP and SPG;

(b)  by Hercules and WSP, if SPG shall (i) fail to comply in any material respect with any covenant or agreement contained herein with which it is required to comply, or (ii) materially breach any of its representations or warranties contained herein so as to cause a condition to closing to be incapable of satisfaction, which failure or breach is not cured within ten (10) days after Hercules has notified SPG in writing of its intent to terminate this Agreement pursuant to this subsection (b) of Section 9.1;

(c)  by SPG if Hercules or WSP shall (i) fail to comply in any material respect with any covenant or agreement contained herein with which they are required to comply, or (ii) breach any of their representations or warranties contained herein so as to cause a condition to closing to be incapable of satisfaction, which failure or breach is not cured within ten (10) days after SPG has notified Hercules and WSP of its intent to terminate this Agreement pursuant to this subsection (c) of Section 9.1; or

(d)  by either Hercules and WSP, or SPG in the event of the issuance of a final, nonappealable governmental order restraining or prohibiting any of the transactions contemplated herein.

(e)  by either Hercules and WSP, or SPG if the Closing shall not have been consummated on or before 5:00 p.m. (EST) on April 30, 2006; provided that the right to terminate this Agreement pursuant to this clause (e) shall not be available to the party (if any) whose failure to fulfill or cause to be fulfilled any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date.

9.2  Notice of Termination

. Any party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other parties to this Agreement.

9.3  Effect of Termination

. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 9.4 and Section 10, provided, however, that nothing in this Agreement shall relieve any party from liability for any (i) any intentional, knowing and material misrepresentation or breach of warranty by such party or (ii) a willful and material breach by the such party of any covenant or agreement contained herein.

9.4  Return of Documents

. Upon termination of this Agreement prior to the Closing, SPG shall deliver to Hercules the originals and all copies made available to SPG, its advisers and representatives of information concerning Hercules, WSP and the Company, and neither SPG nor its advisers and representatives shall retain or furnish to any third party any copies, extracts, or other reproductions in whole or in part of such information.

SECTION 10.   Miscellaneous

.

10.1  Binding Agreement

. This Agreement and each provision herein shall be binding upon and applicable to, and shall inure to the benefit of, the parties hereto, their heirs, executors, successors and permitted assigns.

10.2  Notices

. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made and received when personally delivered, five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested or one (1) business day after being sent via facsimile (with answer back receipt and hard copy sent by mail as provided above) or nationally-recognized overnight courier service, addressed as set forth below or at such other address as such party may designate in the manner set forth in this Section 10.2:

If to Hercules and WSP, then to:

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894
Telephone No.: (302) 594-6491
Facsimile No.: (302) 594-6909
Attention: Allen Spizzo

With a copy to:

Hercules Incorporated   Hercules Incorporated
Hercules Plaza    Hercules Plaza
1313 North Market Street   1313 North Market Street
Wilmington, DE 19894   Wilmington, DE 19894
Telephone No.: (302) 594-5128  Telephone No.: (302) 594-6460
Facsimile No.: (302) 594-7252  Facsimile No.: (302) 594-7730
Attention: Israel Floyd   Attention: Gregory McCoy

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
Telephone No: (215) 864-8606
Facsimile No: (215) 864-9166
Attention: Justin P. Klein

If to the Company, then to:

FiberVisions Delaware Corporation
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894
Telephone No.: (302) 594-6491
Facsimile No.: (302) 594-6909
Attention: President of FiberVisions Delaware Corporation

With a copy to:

Hercules Incorporated   Hercules Incorporated
Hercules Plaza    Hercules Plaza
1313 North Market Street   1313 North Market Street
Wilmington, DE 19894   Wilmington, DE 19894
Telephone No.: (302) 594-6491  Telephone No.: (302) 594-6460
Facsimile No.: (302) 594-6909  Facsimile No.: (302) 594-7730
Attention: Allen Spizzo   Attention: Gregory McCoy

If to SPG, then to the address indicated on Schedule 4.6 hereto.

With a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY
Telephone No.: (215) 455-3629

Facsimile No.: (215) 455-2502

Attention: Alan G. Schwartz

10.3  Consents and Waivers

. No consent or waiver, express or implied, by any party hereto of the breach, default or violation by any other party hereto of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach, default or violation of the same or any other obligations of such party hereunder. Failure on the part of any party hereto to complain of any act of any of the other parties or to declare any of the other parties hereto in default, irrespective or how long such failure continues, shall not constitute a waiver by such party of his rights hereunder.

10.4  Assignments, Successors, and No Third-Party Rights

. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted prohibited assignment shall be void; provided that any party shall be entitled to assign its rights under the Agreement to a controlled Affiliate of such party (or in the case of SPG, a controlled Affiliate of Snow, Phipps & Guggenheim, L.P.) that agrees to be bound by all of the terms and conditions of this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

10.5  Amendments and Termination

. No change, modification or termination of this Agreement shall be valid unless the same is in writing and signed by the Company, Hercules, WSP and SPG.

10.6  Governing Law; Consent to Jurisdiction

. This Agreement and all questions relating to its validity, interpretation and performance shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law principles or rules. Each party hereto consents and agrees that the state or federal courts located in the State of Delaware shall have exclusive jurisdiction to hear and determine any claims or disputes pertaining to this Agreement or any of the other Definitive Agreements, and each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in such court, waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens, and hereby waives its right to jury trial.

10.7  Prior Agreements

. This Agreement, including the Exhibits and Schedules hereto, supersede any prior or contemporaneous understanding or agreement among the parties respecting the subject matter hereof or thereof. There are no arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein or in documents executed contemporaneously herewith. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification or waiver shall be in writing and signed by the parties hereto.

10.8  Confidential and Embedded Information

.

(a)  “Confidential Information” means and includes valuable and proprietary information of a party whether through electronic media or through any media whatsoever, including, information relating to: (a) the operations and financial condition of such party, (b) trademarks, patents and patent applications, copyrights, business processes, trade secrets, algorithms, software programs, contracts or any other agreements pertaining to such party, (c) all Intellectual Property Rights, and (d) any other information of a confidential and/or proprietary nature. Confidential Information does not include information which (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party, (ii) was known to the receiving party, without restriction, at the time of disclosure, (iii) is disclosed with the prior written approval of the disclosing party or one of its Affiliates, (iv) was independently developed by the disclosing party without any use of the Confidential Information, (v) becomes known to the receiving party, without restriction, from a source other than the disclosing party or its Affiliates, (vi) is disclosed generally to third parties by the disclosing party and its Affiliates without restrictions similar to those contained in this Section, (vii) is required to be disclosed in order for the receiving party to fulfill its obligations under this Agreement or to enforce its rights under this Agreement, or (viii) is disclosed pursuant to law, the order or requirement of a court, administrative agency, or other governmental body; provided that the receiving party shall provide prompt notice thereof to the disclosing party.

(b)  The parties acknowledge that Hercules, WSP and certain Affiliates of Hercules and WSP have provided SPG, its advisers and representatives, with access to certain Confidential Information of Hercules and WSP. The parties acknowledge that SPG and certain Affiliates of SPG have provided Hercules and WSP, their advisers and representatives with access to certain Confidential Information of SPG.

(c)  Accordingly, SPG, its advisers and representatives, shall be obligated to maintain the confidentiality of all Confidential Information of Hercules, WSP and/or any Affiliate of Hercules or WSP that has been provided by Hercules or WSP to SPG, its advisers and representatives, and that does not relate primarily to the FiberVisions Business for a term of four (4) years from the date of this Agreement, in the case of commercial business information, and seven (7) years from the date of this Agreement, in the case of Intellectual Property Rights.

(d)  Accordingly, Hercules and WSP, their advisers and representatives, shall be obligated to maintain the confidentiality of all Confidential Information of SPG and/or any Affiliate of SPG that has been provided by SPG to Hercules and WSP, their advisers and representatives, and that does not relate primarily to the FiberVisions Business for a term of four (4) years from the date of this Agreement, in the case of commercial business information, and seven (7) years from the date of this Agreement, in the case of Intellectual Property Rights.

(e)  Notwithstanding anything to the contrary herein, the parties acknowledge that there is certain information with respect to the Company, Hercules, WSP and SPG, which is embedded in the Confidential Information and no party shall be obligated to extract or deliver such embedded information.

10.9  Public Announcements

. Except as may be required by Law or stock exchange rules, no party to this Agreement or any Affiliate or representative of such party shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of Hercules or SPG, as the case may be (which consent shall not be unreasonably withheld), and prior to any announcement or communication the parties shall cooperate as to the timing and contents of any such announcement or communication.

10.10  Severability

. In case any of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.11  Counterparts

. This Agreement may be signed in any number of counterparts and/or by facsimile, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement.

10.12  Captions

. The captions and headings in this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

10.13  Exhibits, Schedules and Other References

. References in this Agreement to any “Exhibit” or “Schedule”, unless otherwise specified, refer to one of the Exhibits or Schedules attached to this Agreement, and references made to an “Article” or a “Section” unless otherwise specified, refer to one of the Articles or Sections of this Agreement.

10.14  Rules of Construction

. The plural form of any noun shall include the singular and the singular shall include the plural, unless the context requires otherwise. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless context requires otherwise. The terms “include”, “includes”, “including” and all other forms and derivations of such term shall mean including without limitation. The terms “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular article, section or paragraph of this Agreement. The “(s)” shall mean any one or more.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HERCULES INCORPORATED

By:
Name:
Title:

WSP, INC.

By:
Name:
Title:

SPG/FV INVESTOR LLC

By:
Name:
Title:

FIBERVISIONS DELAWARE CORPORATION

By:
Name:
Title:

EXHIBIT A

COMPANY’S CERTIFICATE OF INCORPORATION

[SEE ATTACHED]

EXHIBIT B

STOCKHOLDERS AGREEMENT

[SEE ATTACHED]

EXHIBIT C

OPTION AGREEMENT

[SEE ATTACHED]

EXHIBIT D

TRANSITION SERVICES AGREEMENT

[SEE ATTACHED]

EXHIBIT E

COMMITMENT LETTERS

[SEE ATTACHED]

EXHIBIT F

FORM OF EMPLOYEE LEASE AGREEMENT

[SEE ATTACHED]

STOCKHOLDERS AGREEMENT

BY AND AMONG

FIBERVISIONS DELAWARE CORPORATION

WSP, INC.

AND

SPG/FV INVESTOR LLC

SCHEDULED
Schedule A	Stockholders, Number of Shares, Ownership Percentage	A
Schedule B	Designees	B
Schedule C	Pre-Approved Affiliate Fees	C

EXHIBITS
Exhibit A	Form of Agreement to be Bound

THIS STOCKHOLDERS AGREEMENT dated as of _______, 2006 (this “Agreement”) by and among FiberVisions Delaware Corporation, a Delaware corporation (the “Company”), WSP, INC., a Delaware corporation (“WSP”), and SPG/FV Investor LLC, a Delaware limited liability company (“SPG,” and, together with WSP, the “Stockholders” and each, a “Stockholder”).

RECITALS

WHEREAS, the Stockholders are the owners of all of the issued and outstanding shares of the Stock (as such term is defined below) of the Company.

WHEREAS, the Stockholders, the Company and Hercules Incorporated, a Delaware corporation, and the sole stockholder of WSP (“Hercules”) are parties to that certain Contribution Agreement, dated as of January 31, 2006 (“Contribution Agreement”).

WHEREAS, the Stockholders have entered into that certain Option Agreement, dated as of even date herewith (the “Option Agreement”), pursuant to which WSP grants SPG the option to acquire 14% of the Stock of the Company from WSP (the “Option”) on the terms set forth in the Option Agreement.

WHEREAS, the Stockholders believe that it is in their best interest to set forth certain agreements regarding fundamental decisions to be made involving the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements made herein, the parties, intending to be legally bound, hereto hereby covenant and agree for themselves and their successors and assigns as follows and agree to execute an Agreement to be Bound in the form attached as Exhibit A:

ARTICLE I

Definitions

SECTION 1.1  Definitions.

The following defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1.1.

“Affiliate” shall mean a Person Controlling, Controlled by or under common Control with such Person.

“Affiliate Transferee” shall have the meaning set forth in Section 7.1 of this Agreement.

“Board” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“Bylaws” shall mean the Bylaws of the Company dated as of January 30, 2006.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company filed on January 30, 2006 with the Secretary of State of the State of Delaware.

“CEO Nominee” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“Closing Date” shall mean March 31, 2006, or such other date as mutually agreed upon by the parties.

“Company Notice” shall have the meaning set forth in Section 7.2(b) of this Agreement.

“Company Option Period” shall have the meaning set forth in Section 7.2(b) of this Agreement.

“Company Purchase Option” shall have the meaning set forth in Section 7.2(a) of this Agreement.

“Company Transfer Notice” shall have the meaning set forth in Section 7.2(a) of this Agreement.

“Competing Business” shall mean the development, manufacture, marketing, sale and distribution of viscose, polypropylene, polyethylene, polyester, bi-component (defined as but not limited to staple fibers and continuous filaments made of two or more thermoplastic polymers having different melting points) staple fibers and filament yarns with and without additives to impart properties to the staple fibers and/or the filament yarns such as, but not limited to, color (solution dyed), dyeability, wettability and antimicrobial, and used in applications such as, but not limited to the production of nonwoven fabrics using a carded thermal bonded process, spunlace process, needlepunch process, airlaid process and combination thereof, the production of woven and knitted fabrics and the use in industrial applications such as, but not limited to, concrete reinforcement, concrete cracking prevention, automotive nonwoven, tea bags, wet laid applications, and binder fibers.

“Contribution Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Control” and each derivative thereof shall mean the possession, directly or indirectly, of the power to direct or cause to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

“Debt Financing” shall mean the $90,000,000 in debt that the Company and Fibervisions A/S shall incur on the terms provided in the Contribution Agreement.

“Dividends” shall mean the Hercules Dividend and the WSP Dividend.

“Drag Along Rights” shall have the meaning set forth in Section 7.4(a) of this Agreement.

“Drag Along Sale” shall have the meaning set forth in Section 7.4(a) of this Agreement.

“Drag Along Sale Notice” shall have the meaning set forth in Section 7.4(b) of this Agreement.

“Drag Along Sale Notice Period” shall have the meaning set forth in Section 7.4(b) of this Agreement.

“Drag Along Sellers” shall have the meaning set forth in Section 7.4(a) of this Agreement.

“Drag Along Transferee” shall have the meaning set forth in Section 7.4(a) of this Agreement.

“Earnout Payment” shall have the meaning set forth in Section 5.2 of the Contribution Agreement.

“Fiscal Period” means the fiscal year of the Company. Each Fiscal Period shall end on December 31 or such other date as may be required by law.

“Free Transfer Period” shall have the meaning set forth in Section 7.2(e).

“Hercules Dividend” means an amount equal to $41,800,000 which shall be payable by the Company to Hercules upon the consummation of the Debt Financing.

“Nominees” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“Non-Selling Stockholders” shall have the meaning set forth in Section 7.3(a) of this Agreement.

“Offer” shall have the meaning set forth in Section 7.2(a) of this Agreement.

“Offered Shares” shall have the meaning set forth in Section 7.2(a) of this Agreement.

“Option” shall have the meaning set forth in the Recitals to this Agreement.

“Option Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Other Stockholders” shall have the meaning set forth in Section 7.4(a) of this Agreement.

“Participation Notice” shall have the meaning set forth in Section 7.3(b) of this Agreement.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, any other form of business organization, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Proposed Purchaser” shall have the meaning set forth in Section 7.3(a) of this Agreement.

“Proposed Transfer” shall have the meaning set forth in Section 7.3(a) of this Agreement.

“Selling Stockholders” shall have the meaning set forth in Section 7.3(a) of this Agreement.

“SPG Nominees” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“SPG Shares” the number of shares of Stock of the Company held by SPG and/or its Affiliates from time to time.

“Stock” shall include all currently or hereafter issued capital stock of the Company, as well as any securities which may be distributed with respect thereto or issued in which may be distributed with respect thereto or issued in exchange therefor or in lieu thereof in connection with any stock dividend or stock split, combination of shares, recapitalization, merger, consolidation or other reorganization of the Company.

“Stockholder” or “Stockholders” shall have the meaning set forth in the Recitals to this Agreement.

“Stockholder Option Period” shall have the meaning set forth in Section 7.2(d) of this Agreement.

“Stockholder Purchase Option” shall have the meaning set forth in Section 7.2(c) of this Agreement.

“Stockholder Transfer Notice” shall have the meaning set forth in Section 7.2(c) of this Agreement.

“Subsidiary” shall have the meaning set forth in Section 5.1(a) of this Agreement.

“Tag-Along Exercise Notice” shall have the meaning set forth in Section 7.3(c) of this Agreement.

“Tag-Along Scheduled Closing” shall have the meaning set forth in Section 7.3(b) of this Agreement.

“Term Note” shall mean any term note issued pursuant to Section 5.2 (c)(v) of the Contribution Agreement.

“Transactions” shall mean the Debt Financing, the Dividends and all transactions contemplated in this Agreement, the Contribution Agreement and the Option Agreement.

“Transferred Stock” shall have the meaning set forth in Section 7.3(a) of this Agreement.

“WSP Dividend” means an amount equal to $40,200,000 which shall be payable by the Company to WSP upon consummation of the Debt Financing.

“WSP Nominees” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“WSP Shares” shall mean the number of shares of Stock held by WSP and/or its Affiliates from time to time.

ARTICLE II
General Provisions
SECTION 2.1. Contract

This Agreement is a contract between the Stockholders and the Company, and is enforceable by the Company or by any Stockholder against the Company or any Stockholder who violates its terms. All Stockholders must agree to be bound by the terms of this Agreement prior to holding shares of Stock of the Company.

ARTICLE III

Stockholders

SECTION 3.1.Voting

Each Stockholder shall be entitled to vote upon all matters upon which Stockholders have the right to vote pursuant to the Certificate of Incorporation, Bylaws and applicable law, in proportion to the number of shares of Stock held by such Stockholder as set forth on Schedule A.

SECTION 3.2.Non-Compete

WSP and SPG are subject to the non-compete provision set forth in Section 5.10 of the Contribution Agreement. The Parties hereby agree that any Person who becomes a Stockholder of the Company following the date hereof shall be bound by a non-competition agreement that is at least as restrictive as the non-compete provision set forth in Section 5.10 of the Contribution Agreement.

SECTION 3.3. Loans and Guarantees by Stockholders

No Stockholder shall be required to lend any funds to, guarantee payment of any debt or obligation of, or purchase additional stock or other securities, debt or equity of the Company, except as otherwise required by applicable law or by this Agreement. Any Stockholder or any Affiliate of a Stockholder may, with the consent of the Board, subject to Section 5.1(a)(iii), make loans to the Company or a Subsidiary or guarantee payment of any debt or obligation of the Company or a Subsidiary (including any interest thereon).

ARTICLE IV

Election of Directors

SECTION 4.1.Election of Directors

(a)  As of the Closing, the total issued and outstanding capital Stock of the Company consists of 1000 shares of Stock of which SPG holds 510 shares and WSP holds 490 shares. The Stockholders shall vote their Stock in such a manner as to cause the nominees to be elected to the Board of Directors of the Company (the “Board”) as follows, and except as indicated otherwise, each nominee after such election shall be a voting member of the Board:

(i)  SPG Nominees: (x) three (3) nominees so long as SPG holds 255 or more shares of Stock; (y) two (2) nominees so long as SPG holds 170 or more but less than 255 shares of Stock; and (z) one (1) nominee so long as SPG holds 85 or more but less than 170 shares of Stock. In the event that SPG holds less than 85 shares of Stock, SPG shall have the right to designate one (1) non-voting observer to the Board.

(ii)  WSP Nominees. (x) two (2) nominees so long as WSP holds 245 or more shares of Stock; and (y) one (1) nominee so long as WSP holds 200 or more shares of Stock but less than 245 shares of Stock. In the event that WSP holds less than 200 shares of Stock, WSP shall have the right to designate one (1) non-voting observer to the Board.

(iii)  CEO Nominee. The chief executive officer shall be a non-voting member of the Board unless also nominated as a voting director by either party.

(iv)  The SPG Nominees, the WSP Nominees and the CEO Nominee are collectively referred to herein as, the “Nominees”. The Nominees as of the date of this Agreement shall be the individuals listed on Schedule B hereto. Notwithstanding anything in this Agreement to the contrary, at any time that (i) any Earnout Payment is due and payable to Hercules pursuant to Section 5.2 of the Contribution Agreement and/or (ii) any amount is due and payable to Hercules pursuant to any Term Note issued pursuant to Section 5.2(c)(v) of the Contribution Agreement, WSP shall retain the right to nominate at least two (2) Nominees and the Stockholders shall vote their Stock in such a manner as to cause such Nominees to be elected to the Board.

(b)  Subject to Section 4.1(a) above, the Stockholders hereby agree to vote their Stock in such a manner that no SPG Nominee may be removed except upon (i) the affirmative vote of a majority of the SPG Shares and (ii) no WSP Nominee may be removed except upon the affirmative vote of a majority of the WSP Shares.

(c)  The rights of WSP under subsection (a) hereof, shall not be assignable, except as otherwise agreed to by SPG.

ARTICLE V

Special Actions

SECTION 5.1.Special Actions

(d)  The following actions or types of transactions taken by the Company or any corporations, partnerships, limited liability companies or other entities owned 51% or more by the Company (“Subsidiaries”) shall require the affirmative vote of at least 66-⅔% of the Board and the holders of 66-⅔% of the Stock:

(i)  The amendment or modification of this Agreement which is disproportionately disadvantageous or advantageous to one Stockholder;

(ii)  The declaration or payment, directly or indirectly, of any dividend or distribution, whether in cash, property or securities or a combination thereof, with respect to any shares of Stock which is being paid or distributed to holder(s) of such shares on a non pro-rata basis; provided, however, that the payment by the Company (i) to WSP of the WSP Dividend and (ii) to Hercules of the Hercules Dividend and any Earnout Payment(s) is hereby approved, authorized and ratified in all respects and no further action shall be required by the Stockholders with respect thereto; and

(iii)  Any single transaction, or any one or more related transactions, with a Stockholder or any of its Affiliates that involves payment in excess of $100,000 per year, other than the fees set forth on Schedule C.

(iv)  The adoption of any compensation or benefit plan, which exceeds 10% of the then outstanding equity of the Company, that may result in awarding or transferring any equity or equity equivalents of the Company.

(v)  Any agreement or commitment to take any of the actions set forth in this Section 5.1(a).

(vi)  Any amendment, modification or restatement of the Certificate of Incorporation or the Bylaws.

(e)  In addition to the approvals required in Section 5.1(a) above, in the event that SPG shall at any time hold more than 20% but less than 40% of the Stock, the following actions shall require the affirmative vote of at least 66-⅔% of the Board and the holders of 66-⅔% of the Stock:

(i)  The annual approval of a 3-year strategic/business plan of the Company and its Subsidiaries on a consolidated basis (the first year of which will be the basis of the annual operating budgets of the Company and its Subsidiaries) or any material amendment to such business plans and/or operating budget;

(ii)  Any single or related capital expenditure of the Company or any of its Subsidiaries in excess of $1,000,000;

(iii)  The acquisition or leasing of any asset or equity securities by the Company or any of its Subsidiaries for consideration in excess of $1,000,000;

(iv)  The incurrence of indebtedness or obligation or otherwise raising capital on behalf of the Company or any of its Subsidiaries in excess of $1,000,000, provided, however, that nothing herein shall prevent the Company from pursuing and executing the Debt Financing;

(v)  The disposition of any assets of the Company or any of its Subsidiaries with a fair market value in excess of $1,000,000;

(vi)  The issuance of any Stock or any securities exercisable for or exchangeable or convertible into, any Stock or the declaration of dividends or redemption of any Stock;

(vii)  The making of any investment by the Company or any of its Subsidiaries in excess of $1,000,000;

(viii)  Entering into a new business or line of business by the Company or any of its Subsidiaries or the acquisition or disposition of any business or line of business by the Company or any of its Subsidiaries;

(ix)  The early redemption or retirement of indebtedness for borrowed money by the Company or any of its Subsidiaries, in excess of $1,000,000;

(x)  The adoption of any employee benefit plan or agreement that provides for the awarding of compensation or benefits payable following termination of employment;

(xi)  Entering into any fixed term employment agreement with an employee of the Company or a consultant of the Company for a period which exceeds one year or includes a change in control provision; or

(xii)  any agreement or commitment to take any of the actions set forth in this Section 5.1(b).

SECTION 5.2.Expenses

Except as otherwise provided in this Agreement or in Section 8 of the Contribution Agreement (with respect to any Losses (as defined in the Contribution Agreement) for which Hercules and WSP shall be responsible), the Company shall be responsible for all expenses, including, without limitation:

(a)
all expenses related to the business of the Company and all routine administrative expenses of the Company, including the maintenance of books and records of the Company, the preparation and dispatch to the Stockholders of checks, financial reports, tax returns and notices required pursuant to this Agreement or in connection with the holding of any meetings of the Stockholders;

(b)	all expenses incurred in connection with any indebtedness or guarantees of the Company or any proposed or definitive credit facility or other credit arrangement;

(c)
all expenses incurred in connection with any litigation or arbitration involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith; provided, however, that the Company shall not pay any expenses incurred in connection with any litigation or arbitration between the Stockholders;

(d)	all expenses for indemnity or contribution payable by the Company to any Person with respect to certain indemnification obligations of the Company set forth in the Bylaws;

(e)	all expenses incurred in connection with the collection of amounts due to the Company from any Person; and

(f)	all expenses incurred in connection with the preparation of amendments to this Agreement.

ARTICLE VI
Additional Issuances; Preemptive Rights
SECTION 6.1.Additional Issuances

Subject to the terms of this Agreement and upon approval of the Board, the Company is authorized to issue Stock in the Company. Other than as specifically set forth in this Agreement, each share of Stock shall be identical in all respects with each other share of Stock.

SECTION 6.2.Preemptive Rights

If the Company shall (other than in connection with (i) the issuance of Stock to employees, officers and directors of the Company or any of its direct or indirect Subsidiaries with respect to any Board-approved employee benefit plan, incentive award program or other compensation arrangement, (ii) any business combination or acquisition by the Company or any of its Subsidiaries or (iii) a public offering of equity securities (each an “Excluded Issuance”)), issue any Stock or enter into any contracts, commitments, agreements, understandings or arrangements of any kind relating to any issuance of any Stock, each Stockholder shall have the right (exercisable for 30 days) to purchase that number of shares of Stock at the same purchase price as the price for the additional shares of Stock to be issued so that, after the issuance of the additional Stock to such other party, the Stockholder would, after exercising its rights hereunder in the aggregate, hold the same proportion of the outstanding Stock as was held by such Stockholder prior to the issuance of such additional shares of Stock.

ARTICLE VII
Transfers of Stock
SECTION 7.1.General Restriction

Except for the Transactions, which are hereby authorized, approved and ratified in all respects, or as otherwise provided in this Article VII or as otherwise agreed to by SPG or as otherwise provided in Section 5.10 of the Contribution Agreement, no Stockholder (other than SPG and its Affiliates and successors), Affiliate or successor transferee shall have the right to sell, convey, assign, transfer, pledge, grant a security interest in or otherwise dispose of all or any part of its Stock, other than, (i) upon thirty (30) days prior written notice to the Company and the other Stockholders, to an Affiliate of such Stockholder, Affiliate or successor transferee that agrees to be bound by all of the provisions hereof, (such Person, an “Affiliate Transferee”) or (ii) after the fifth anniversary of the Closing Date; provided that SPG consents in writing to any such transfer in the case of transfers to any strategic investor, including but not limited to, any investor otherwise involved in a Competing Business and provided further that nothing in this Section 7.1 shall restrict SPG’s (or its Affiliates or sucessors’) ability to sell, convey, assign, transfer, pledge, grant a security interest in or otherwise dispose of its Stock, subject to its compliance with Section 7.3).

SECTION 7.2. Right of First Refusal

(a)  After the fifth anniversary of the Closing Date, in the event that WSP shall receive a bona fide offer to purchase (which it is willing to accept) from, any party capable of consummating a sale ( an “Offer”), all, or any portion of, the WSP Shares (the “Offered Shares”), subject to compliance with Section 7.1, prior to accepting an Offer, WSP shall first offer in writing to sell the WSP Shares to the Company at the price and on the terms on which WSP proposes to transfer the Offered Shares pursuant to the Offer to the proposed transferee (the “Company Transfer Notice”). The Company Transfer Notice shall include a copy of the Offer from the proposed transferee and shall set forth the (i) number of WSP Shares represented by the Offered Shares, (ii) the name and address of the proposed transferee, (iii) the amount of consideration to be received by WSP, and (iv) the method of the proposed payment. A copy of the Company Transfer Notice shall be sent to all Stockholders. The Company shall have the option (the “Company Purchase Option”) to purchase all of the Offered Shares, at the price and on the terms provided in the Company Transfer Notice.

(b)  The Company Purchase Option shall be and remain irrevocable for a period of twenty (20) days (the “Company Option Period”) following the date the Company Transfer Notice is given to the Company. At any time during the Company Option Period, the Company may exercise the Company Purchase Option by giving written notice to WSP of its acceptance (the “Company Notice”). If the Company exercises the Company Purchase Option, the parties shall fix a closing date for the purchase, which shall not be less than ten (10) nor more than ninety (90) days after the expiration of the Company Option Period.

(c) If the Company does not elect to exercise the Company Purchase Option within the Company Option Period, then WSP shall immediately offer in writing to sell the Offered Shares to the other Stockholders at the price and on the terms on which WSP proposes to transfer the Offered Stock pursuant to the Offer to the proposed transferee (the “Stockholder Transfer Notice”). The Stockholder Transfer Notice shall include a copy of the Offer from the proposed transferee and shall set forth the (i) number of shares represented by the Offered Shares, (ii) the name and address of the proposed transferee, (iii) the amount of consideration to be received by WSP, and (iv) the method of the proposed payment. The other Stockholders shall have the option (the “Stockholder Purchase Option”) to purchase all of the Offered Shares, at the price and on the terms provided in the Stockholder Transfer Notice.

(d)  The Stockholder Purchase Option shall be and remain irrevocable for a period of twenty (20) days (the “Stockholder Option Period”) following the date the Stockholder Transfer Notice is given to the other Stockholders. At any time during the Stockholder Option Period, any other Stockholder may exercise the Stockholder Purchase Option by giving written notice to WSP of its acceptance (the “Stockholder Notice”). In the event that two (2) or more other Stockholders exercise the Stockholder Purchase Option, each such other Stockholder shall purchase the Offered Shares in the proportion that the number of shares of Stock it holds bears to the total shares of Stock of all the other Stockholders who desire to exercise the Stockholder Purchase Option. If one or more other Stockholders exercises the Stockholder Purchase Option, the parties shall fix a closing date for the purchase, which shall not be less than ten (10) nor more than ninety (90) days after the expiration of the Stockholder Option Period.

(e)  If no other Stockholders exercise the Stockholder Purchase Option within the Stockholder Option Period, then WSP shall be permitted to offer and sell the Offered Shares to the proposed transferee named in the Offer for a period of ninety (90) days (the “Free Transfer Period”) after the expiration of the Stockholder Option Period at a price not less than the price set forth in the Offer, subject to the terms and conditions set forth in the Offer. If WSP does not Transfer the Offered Shares within the Free Transfer Period, WSP’s right to Transfer the Offered Shares pursuant to this Section 7.2 shall cease and terminate and WSP Stockholder will be required to comply with this Section 7.2 again before making or accepting an Offer for the Offered Shares.

SECTION 7.3.Tag-Along Rights

(a)  In the event that after complying the terms of Section 7.1 and Section 7.2, one or more Stockholders desire to sell, in one transaction or a series of related transactions (collectively, the “Selling Stockholders”), shares of Stock representing 10% or more of the outstanding Stock of the Company to a third party (other than an Affiliate of such Person) (such third party, the “Proposed Purchaser”), such transfer, the “Proposed Transfer”, and such shares of Stock to be purchased, the “Transferred Stock”), then such Selling Stockholders’ right to accept any offer shall be conditioned upon the other Stockholders (collectively, the “Non-Selling Stockholders”) being offered the right to sell the Proposed Purchaser their “proportionate number” of the Transferred Stock. Each Non-Selling Stockholder’s “proportionate number” of the Transferred Stock shall be determined by multiplying the number of shares of Stock represented by the Transferred Stock by a fraction, (x) the numerator of which is the number of shares of Stock held by such Non-Selling Stockholders and (y) the denominator of which is the total number of shares of Stock outstanding. The Transferred Stock to be sold by the Non-Selling Stockholders pursuant to this Section 7.3 shall be paid and contracted for at the same price per share of Stock, with the same form of consideration and otherwise upon the same terms and conditions as the sale by the Selling Stockholder(s) of shares of its Stock to the Proposed Purchaser.

(b)  The Selling Stockholders shall, not less than twenty (20) days prior to each Proposed Transfer that such Selling Stockholders intend to effect, notify all Non-Selling Stockholders in writing of such Proposed Transfer (the “Participation Notice”). Such Participation Notice shall set forth: (i) the number and type of Transferred Stock; (ii) the name(s) and address(es) of the Proposed Purchaser(s); (iii) the proposed amount and all forms of consideration and terms and conditions of payment offered by such Proposed Purchaser, including the proposed date for the closing of the Proposed Transfer (the “Tag-Along Scheduled Closing”); and (iv) that the Proposed Purchaser has been informed of the tag-along rights of the Non-Selling Stockholders provided for in this Section 7.3 and has agreed to purchase the Transferred Stock in accordance with the terms hereof.

(c)  The tag-along rights described in this Section 7.3 may be exercised by a Non-Selling Stockholders’ delivery of a written notice to the Selling Stockholders (the “Tag-Along Exercise Notice”) at least fifteen (15) days prior to the Scheduled Closing. Such Tag-Along Exercise Notice shall state the number of shares of Stock such Non-Selling Stockholder elects to include in such sale to the Proposed Purchaser. If any Non-Selling Stockholder fails to timely provide a Tag-Along Exercise Notice, such failure shall be regarded as an election by such Non-Selling Stockholder not to participate in the Proposed Transfer. In addition, if a Non-Selling Stockholder fails to elect to sell its full “proportionate amount”, the amount any such Non-Selling Stockholder fails to sell may be sold by the Selling Stockholders to the Proposed Purchaser.

(d)  In the event that any Non-Selling Stockholder exercises its tag-along rights pursuant to this Section 7.3 and the Proposed Purchaser is not willing to purchase shares of Stock from the Non-Selling Stockholders on the same terms and conditions as specified in the Participation Notice, then the Selling Stockholders shall not be permitted to sell any shares of Stock to the Proposed Purchaser pursuant to the Proposed Transfer.

SECTION 7.4.Drag-Along Rights

(a)  If SPG and/or any of its Affiliate Transferee(s) (the “Drag-Along Sellers”) propose to transfer to a Person that is not an Affiliate of the Drag-Along Sellers (the “Drag-Along Transferee”) either the lesser of (i) all of the Drag-Along Sellers Stock or (ii) a majority of the Stock then outstanding (a “Drag-Along Sale”) the Drag-Along Sellers may, at their option, require each other Stockholder (the “Other Stockholders”) to transfer all of the Stock (“Drag-Along Rights”) then held by such Other Stockholders.

(b)  The Drag-Along Sellers shall provide written notice of such Drag-Along Sale to the Other Stockholders (a “Drag-Along Sale Notice”) not later than twenty (20) days prior to the proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the transferee, the consideration for which a transfer is proposed to be made (the “Drag-Along Sale Price”) and all other material terms and conditions of the Drag-Along Sale. Each Other Stockholder shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Notice and to tender all of its shares of Stock as set forth below. The price payable in such transfer shall be the Drag-Along Sale Price. Not later than twenty (20) days after the date of the Drag-Along Sale Notice (the “Drag-Along Sale Notice Period”), each of the Other Stockholders shall deliver to a representative of the Drag-Along Stockholders designated in the Drag-Along Sale Notice a limited power-of-attorney or such other documents as may be reasonably required to authorize the Drag-Along Sellers or such representative to transfer such Stock on the terms set forth in the Drag-Along Notice together with wire transfer instructions for payment of the cash portion of the consideration to be received in such Drag-Along Sale.

(c)  The Drag Along Sellers shall have a period of one hundred twenty (120) days from the date of receipt of the Drag Along Sale Notice to consummate the Drag Along Sale on the terms and conditions set forth in such Drag Along Sale Notice. If the Drag Along Sale shall not have been consummated during such period, the Drag Along Sellers shall return to each of the Other Stockholders the limited powers of attorney and all other applicable instruments representing the Stock that such Other Stockholders delivered for transfer pursuant hereto, together with any other documents in the possession of the Drag Along Sellers executed by the Other Stockholders in connection with such proposed transfer, and all the restrictions on transfer contained in this Agreement or otherwise applicable at such time with respect to such Stock owned by the Other Stockholders shall again be in effect.

(d)  Concurrently with the consummation of the transfer of shares of Stock pursuant to this Section 7.4, the Drag-Along Sellers shall give written notice thereof to the Other Stockholders, shall remit to each of the Other Stockholders that have surrendered the applicable instruments the total consideration (the cash portion of which is to be paid by wire transfer in accordance with such Other Stockholder’s wire transfer instructions) for the shares of Stock transferred pursuant hereto and shall furnish such other evidence of the completion and time of completion of such transfer and the terms thereof as may be reasonably requested by such Other Stockholders; provided, however, that, notwithstanding the foregoing and anything in this Agreement to the contrary, it is agreed and understood that the aggregate proceeds from a Drag-Along Sale shall be distributed to the Stockholders participating in such sale on a pro rata basis.

(e)  Notwithstanding anything contained in this Section 7.4 to the contrary, there shall be no liability on the part of the Drag-Along Sellers to the Other Stockholders (other than the obligation to return the limited powers-of-attorney and other applicable instruments representing the shares of Stock received by the Drag-Along Sellers) if the transfer of the shares of Stock is not consummated for whatever reason, regardless of whether the Drag-Along Sellers have delivered a Drag-Along Sale Notice. Whether to effect a transfer of the shares of Stock by the Drag-Along Sellers is in the sole and absolute discretion of the Drag-Along Sellers.

(f)  Notwithstanding anything contained in this Section 7.4 to the contrary, the rights and obligations of Stockholders to participate in a Drag-Along Sale are subject to the following conditions:

(i)
each Stockholder shall be obligated to pay only its pro rata share of expenses incurred in connection with a consummated Drag-Along Sale to the extent such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or another Person;

(ii)
each Stockholder shall (1) make such representations, warranties and covenants and enter into such definitive agreements as are reasonably required in the proposed transfer and as are customary for transactions of the nature of the proposed transfer, provided that if the Stockholders are required to provide any representations or indemnities in connection with such transfer (other than representations or indemnities concerning each Stockholder’s title to the shares of Stock and authority, power and right to enter into and consummate the transfer without contravention of any law or agreement), liability for misrepresentation or indemnity shall (as to such Stockholders) be several but not joint and each Stockholder shall not be liable for more than its pro rata share of any liability for misrepresentation or indemnity, and (2) be required to bear their proportionate share of any escrows, holdbacks or adjustments in purchase price.

ARTICLE VIII
Termination
SECTION 8.1.Termination

This Agreement shall terminate upon the occurrence of any of the following events:

(a) The liquidation of, filing for bankruptcy protection by or dissolution of the Company; provided, however, that any administrative dissolution of the Company shall not, by itself, terminate this Agreement;

(b)  The voluntary agreement, in writing of all parties bound by the terms hereof; or

(c) The effective date of a public offering of any shares of Stock pursuant to a registration statement under the Securities Act of 1933, as amended.

ARTICLE IX
Miscellaneous
SECTION 9.1.Amendment to the Agreement

Except as otherwise provided in this Agreement, this Agreement may be amended by, and only by, a written instrument executed by the holders of 66-⅔% of the outstanding shares of Stock. Notwithstanding the foregoing, this Agreement may not be amended in any way which impacts on the prohibition on assignability or transferability of any Stock unless such amendment is unanimously approved by all Stockholders.

SECTION 9.2. Copy of Agreement to Be Kept on File.

The Company shall keep on file at its principal executive offices, and will exhibit to any Stockholder or his duly authorized representative at any and all reasonable times, an executed copy of this Agreement and all amendments thereto.

SECTION 9.3. Stock Certificates to Be Marked with Legend.

All certificates representing Stock now outstanding or hereafter issued by the Company shall be marked with the following legend:

“THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE HELD SUBJECT TO THE TERMS, COVENANTS AND CONDITIONS OF AN AGREEMENT DATED ________, 2006 BY AND AMONG THIS COMPANY AND ITS THEN STOCKHOLDERS, AS IT MAY BE AMENDED FROM TIME TO TIME, AND MAY NOT BE TRANSFERRED OR DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS THEREOF. A COPY OF SAID AGREEMENT AND ALL AMENDMENTS THERETO IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.”

SECTION 9.4.Successors; Counterparts

Subject to Article VII, this Agreement (a) shall be binding as to the executors, administrators, estates, heirs, legal successors and assigns, or nominees or representatives, of the Stockholders and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

SECTION 9.5.Governing Law; Severability

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. In particular, this Agreement shall be construed in a manner that is consistent with all the terms and conditions of the Act. If it shall be determined by a court of competent jurisdiction that any term or provision of this Agreement shall be invalid or unenforceable under the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any such term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable term or provision. If it shall be determined by a court of competent jurisdiction that any provision relating to the dividends and allocations of the Company pursuant hereto or to any expenses payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the dividends and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

SECTION 9.6.Headings

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provisions thereof.

SECTION 9.7.Additional Documents

Each Stockholder agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonable necessary to carry out the provisions of this Agreement.

SECTION 9.8.Notices

All notices, requests and other communications to any Stockholder shall be in writing and shall be deemed to have been given if personally delivered or sent by telex, telegram, air courier or registered or certified mail, return receipt requested, to the Company, at the address of the Company set forth below, or such other addresses of the Company as to which the Stockholders have been given notice, and to any Stockholder at the address set forth in Schedule A hereto. Notice shall be deemed to have been given upon delivery, in the case of personal delivery, telex and telegram; as of the day after being sent by air courier within the United States or as of the third day after being sent by international mail courier; and as of the fifth day after being mailed, in the case of delivery by mail. If to the Company, to:

FiberVisions Delaware Corporation
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894
Attn: Allen Spizzo

SECTION 9.9.Interpretation

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine and neuter.

2

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

FIBERVISIONS DELAWARE CORPORATION

By:
Name:

Title:

STOCKHOLDERS:

SPG/FV INVESTOR LLC

By:
Name:

Title:

WSP, INC.

By:
Name:
Title:

SCHEDULE A

FiberVisions Delaware Corporation

Stockholders	Number of Shares	Ownership Percentage

SPG/FV Investor LLC c/o SPG Partners, LLC 667 Madison Avenue New York, NY 10021		51%
WSP, INC. Hercules Plaza 1313 North Market Street Wilmington, DE 19894		49%

If SPG exercises its Option to acquire 14% of the Stock of the Company from WSP, this Schedule A shall be amended and restated as follows:

Stockholders	Number of Shares	Ownership Percentage
SPG/FV Investor LLC c/o SPG Partners, LLC 667 Madison Avenue New York, NY 10021		65%
WSP, INC. Hercules Plaza 1313 North Market Street Wilmington, DE 19894		35%

SCHEDULE B

Nominees

[TBD]

SCHEDULE C

Pre-Approved Affiliate Fees

[TBD]

EXHIBIT A

FORM OF AGREEMENT TO BE BOUND

[DATE]

To the Parties to the

Stockholders Agreement

dated as of ________, 2006

Dear Sirs:

Reference is made to the Stockholders Agreement dated as of _________, 2006, (the “Stockholders Agreement”), among FiberVisions Delaware Corporation, WSP, Inc. and SPG/FV Investor LLC and each other Stockholder who or which shall become parties to the Stockholders Agreement as provided therein. Capitalized terms used herein and not defined have the meanings ascribed to them in the Stockholders Agreement.

In consideration of the representations, covenants and agreements contained in the Stockholders Agreement, the undersigned hereby confirms and agrees that it shall be bound by all of the provisions thereof.

This letter shall be construed and enforced in accordance with the laws of the State of Delaware.

Very truly yours,

[Permitted Transferee]

OPTION AGREEMENT

DATED AS OF FEBRUARY __, 2006

between

WSP, INC.

and

SPG/FV INVESTOR LLC

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Schedules

Schedule 1.1	Subsidiaries
Schedule 3.2	Non-Contravention
Schedule 3.3	WSP Broker Fees and Expenses
Schedule 4.1	Organization; Good Standing; Corporate Power
Schedule 4.6	Accuracy of Certain Information
Schedule 4.7	SPG Broker Fees and Expenses

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OPTION AGREEMENT

THIS OPTION AGREEMENT dated as of February ____, 2006 (this “Agreement”) is made by and between WSP, Inc., a Delaware corporation (“WSP”) and SPG/FV INVESTOR LLC, a Delaware limited liability company (“SPG”).

Background

WHEREAS, Hercules Incorporated (“Hercules”) and WSP currently hold all of the issued and outstanding shares of capital stock (“Stock”) of FiberVisions Corporation (the “Company”).

WHEREAS, WSP, Hercules, SPG and the Company are parties to that certain Contribution Agreement, dated as of January 31, 2006 (“Contribution Agreement”) pursuant to which, among other things, SPG shall contribute the Contribution Amount (as defined below) to the Company in exchange for 37.78% of the Stock and the Company shall redeem all 510 shares of Stock owned by Hercules, which represents, in the aggregate, 51% of the Stock.

WHEREAS, WSP, SPG and the Company are parties to that certain Stockholders Agreement, dated as of January 31, 2006 (“Stockholders Agreement”) which sets forth certain rights and obligations of the holders of the Stock.

WHEREAS, WSP desires to grant to SPG an option to acquire 140 shares of Stock, which represents, in the aggregate, 14% of the Stock; and

WHEREAS, this Agreement provides that, among other things, WSP shall grant SPG an option to acquire the Optioned Shares, which option shall be exercisable during the Exercise Period (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. Definitions. For purposes of this Agreement, the following terms when appearing with initial capital letters will have the following meanings:

“Affiliate” of a Person shall mean a Person Controlling, Controlled by or under common Control with such Person.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Contribution Agreement” shall have the meaning set forth in the Background.

“Contribution Amount” shall have the meaning set forth in the Contribution Agreement.

“Closing” shall mean the consummation of the transactions contemplated by the Contribution Agreement.

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“Closing Date” shall mean the date on which the Closing occurs.

“Company” shall have the meaning set forth in the Background.

“Control” and each derivative thereof shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Debt Financing” shall mean the bank financing described in Section 5.3 of the Contribution Agreement.

“Definitive Agreements” shall mean this Agreement, the Amendment and all other documents and certificates delivered by any party at the Option Closing.

“Encumbrance” shall mean any encumbrance, security interest, mortgage, lien, pledge, claim, lease, agreement, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction or third party rights of any kind with respect to any property or assets (tangible or intangible), including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership of such property or assets (whether tangible, intangible, real or personal).

“Exercise Period” shall have the meaning set forth in Section 2.1(a).

“Hercules” shall have the meaning set forth in the Background.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Party” shall have the meaning set forth in Section 8.5.

“Indemnifying Party” shall have the meaning set forth in Section 8.5.

“Liens” shall mean any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever.

“Losses” shall have the meaning set forth in Section 8.1(a).

“Option” shall have the meaning set forth in Section 2.1(a).

“Option Closing” shall have the meaning set forth in Section 2.1(c).

“Option Closing Consideration” shall have the meaning set forth in Section 2.1(b).

“Option Closing Date” shall have the meaning set forth in Section 2.1(c).

“Optioned Shares” shall have the meaning set forth in the preamble hereto.

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“Order” shall mean any judgment, order, writ, decree, injunction or other determination of any authority or arbitrator or similar body whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, any other form of business organization, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Schedules” shall mean the disclosure schedules delivered by each of the parties hereto, and which form a part of this Agreement.

“Securities Act” shall have the meaning set forth in Section 3.4.

“SPG Indemnified Parties” shall have the meaning set forth in Section 8.1(a).

“SPG Indemnifying Parties” shall have the meaning set forth in Section 8.1(b).

“Stock” shall have the meaning set forth in the Background.

“Stockholders Agreement” shall have the meaning set forth in the Background.

“Subsidiaries” shall mean any corporation, partnership, limited liability company or other entity owned 51% or more by the Company as listed on Schedule 1.1 hereto.

“Third Person” shall have the meaning set forth in Section 8.6.

“Third-Person Claim” shall have the meaning set forth in Section 8.6.

“Transaction” shall mean all of the transactions contemplated in this Agreement collectively, including, but not limited to, each of the transactions contemplated in Section 2 hereof, and all actions in furtherance thereof.

“WSP Indemnified Parties” shall have the meaning set forth in Section 8.1(b).

“WSP Indemnifying Party” shall have the meaning set forth in Section 8.1(a).

SECTION 2. Grant of Option

2.1 Grant of Option; Option Closing.

(a) Grant of Option. WSP hereby grants to SPG an option (the “Option”) to purchase, on the Option Closing Date, all of the Optioned Shares from WSP for the Option Closing Consideration and on the terms set forth herein. The Option may be exercised by SPG at any time during the period beginning on January 1, 2007 and expiring on January 31, 2007 (the “Exercise Period”). Notwithstanding anything herein to the contrary, if the Option is not exercised during the Exercise Period, the Option will immediately terminate and shall be of no further force or effect.

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(b) Exercise of Option; Sale of Optioned Shares. In the event that SPG exercises the Option during the Exercise Period, on the Option Closing Date each of the following shall occur simultaneously and are expressly conditioned upon each other: (i) WSP shall sell, assign and transfer the Optioned Shares to SPG and SPG shall purchase from WSP the Optioned Shares for a purchase price in an amount in cash equal to Seven Million Four Hundred Thousand Dollars ($7,400,000) (the “Option Closing Consideration”), and (ii) the Company’s stock ledger shall be amended to reflect (x) SPG as the holder of 650 shares of Stock, which represents, in the aggregate, sixty-five percent (65%) of the Stock and (y) WSP as the holder of 350 shares of Stock, which represents, in the aggregate, thirty-five percent (35%) of the Stock.

(c) Option Closing. The Option Closing shall take place within five (5) business days after SPG has notified the Company and WSP in writing of its intent to exercise the Option and the conditions precedent to the Option Closing shall have been satisfied or waived by the appropriate party. The consummation of the Transaction shall be referred to herein as the “Option Closing” and the date on which the Option Closing occurs shall be herein referred to as the “Option Closing Date.”

(d) Option Closing Procedures. At the Option Closing, the parties shall deliver to each other the instruments, documents and consideration and shall take the actions specified in Sections 5 and 6, as applicable.

(e) Option Non-Exercise Fee. In the event that SPG does not exercise the Option during the Exercise Period, then the Option shall expire pursuant to the terms of this Agreement and SPG shall pay a non-exercise fee to WSP equal to 14% of (i) any 2006 Earnout Payment plus (ii) any 2007 Earnout Payment due to Hercules pursuant to Section 5.2 of the Contribution Agreement. SPG shall make any payment in cash within thirty (30) days after the respective Earnout Payment becomes payable.

SECTION 3. Representations and Warranties of WSP. WSP hereby makes the representations and warranties set forth in this Section 3 as of the Option Closing Date. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED IN THIS SECTION 3, NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED IS MADE TO SPG. In addition, WSP makes no representation or warranty of any kind or nature, whether express or implied , that the FiberVisions Business or SPG’s ownership, possession, operation or use of the FiberVisions Business will yield any given or stated economic, financial, profit or business result to SPG or will result in SPG having any given standing or position in any business, market or product.

3.1 Organization; Good Standing; Corporate Power.

(a) WSP is a Delaware corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to execute and deliver this Agreement and to consummate the Transaction.

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(b) This Agreement and the Transaction have been duly authorized by all corporate action required to be taken on the part of WSP. This Agreement, when executed and delivered by SPG, will constitute a valid and legally binding obligation of WSP, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) applicable federal or state securities law limiting rights of indemnification, and (iii) the effect of rules of law governing the availability of equitable remedies.

3.2 Non Contravention. Except as set forth on Schedule 3.2, neither the execution, delivery and performance of this Agreement nor the consummation of the Transaction by WSP will: (a) conflict with or result in a violation by WSP of its organizational documents; (b) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, or give rise to the acceleration of the time for performance or payment under, in any case, whether with or without the passage of time or the giving of notice or both, any agreement, contract, instrument, or evidence of indebtedness to which WSP is a party or by which WSP is bound, except for possible defaults, actions or omissions as would not reasonably be expected to have a material adverse effect on the financial condition or business of WSP, taken as a whole; or (c) except for the applicable requirements of such consents, approvals, Orders, authorizations or notices as set forth on Schedule 3.2, violate any provision of any existing law, statute, rule or regulation of any jurisdiction or any Order to which WSP or any of its assets or properties is subject.

3.3 Brokers. Except as set forth on Schedule 3.3, WSP has not employed or retained any broker, finder or other intermediary in connection with the Transaction. The fees and expenses of any broker, finder or other intermediary set forth on Schedule 3.3 shall be paid in accordance with Section 5.2 hereof.

3.4 Required Consents; Approvals. Except for filings under the HSR Act or as otherwise specifically contemplated by this Agreement or the Stockholders Agreement and as required under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, WSP is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement and the Stockholders Agreement in accordance with the terms hereof or thereof or to transfer the Optioned Shares.

3.5 Title. WSP is the beneficial and record owner of all of the Optioned Shares. WSP has good and marketable title to the Optioned Shares, free and clear of any Liens, except with respect to liens granted in connection with the Debt Financing. Upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, SPG will acquire good and marketable title to all of the Optioned Shares, free and clear of any Liens, other than transfer restrictions under federal and state securities laws and any Liens granted by SPG.

3.6 Survival of Representations. All representations and warranties contained in this Section 3 shall survive the Option Closing Date.

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SECTION 4. Representations, and Warranties of SPG. SPG represents and warrants to WSP as follows:

4.1 Organization; Good Standing, Corporate Power. SPG is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, as set forth in Schedule 4.1, and has full legal power and authority to enter into this Agreement, and to acquire the Optioned Shares. All limited liability company action on the part of SPG’s members and managers, necessary for (a) the authorization, execution and delivery by SPG of, and the performance of all obligations of SPG under, this Agreement, and (b) the purchase by SPG of the Optioned Shares from WSP pursuant to this Agreement, has been taken. This Agreement, when executed and delivered by WSP will constitute a valid and legally binding obligation of SPG, enforceable in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) applicable federal or state securities law limiting rights of indemnification, and (c) the effect of rules of law governing the availability of equitable remedies.

4.2 Noncontravention. The execution, delivery and performance of this Agreement by SPG and the consummation by SPG of the Transaction will not (a) conflict with or result in a violation of SPG’s Certificate of Formation, Operating Agreement or similar governing documents or (b) violate or conflict with, or result in a breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture, patent, patent license or instrument to which SPG is a party, or (c) violate any provision of any existing law, statute, rule or regulation of any jurisdiction or any Order to which SPG or any of its assets or properties is subject. SPG is not in violation of its Certificate of Formation or Operating Agreement (or similar governing instruments) and SPG is not in default (and no event has occurred which with notice or lapse of time or both would put SPG in default) under, and SPG has not taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which SPG is a party or by which any property or assets of SPG is bound or affected.

4.3 Investment. SPG is acquiring the Optioned Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, nor with any present intention of distributing or selling the same, and it has no obligation, indebtedness or commitment providing for the disposition thereof. SPG represents that it will not distribute or transfer any of the Optioned Shares, in the United States except in compliance with applicable federal and state securities laws, and only in compliance with the applicable provisions and restrictions set forth in the Stockholders Agreement, as amended. SPG further represents that it understands that: (a) the Optioned Shares have not been registered under the Securities Act or the securities laws of any state by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof predicated upon SPG’s warranties contained in this Section 4; and (b) the Optioned Shares cannot be sold unless a subsequent disposition thereof is registered under the Securities Act and under any applicable state securities law or is exempt from such registration.

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4.4 Knowledge. SPG represents and warrants to WSP that under all applicable securities laws and otherwise, it has (a) has such knowledge and experience in financial and business matters as is necessary to enable it to evaluate the merits and risks of an investment in the Company; and (b) has such liquidity and capacity to sustain a complete loss of its investment in the Company. SPG acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the merits and risks of investing in the Company; (b) access to information about the Subsidiaries, their respective results of operations, financial condition and cash flow, and business, in each case sufficient to enable SPG to evaluate whether to proceed with the execution and delivery of this Agreement and the acquisition of the Optioned Shares; and (c) the opportunity to obtain such additional information that the Company or the Subsidiaries possess, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to the acquisition of the Optioned Shares. SPG understands and acknowledges that no foreign, federal or state authority has made any finding or determination as to the fairness for investment of the Optioned Shares or has recommended or endorsed the Optioned Shares.

4.5 Accredited Investor. SPG is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and was not organized for the specific purpose of acquiring the Optioned Shares.

4.6 Accuracy of Certain Information. The state or country of SPG’s principal office and its exact legal name are accurately set forth on Schedule 4.6 hereto.

4.7 Brokers. Except as set forth on Schedule 4.7, SPG has not employed or retained any broker, finder, or intermediary in connection with the Transaction. The fees and expenses of any broker, finder, or intermediary set forth on Schedule 4.7 shall be paid in accordance with Section 5.2 hereof.

4.8 Required Consents; Approvals. Except for filings under the HSR Act or as specifically contemplated by this Agreement, the Stockholders Agreement and as required under the Securities Act, and any applicable state securities laws, SPG is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement and the Stockholders Agreement in accordance with the terms hereof or thereof or to transfer the Membership Interests.

4.9 Survival of Representations. All representations and warranties contained in this Section 4 shall survive the Option Closing Date.

SECTION 5. Covenants

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5.1 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the Transaction, including without limitation the obtaining of all consents, authorizations, Orders and approvals of any third party, whether private or governmental, required in connection with such party's performance of such Transaction, and each of the parties hereto shall cooperate with the others with respect to the foregoing; provided, however, that no party shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval of such third party.

5.2 Further Assurances. The parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transaction, provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon any party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement.

SECTION 6. Conditions Precedent to Option Closing. The obligations of each party hereto to proceed with the Option Closing is expressly conditioned upon the satisfaction of each of the following conditions:

(a) The Company and WSP shall have received a notice of SPG’s intent to exercise the Option within the Exercise Period.

(b) SPG shall not be in material breach of this Agreement.

(c) SPG shall have purchased the Optioned Shares from WSP in exchange for the Option Closing Consideration in accordance with Section 2.1(b) hereof.

(d) The Company’s stock ledger shall have been amended to reflect SPG as the holder of 650 shares of Stock, which represents, in the aggregate, 65% of the Stock and WSP as the holder of 350 shares of Stock, which represents, in the aggregate, 35% of the Stock.

(e) The parties shall have complied with all of their respective obligations in this Agreement that are to be performed at or prior to the Option Closing, including but not limited to those set forth in Sections 5 and 7.

(f) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Option Closing shall have been taken, made or obtained, including, without limitation, any filings required under the HSR Act.

(g) In respect of the notification of SPG on the one hand and WSP on the other hand pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or been terminated.

(h) All contractual and other third party consents and notices required to be obtained or made prior to the Option Closing Date shall have been obtained.

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SECTION 7. Closing Deliveries.

7.1 WSP Option Closing Deliveries.

(a) At the Option Closing, WSP shall deliver to SPG the documents set forth below:

(i) A Certificate of the Secretary of WSP to the effect that (1) the resolutions of the Board of Directors approving the sale by WSP to SPG of the Optioned Shares and the execution of this Agreement by WSP, attached to such certificate were duly adopted and continue in force and effect, and (2) the officers of WSP executing this Agreement and such other documents executed and delivered pursuant to or in connection with this Agreement are incumbent officers of WSP, and that the specimen signatures on such certificate or certificates are their genuine signatures; and

(ii) The representations and warranties of WSP contained in this Agreement and in any certificate or other document delivered in connection herewith shall be true in all material respects at and as of the Option Closing Date, as if made at and as of such date, (2) the covenants contained in this Agreement to be complied with by WSP at or before the Option Closing shall have been complied with in all material respects; and (3) WSP shall have delivered to SPG a certificate to such effect signed by a duly authorized representative thereof.

7.2 SPG Option Closing Deliveries. At the Option Closing, SPG shall deliver to the Company the following:

(i) A Certificate of the Secretary of SPG to the effect that (1) the resolutions of the Board of Directors approving the exercise of the option by SPG and the execution of this Agreement by SPG, attached to such certificate were duly adopted and continue in force and effect, and (2) the officers of SPG executing this Agreement and such other documents executed and delivered pursuant to or in connection with this Agreement are incumbent officers of SPG, and that the specimen signatures on such certificate or certificates are their genuine signatures;

(ii) Payment of the Option Closing Consideration to WSP by wire transfer of immediately available funds as directed by WSP; and

(iii) (1) The representations and warranties of SPG contained in this Agreement and in any certificate or other document delivered in connection herewith shall be true in all material respects at and as of the Option Closing Date, as if made at and as of such date, (2) the covenants contained in this Agreement to be complied with by SPG at or before the Option Closing shall have been complied with in all material respects; and (3) SPG shall have delivered a certificate to the Company to such effect signed by a duly authorized representative thereof.

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SECTION 8. Indemnification.

8.1 Indemnification by Parties.

(a) WSP (the “WSP Indemnifying Party”) agrees to indemnify and hold SPG and its Affiliates, officers, directors, members, heirs, successors, permitted assigns, executors, employees and agents (the “SPG Indemnified Parties”) harmless from and against any and all claims, actions, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) resulting from any material misrepresentation or material breach of a representation or warranty or covenant by WSP made in this Agreement.

(b) SPG (the “SPG Indemnifying Party”), agrees to indemnify and hold WSP and its Affiliates, officers, directors, partners, members, successors, permitted assigns, employees and agents (in such capacity, the “WSP Indemnified Parties”) harmless from and against all Losses, resulting from any material misrepresentation or material breach of a representation or warranty or a covenant made by SPG in this Agreement.

8.2 Limitations on Indemnity. Notwithstanding the foregoing provisions of Section 8.1 and any other provision of this Agreement: The WSP Indemnifying Party shall not have any obligation or liability to make indemnification payments under this Agreement except in respect of matters as to which the Indemnified Parties shall have asserted a claim in the manner set forth in Section 8.3 hereof. Notwithstanding the expiration of claims as set forth in Section 8, any claim that has been timely asserted by an Indemnified Party (as hereinafter defined) in accordance with Section 8.5 hereof within the applicable time period specified in Section 8 shall survive the applicable time limit set forth in Section 3.6 until the final resolution of the claim.

8.3 Effect of Insurance. With respect to any indemnifiable claim hereunder, the amount recoverable by the party seeking indemnification shall take into account any reimbursements, net of taxes, realized by such party from insurance policies or other indemnification sources arising from the same incident or set of facts or circumstances giving rise to the claim for indemnification. Upon the payment of the indemnified claim from the Indemnifying Party to the Indemnified Party, the Indemnifying Party shall have a right of subrogation with respect to any insurance proceeds or other rights to third party reimbursement for such claims held by the Indemnifying Party. Nothing in this Section 8.3 shall create an obligation on the part of any party to carry any specific types or amounts of insurance.

8.4 Exclusive Remedy. With the exception of any claims for fraud, willful misrepresentation, the indemnification obligations of WSP under this Section 8 shall constitute the sole and exclusive remedy of SPG with respect to any breach of any representation, warranty or covenant by WSP hereunder.

8.5 Notice of Claim. In the event that a SPG Indemnified Party or a WSP Indemnified Party (an “Indemnified Party”) seeks indemnification, the Indemnified Party shall give reasonably prompt written notice to the WSP Indemnifying Party or SPG Indemnifying Party, as the case may be (the “Indemnifying Party”), specifying the facts in reasonable detail constituting the basis for such claim and the amount, to the extent known, of the claim asserted. The parties shall attempt for not less than thirty (30) days to negotiate a mutually satisfactory resolution of such matter. In the event the parties are not able to agree on a mutually satisfactory resolution, either party may seek to resolve the dispute by litigation.

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8.6 Third Person Claims. If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Party (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, control the defense of or settle the claim alleged by such Third Person (a “Third-Person Claim”); the Indemnified Party may thereafter participate in (but not control) the defense of any such Third-Person Claim with its own counsel at its own expense. Any settlement must be consented to by the Indemnified Party unless such settlement provides for a full release and satisfaction of all outstanding claims against the Indemnified Party and only involves the payment of money in satisfaction of such claim. Upon the reasonable request of the Indemnifying Party, the Indemnified Party shall promptly provide such information as may be reasonably needed by the Indemnifying Party to make a determination of whether or not to assume defense of such claim. If after the receipt of such information the Indemnifying Party shall fail to assume the defense of any such Third-Person Claim within twenty (20) days of receiving written notification of such claim and such requested information:

(a) the Indemnified Party, in good faith, may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving at least thirty (30) days’ advance notice of any proposed settlement to the Indemnifying Party and receiving the Indemnifying Party’s prior written consent, which may not be unreasonably withheld, on such terms as the Indemnified Party, in good faith, may deem appropriate; and

(b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third-Person Claim and shall cooperate in the defense thereof.

SECTION 9. Termination and Waiver.

9.1 Termination. This Agreement may be terminated prior to the Option Closing:

(a) by the mutual written consent of WSP and SPG;

(b) by either WSP or SPG in the event of the issuance of a final, nonappealable governmental order restraining or prohibiting the consummation of the Transaction; or

(c) automatically at 5:00 p.m. (EST) on January 31, 2007.

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9.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other parties to this Agreement.

9.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 9.4 and Section 10, provided, however, that nothing in this Agreement shall relieve any party from liability for any (i) any intentional, knowing and material misrepresentation or breach of warranty by such party or (ii) a willful and material breach by the such party of any covenant or agreement contained herein.

9.4 Return of Documents. Upon termination of this Agreement prior to the Option Closing, SPG shall deliver to WSP the originals and all copies made available to SPG of information concerning WSP, and SPG shall not retain or furnish to any third party any copies, extracts, or other reproductions in whole or in part of such information.

SECTION 10. Miscellaneous.

10.1 Binding Agreement. This Agreement and each provision herein shall be binding upon and applicable to, and shall inure to the benefit of, the parties hereto, their heirs, executors, successors and permitted assigns.

10.2 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made and received when personally delivered, five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested or one (1) business day after being sent via facsimile (with answer back receipt and hard copy sent by mail as provided above) or nationally-recognized overnight courier service, addressed as set forth below or at such other address as such party may designate in the manner set forth in this Section 10.2:

If to WSP, then to:

c/o Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894
Telephone No.: (302) 594-6491
Facsimile No.: (302) 594-6909
Attention: Allen Spizzo

With a copy to:

Hercules Incorporated    Hercules Incorporated
Hercules Plaza     Hercules Plaza
1313 North Market Street   1313 North Market Street
Wilmington, DE 19894   Wilmington, DE 19894
Telephone No.: (302) 594-5128  Telephone No.: (302) 594-6460
Facsimile No.: (302) 594-7252  Facsimile No.: (302) 594-7730
Attention: Israel Floyd   Attention: Gregory McCoy

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Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
Telephone No: (215) 864-8606
Facsimile No: (215) 864-9166
Attention: Justin P. Klein

If to SPG, then to the address indicated on Schedule 4.6 hereto.

With a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave
New York, NY
Telephone No.: (215) 455-3629
Facsimile No.: (215) 455-2502
Attention: Alan G. Schwartz

10.3 Consents and Waivers. No consent or waiver, express or implied, by any party hereto of the breach, default or violation by any other party hereto of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach, default or violation of the same or any other obligations of such party hereunder. Failure on the part of any party hereto to complain of any act of any of the other parties or to declare any of the other parties hereto in default, irrespective or how long such failure continues, shall not constitute a waiver by such party of his rights hereunder.

10.4 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, and any attempted prohibited assignment shall be void. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

10.5 Amendments and Termination. No change, modification or termination of this Agreement shall be valid unless the same is in writing and signed by WSP and SPG.

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10.6 Governing Law; Consent to Jurisdiction. This Agreement and all questions relating to its validity, interpretation and performance shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law principles or rules. Each party hereto consents and agrees that the state or federal courts located in the State of Delaware shall have exclusive jurisdiction to hear and determine any claims or disputes pertaining to this Agreement or any of the other Definitive Agreements, and each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in such court, and such party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.

10.7 Prior Agreements. This Agreement, including the Exhibits and Schedules hereto, supersede any prior or contemporaneous understanding or agreement among the parties respecting the subject matter hereof or thereof. There are no arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein or in documents executed contemporaneously herewith. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification or waiver shall be in writing and signed by the parties hereto.

10.8 Public Announcements. Except as may be required by Law or stock exchange rules, no party to this Agreement or any Affiliate or representative of such party shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the Transaction contemplated by this Agreement without the prior written consent of WSP or SPG, as the case may be (which consent shall not be unreasonably withheld), and prior to any announcement or communication the parties shall cooperate as to the timing and contents of any such announcement or communication.

10.9 Severability. In case any of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.10 Counterparts. This Agreement may be signed in any number of counterparts and/or by facsimile, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement.

10.11 Captions. The captions and headings in this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WSP, INC.

By:
Name:
Title:

SPG/FV INVESTOR LLC

By:
Name:
Title:

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Schedule 1.1

Subsidiaries

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Schedule 3.2

Non Contravention

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Schedule 3.3

WSP Broker Fees and Expenses

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Schedule 4.1

Organization; Good Standing; Corporate Power

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Schedule 4.6

Accuracy of Certain Information

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Schedule 4.7

SPG Broker Fees and Expenses

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TRANSITION SERVICES AND FACILITIES USE LICENSE AGREEMENT

This Transition Services and Facilities Use License Agreement (“Agreement”) is dated as of the ____ day of ___________, 2005, by and between Hercules Incorporated, a Delaware corporation with offices at 1313 North Market Street, Wilmington, Delaware ("Hercules"), and FiberVisions, Delaware Corporation, a Delaware corporation with offices at [_________________] including its subsidiaries ("FV”). Hercules and FV may be referred to herein individually as a “Party” and together as the "Parties." As used herein, FV shall include FV's affiliated companies receiving Services pursuant to this Agreement, and Hercules shall include Hercules’ affiliated companies providing Services pursuant to this Agreement. Additionally, country-specific counterparts of this Agreement may be used with regard to affiliates of the Parties, in which case this Agreement shall govern the provision of Services as to such affiliates only to the extent not expressly superseded by the country-specific counterpart.

WHEREAS, FV is a 51% owned subsidiary of Hercules and a 49% owned subsidiary of WSP, Inc., a wholly owned subsidiary of Hercules (“WSP”).

WHEREAS, Hercules has sold its 51% ownership in FV to SPG/FV Investor LLC, a Delaware limited liability company (“SPG”) in accordance with that certain Contribution Agreement dated January 31, 2006 among Hercules, WSP, SPG and FV (“Contribution Agreement”) and whereby following the transaction SPG intends to operate FV independently of Hercules (the “Acquired Business”).

WHEREAS, FV has been receiving certain services in support of its operations from Hercules or from entities affiliated with Hercules, and FV desires to continue to receive certain of such services in connection with the Acquired Business for the time periods set forth herein;

WHEREAS, FV has been using space in facilities of Hercules and FV desires to continue to use certain of such space for the Acquired Business for the time periods set forth herein;

WHEREAS, Hercules agrees, upon the terms and conditions set forth in this Agreement, to make available for use by and/or to provide or cause to be provided to FV certain space and support services for the time periods set forth herein; and

WHEREAS, the Parties desire this Agreement to become automatically effective on [date hereof] (the "Effective Date").

NOW THEREFORE, the Parties hereby agree as follows:

SECTION 8.   ARTICLE 1. SCOPE OF SERVICES

8.1  A.Services. During the term of this Agreement, FV hereby engages Hercules to provide, and Hercules hereby agrees to provide or cause to be provided to FV for the Acquired Business the services identified in Exhibit A hereof (as from time to time added to or deleted from such Exhibit A pursuant to this Agreement, collectively referred to hereinafter as the “Services”). Except where Services are currently outsourced by Hercules or as provided in Article 1B, below, Hercules shall provide the Services by and through the Hercules employees. Certain Services are currently provided to Hercules and its affiliated companies (for FV as well as other businesses of Hercules) by other companies which are affiliated with Hercules, or by third-Parties, or pursuant to certain shared service or cost agreements by and between Hercules and various companies affiliated with Hercules. Hercules shall take such steps as are necessary and appropriate to cause the various Hercules-affiliated entities to provide Services to FV for the Acquired Business. Hercules shall use its best efforts to obtain the consent of others and third parties to provide the Services (and FV shall provide reasonable cooperation to assist in connection with obtaining such consent) hereunder. Hercules shall use reasonable efforts to cause any third parties to provide Services to the Acquired Business, but in each case, only in accordance with the terms and conditions of this Agreement. In the event Hercules is not able to secure the agreement of any third parties to provide Services to the Acquired Business, the Parties will mutually cooperate (at FV’s expenses) to obtain like services from another source. Hercules shall obtain any required licenses or license modifications for software used to provide transition services to FV if such licenses are required by the software owner; FV agrees to pay the license fees for services provided under Exhibit A. If a third party supplier or vendor will not provide the same contract terms to FV, Hercules shall pass any additional cost to FV. Hercules shall bear the cost associated with loss of favorable terms and conditions on the business retained by Hercules.

8.2  B.Service Standard. Hercules shall provide or cause to be provided the personnel, facilities, equipment, systems and management to perform the Services (but only to the extent the same have been provided by Hercules to FV during the six (6) month period immediately preceding the Effective Date) and Hercules shall provide the Services consistent with Hercules’ practices and policies in effect during the six months period preceding the Effective Date. The foregoing standard shall be referred to herein and in the Exhibits hereto as the "Hercules Standards" or "Services Standard." Exhibit A, attached hereto, shall take precedence in defining the Services to be provided to FV by Hercules.

8.3  To the extent reasonably practicable, Hercules shall give FV at least fifteen (15) days prior notice of Hercules’ inability to provide Services. If despite using its commercially reasonable efforts, Hercules is unable to provide a specific Service, Hercules will permit a mutually acceptable FV employee or third party to provide such Services at FV's sole cost and expense, provided such employee or third party will pose no unreasonable risk of material interruption or diminished functionality to the existing Hercules systems or business operations. In the event a third party is to provide such Services or assist in connection therewith, such third party shall be required to execute a confidentiality agreement reasonably acceptable to Hercules and FV prior to initiating such Services. Such third party shall operate under the direct supervision of Hercules personnel. In the event that Services cannot be provided through the above mentioned employee or third party, then Hercules and FV shall use commercially reasonable efforts to cooperate with each other to find a mutually acceptable means of having the affected Services provided to FV for the reminder of the relevant Term thereof.

8.4  Neither Hercules nor or any of its affiliated companies will be required to stay in business, replace employees who voluntarily terminate their employment with Hercules or the provider of the Services or take other extraordinary measures solely to provide the Services to FV for the Acquired Business. Notwithstanding the foregoing, without the prior written consent of FV, (a) Hercules shall not be entitled to terminate a Service to FV if Hercules otherwise provides a comparable service to one or more other businesses of Hercules that would not be terminated, and (b) in the event a Service is reduced, such reduction shall not disproportionately affect the Service provided to FV as compared to a similar service otherwise provided to Hercules.

8.5  C.Special Services and Projects. During the term of this Agreement, FV may from time to time request that Hercules provide special services or projects in addition to the Services, and Hercules shall make commercially reasonable efforts to provide such additional services or projects. If Hercules provides such additional services or projects, the Parties shall negotiate in good faith the terms (including, without limitation, price) for providing such additional services or projects and, following agreement on such terms, Exhibit A hereof shall be amended to include such additions. If despite using commercially reasonable efforts, Hercules is unable to provide such additional services or projects, Hercules will permit a mutually acceptable FV employee or third party to Hercules and FV to provide such additional services or projects at FV's sole cost and expense, provided such employee or third party reasonably concludes that provision of such additional services or projects will pose no risk of material interruption or diminished functionality to the existing Hercules systems or business operations. In the event a third party is to provide such additional services or projects or assist in connection therewith, such third party shall be required to execute a confidentiality agreement reasonably acceptable to Hercules and FV prior to initiating such additional services or projects. Such third party shall operate under the direct supervision of Hercules personnel.

8.6  D.Agreement Contacts. In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, the Parties shall designate a single contact person. The initial contact person for a party shall be the person listed below each party’s signature hereto. A party may change its contact person by giving the other party notice thereof.

SECTION 9.   ARTICLE 2. FACILITIES USE LICENSE

9.1  A.License Grant. During the term of this Agreement, FV hereby engages Hercules to provide, and Hercules hereby agrees to provide and license to FV, as set forth below, the right to use space as set forth on Exhibit B, at the end of Exhibit B, for the benefit of the Acquired Business (the “License”). To the extent building services are required of any landlord of Hercules for a Licensed Premises, this License shall be deemed a sublease.

9.2  B.The Licensed Premises. In consideration of the covenants and agreements hereinafter contained, to be kept and performed by FV (including but not limited to, the fees to be paid hereunder), Hercules grants to FV the license and privilege of using the premises set forth on Exhibit B (the “Licensed Premises”). The License shall include the right to use the driveways, parking lots, washroom facilities, office equipment, furniture and fixtures, and other similar amenities at the Licensed Premises. The Licensed Premises shall be used solely by FV for operating the Acquired Business, and shall include offices (furnished by Hercules in accordance with Hercules’ normal standards) and work space for FV's employees, contractors and invitees . It is agreed that nothing herein shall be construed to prevent Hercules, its employees, representatives and/or agents from entering upon and working in the Licensed Premises to provide the Services; provided that (i) the provision of the Services does not unreasonably disturb the operations of FV, and (ii) Hercules and its affiliates will not be denied, delayed or impeded from using the Licensed Premises for Hercules’ other businesses operating at the Licensed Premises, provided that such use is in a manner consistent with and to the extent of the Hercules’ practices as of the Effective Date. FV's use of space in any Licensed Premises shall at all times during the Term be in compliance with the applicable lease for such Licensed Premises (subject to Hercules providing FV with notice of the applicable terms on or before the Effective Date), and in compliance with all applicable laws, rules, regulations, codes, and ordinances, and Hercules’ safety procedures.

9.3  C.Quiet Possession. Subject to the terms of this Agreement, Hercules covenants and agrees that FV shall, and may at all times during the Term, peaceably possess and quietly have, hold and enjoy the Licensed Premises without unreasonable disturbance of FV by Hercules or any person claiming through or under Hercules.

9.4  D.Ancillary Services. In connection with the specific Services and level of Services set forth on Exhibit A, and the use of the Licensed Premises by the Acquired Business, Hercules shall, consistent with its past practices, furnish to the Acquired Business, free of any cost in addition to the amounts paid hereunder, as part of the services rendered by Hercules to the Acquired Business, the following ancillary services: adequate light, heat, gas, hot and cold water, air conditioning, janitorial maintenance services, electricity, mailroom services, and telephone switching services (hereinafter the “Ancillary Services”). FV shall pay (where possible, directly to the third party service provider) for all local, toll and long distance calls, parcel post, special and other shipping of packages, products and the like (including, but not limited to, by private overnight delivery services such as Federal Express, United Parcel Service and DHL). Hercules shall provide the Ancillary Services in compliance with all applicable laws, statutes and ordinances. Unless caused by its negligence or willful misconduct, Hercules shall not be responsible for any interruption or failure of the Ancillary Services.

9.5  E.Deliveries. Hercules shall accept at its receiving docks all deliveries consigned to FV or the Acquired Business and notify FV thereof, whereupon FV shall promptly remove same from the receiving dock.

9.6  F.Fixtures. Unless otherwise agreed to by the Parties in writing or as provided in the following sentence, all additional fixtures (other than those facilities and items included in the Licensed Premises) which shall be required by FV in the operation of the Acquired Business shall be provided by FV, provided, however, that with respect to fixtures to be affixed to the Licensed Premises, use by FV shall be subject to the approval of Hercules with respect to style, design, construction, color, and finish prior to installation (such approval not to be unreasonably withheld, conditioned or delayed). FV may use fixtures at the Licensed Premises during the Term so long as: (a) such fixtures were used regularly in the ordinary course of the Business prior to the Effective Date; (b) such fixtures are located within the space licensed to FV; (c) FV's use of such fixtures is not reasonably likely to result in the disclosure of confidential information of Hercules or its affiliates to FV or its employees, contractors or invitees; and (d) FV has not discontinued use of such Licensed Premises. Any fixtures, equipment and accessories provided by FV (or sold by Hercules to FV under the Contribution Agreement) shall remain the property of FV and shall be removed at FV's expense from the Licensed Premises within a reasonable time after the cessation of operations at the Licensed Premises by FV. FV shall repair any damage occasioned by all such removals at its own expense, and in default thereof, and without affecting in any way any remedies Hercules may have in law or in equity as a result of such default, Hercules may, following notice to FV, effect such repairs and FV shall reimburse Hercules for the reasonable cost thereof.

9.7  G.Casualty Loss and Condemnation. In the event of damage to any of the Licensed Premises, by fire or any other casualty loss occasioned by natural or human force, by which the Licensed Premises shall be destroyed to the extent that, for the remainder of the Term, it is impracticable for FV to carry on the Acquired Business therein, or in the event of the loss of use of the Licensed Premises due to condemnation by a governmental or quasi-governmental agency, this License shall ipso facto terminate and be of no further force and effect with respect to the Licensed Premises at issue; provided, however, that if the Licensed Premises at issue is only partially destroyed so that it may be restored within a reasonable time to a suitable condition for the continuation of the Acquired Business, or only partially taken through condemnation such that the Acquired Business can continue to operate without a material adverse impact, this License shall remain in full force and effect.

9.8  H.Insurance. FV, at its own cost and expense, shall be responsible for insuring or self-insuring its owned or leased personal property (including trade fixtures, and equipment,), located on or about the Licensed Premises, it being understood that the same is not the responsibility of Hercules nor shall Hercules be liable therefore, except where caused by the gross negligence or willful misconduct of Hercules. Further, FV, at its own cost and expense, shall be responsible for insuring or self-insuring any liability it may have for damage to Hercules property. All insurance policies carried by FV pursuant to this Article 2H shall expressly waive any insurer’s right of subrogation against Hercules. Hercules, at its own cost and expense, shall be responsible for insuring or self-insuring its owned or leased personal property (including trade fixtures, machinery, equipment, stocks, inventories and contents), located on or about the Licensed Premises, it being understood that the same is not the responsibility of FV nor shall FV be liable therefore, except where caused by the negligence or willful misconduct of FV. Further, Hercules, at its own cost and expense, shall be responsible for insuring or self-insuring any liability it may have for damage to FV property. All insurance policies carried by Hercules pursuant to this Article 2H shall expressly waive any insurer’s right of subrogation against FV.

9.9  I.Alterations. FV may not make alterations, changes, additions and improvements to the Licensed Premises without the prior written approval of Hercules, which shall not be unreasonably withheld, conditioned or delayed.

SECTION 10.   ARTICLE 3. TERM AND TERMINATION

10.1  A.Term. Except as set forth in Article 3B, below, this Agreement shall be effective as of the Effective Date, and shall continue for twelve months, unless a different period is provided therefore on Exhibit A and Exhibit B, respectively, or the Parties mutually agree in writing to an extended period (the “Term”), or unless earlier terminated pursuant to Article 3B, below. During the Term, FV shall endeavor to not need Services beyond six (6) months after the Effective Date; however, if there are Services which FV desires to have beyond six months then FV shall notify Hercules as soon as practicable (but in no event later than 30 days prior to the date six months after the Effective Date). Also, FV and Hercules shall endeavor to meet 30 days before the expiration of this Agreement to discuss (with no obligation to agree) whether this Agreement will be extended for any period.

10.2  B.Termination. Except as otherwise provided herein, FV may terminate this Agreement or one or more of the Services or one or more of the Facility Licenses provided pursuant to this Agreement as of the end of any calendar month upon at least thirty (30) days advance written notice to Hercules. Upon termination of this Agreement, or upon termination of one or more of the Services or one or more of the Facility Licenses provided pursuant to this Agreement, Hercules shall cease and shall cause its affiliates to cease providing the terminated Service(s), and FV shall vacate the facility where the Facility License has been terminated, leaving such facility in broom clean condition and otherwise in compliance with the terms and conditions of this Agreement. FV's obligation to pay monies owed to Hercules for Services provided prior to the effective date of such termination notice(s) shall survive the termination or expiration of this Agreement.

SECTION 11.   ARTICLE 4. USE LICENSE FEE AND SERVICES FEE

11.1  A.FV agrees to pay to Hercules on a monthly basis during the Term of this Agreement, in consideration for the Services rendered to FV and the Acquired Business as herein provided (“Service Fees”), and for the License for the Licensed Premises (“License Fees”) the amounts set forth opposite each such Service and Licensed Premises on Exhibit A and Exhibit B, respectively.

11.2  B.To the extent that during the Term the Parties mutually agree to modify, amend, delete or add to the Licensed Premises and/or the Services, the Parties shall cooperate to determine in good faith an equitable adjustment to the amounts paid by FV to Hercules.

SECTION 12.   ARTICLE 5. COMPENSATION, BILLING AND PAYMENT

12.1  A.SERVICE FEES UNDER EXHIBIT A and LICENSE FEES UNDER EXHIBIT B

12.2  (1)Each month, Hercules shall submit to FV for payment an invoice reasonably detailing the amounts due for Service Fees and License Fees for the immediately preceding month. Such invoice shall be payable by FV within thirty (30) days from the date of such invoice unless FV contests in good faith the amounts set forth in such invoice by giving written notice to Hercules of such dispute within the payment period, in which case FV shall pay all amounts not in dispute within such 30 day period. Any properly due amounts not in dispute set forth in an invoice not timely paid by FV shall bear interest at the rate of LIBOR plus 200 basis points per annum until paid. In the event that the Parties mutually agree, the amounts due under this provision may be paid as a lump sum combined with the net payments due under Article 5B of this Agreement.

12.3  (2)In the event that a review of invoices for amounts paid by FV indicates an overpayment by FV for Service Fees or License Fees, Hercules will, within ten (10) days after completion of such review, reimburse FV for the full amount of any such overpayment, plus the costs of such review and interest accrued from the date of overpayment at the rate of LIBOR plus 200 basis points per annum, not to exceed the maximum rate permitted under applicable law.

12.4  (3)If either Party believes that there has been a material change in the quantity or quality of Services being delivered, they may request a review by the Steering Committee of the monthly Service Fee or License Fee to adapt Article 4 A and/or Exhibit A in accordance with such change.

12.5  B.SETTLEMENT OF ACCOUNTS FOR ACQUIRED BUSINESS

12.6  (1)Not later than thirty (30) days after the last business day of each month during the Term, Hercules shall provide to FV an accounting of all amounts due under this Agreement, all collections, receipts and other remittances to Hercules on account of the Acquired Business and all expenses for the Acquired Business paid by Hercules on behalf of the Acquired Business since the last accounting in accordance with Schedule A hereto. With such accounting, Hercules shall identify the net amount due Hercules or remit to FV by wire transfer the net amount due FV. If there is a net amount due Hercules, FV shall remit to Hercules via wire transfer the net amount due Hercules within seven (7) days following receipt of the cash flow statement. Any properly due amounts due either Party not timely paid to shall bear interest at the rate of LIBOR plus 200 basis points per annum until paid.

12.7  C.SURVIVAL OF OBLIGATIONS

12.8  Notwithstanding the expiration or earlier termination of this Agreement, the Parties obligations to each other under this Article 5 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

12.9  ARTICLE 6. NOTICES.

12.10  Any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and delivered personally, by facsimile (with electronic confirmation of receipt and with a confirmed copy sent by first class mail or by overnight courier), or sent by registered or certified mail, postage prepaid, or sent by a recognized overnight courier (e.g., Federal Express, Airborne or UPS) (a “Notice”) as follows:

If to Hercules to:

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, Delaware 19894-0001

Phone Number: (302) 594-6460
Attention: Gregory S. McCoy

With a copy to:

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, Delaware 19894-0001

Phone Number: (302) 594-5128
Facsimile Number: (302) 594-7252
Attention: Israel Floyd

If to FV to:

SPG/FV Investor LLC
667 Madison Avenue
New York, NY 10021

Phone Number: (212) 508-3300
Facsimile Number: (212) 508-3301
Attention: Ian Snow

With a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Phone Number: (212) 455-2000
Facsimile Number: (212) 455-2502
Attention: Alan Schwartz

or at such other address or to such other person for a Party as shall be specified by like Notice. Any Notice which is delivered in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party.
12.11  ARTICLE 7. DELEGATION AND ASSIGNMENT.

12.12  Except to the extent permitted by Article 1A of this Agreement, Hercules shall not delegate any of its duties to perform Services hereunder. FV shall not assign or subcontract its rights, duties or obligations under this Agreement, except (a) to its subsidiaries, affiliates, contractors or agents (with reasonable prior notice to Hercules and subject to Hercules’ ability to provide Services to such persons) or (b) with the prior written consent of Hercules. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

12.13  ARTICLE 8. LIMITED WARRANTY.

12.14  In performing the Services, Hercules shall employ methods, procedures and utilities of a quality at least equal to those employed by it with respect to its own business and affairs. Except as otherwise provided in this Agreement, HERCULES EXPRESSLY DISCLAIMS (i) ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THOSE OF WORKMANSHIP, DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND INFRINGEMENT; AND (ii) THAT THE SERVICES PROVIDED HEREUNDER WILL YIELD ANY GIVEN OR STATED ECONOMIC, FINANCIAL, PROFIT OR BUSINESS RESULT TO FV OR WILL RESULT IN FV HAVING ANY GIVEN STANDING OR POSITION IN ANY BUSINESS, MARKET OR PRODUCT. NEITHER PARTY SHALL HAVE LIABILITY TO THE OTHER FOR ANY PUNITIVE DAMAGES OF ANY TYPE OR KIND.

12.15  ARTICLE 9. BOOKS AND RECORDS.

12.16  A.Hercules shall keep, and make available to FV and its representatives, complete and accurate records and accounts, in accordance with the Hercules’ normal practices, of all transactions pertaining to the Services, Licenses and payroll records, receipts and payments hereunder, and shall preserve them for a period of eight (8) years following the end of the fiscal year to which they pertain. After the expiration of the eight (8) year period referred to in this Article 9A, Hercules shall have no further duty to retain any of such books and records or to notify FV before the disposition or destruction thereof. FV may review these books and records upon reasonable advance notice during normal business hours.

12.17  B.Notwithstanding the expiration or earlier termination of this Agreement, the Parties obligations to each other under this Article 9 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

SECTION 13.   ARTICLE 10. CONFIDENTIAL INFORMATION

13.1  A.For purposes hereof, “Confidential Information” means any and all information of either Party that might reasonably be considered confidential, secret, sensitive, proprietary or private. To the extent practicable, Confidential Information shall be marked “proprietary” or “confidential.” Confidential Information shall include the following:

(a)  (1)data, know-how, formulae, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, lists, financial information, studies, findings, inventions and ideas, or proprietary information relating to either Party or the methods or techniques used by either Party;

(b)  (2)data, documents or proprietary information employed in connection with the marketing and implementation of each Party’s products, including cost information, business policies and procedures, revenues and markets, distributor and customer lists, and similar items of information;

(c)  (3)any other data or information obtained by either Party during the term of this Agreement which is not generally known to and not readily ascertainable by proper means by third persons who could obtain economic value from its use or disclosure;

(d)  (4) as to FV's confidentiality obligations hereunder, any data obtained from the use of Hercules’ computer systems by FV’s employees or agents, including but not limited to SAP and Lotus Notes, except data pertaining solely to the Acquired Business; and

(e)  (5)as to Hercules' confidentiality obligations hereunder, any data, information, or documents pertaining to the assets sold to FV or the Acquired Business.

13.2  B.The receiving Party shall treat as confidential all Confidential Information of the other Party, or of any subsidiaries or affiliates of such other Party, that comes to the receiving Party’s knowledge through this Agreement. The receiving Party shall take such steps to prevent disclosure of such Confidential Information to any third person as it would take in protecting its own proprietary or confidential information, and shall not use any portion of such Confidential Information for any purpose not authorized herein.

13.3  C.No person receiving Confidential Information shall be under any obligations with respect to any Confidential Information:

(a)  (1)which is, at the time of disclosure, available to the general public;

(b)  (2)which becomes at a later date available to the general public through no fault on its part and then only after said later date;

(c)  (3)which it can demonstrate was in its possession before receipt from the discloser (excluding Confidential Information possessed by Hercules prior to Closing that relates to the assets sold to FV or the Acquired Business);

(d)  (4)which is disclosed to it without restriction on disclosure by a third party who has the lawful right to disclose such information;

(e)  (5)which it can demonstrate was independently developed by it (excluding Confidential Information possessed by Hercules prior to Closing that relates to the assets sold to FV or the Acquired Business); or

(f)  (6)after five (5) years from the date of disclosure.

13.4  D.In the event that any Party is requested or required (by oral questions, interrogatories, requests for information or documents, or other similar process utilized in connection with legal proceedings, or in connection with compliance with a subpoena, civil investigative demand or other similar process) to disclose any such Confidential Information, such Party shall provide the other Party with prompt written notice of any such requests or requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of Article 10 of this Agreement.

13.5  E.In order to protect the interests of both Parties with respect to Confidential Information contained within the information technology systems (both hardware and software) which will be utilized by the Parties during the Term, both Parties shall use reasonable best efforts to implement and effect security procedures intended to protect such Confidential Information.

13.6  F.SUBJECT TO THE ABOVE ARTICLE 10C., THE CONFIDENTIALITY AND NON-DISCLOSURE OBLIGATIONS OF THIS ARTICLE SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

SECTION 14.   ARTICLE 11 INDEPENDENT CONTRACTOR

SECTION 15.   Hercules is and shall remain at all times an independent contractor of FV in the performance of all Services hereunder; and all persons employed by Hercules or under contract or agreement with Hercules to perform such Services shall be and remain employees or contractors solely of Hercules and subject only to the supervision and control of Hercules supervisory personnel.

SECTION 16.   ARTICLE 12 COMPLIANCE WITH LAWS AND REGULATIONS

16.1  A.Each Party shall give all notices and obtain all licenses and permits required by applicable laws, rules, ordinances, codes or regulations and shall comply with all applicable laws, rules, ordinances, codes and regulations of any governmental entity or regulatory agency governing the Services to be provided hereunder.

16.2  B.If it is found that a service or report results in either Party being given notice that it is violation of a law or regulation by a third-Party regulatory or governmental agency, the Parties will mutually cooperate to provide the service in a way that is not in violation. Failing such best efforts, Hercules may cancel such service.

SECTION 17.   ARTICLE 13 DEFAULT.

SECTION 18.   Notwithstanding anything to the contrary contained herein, if either Party fails to fulfill any of its material obligations hereunder, unless such failure is otherwise excused by or subject to other provisions of this Agreement, the other Party may give notice to the defaulting Party of such default. If the defaulting Party does not cure the default within thirty (30) days of the date of this notice, or if the default is curable but the default is of such a nature that it cannot be cured within thirty (30) days, the defaulting Party has not taken reasonable steps to commence to cure the default (and proceeds with due diligence to complete the cure), the Party not in default upon written notice may terminate its further obligations hereunder directly related to the subject matter of the default effective on expiration of such thirty (30) day period; provided, however, that if the Party claimed to be in default disputes such claim, the dispute resolution procedures contained herein shall apply.

SECTION 19.   ARTICLE 14. INDEMNITY AND LIMITED LIABILITY

19.1  A.For purposes of Articles 14 and 16 of this Agreement, the following defined terms shall apply:

“Applicable Law” means any law, ordinance, regulation or other requirement applicable to the subject matter hereof, in effect and as interpreted from time to time.

“DOEA” means the directors, officers, employees and agents of the relevant entity.

“Liabilities and Damages” means any and all claims, liabilities, actions, suits, proceedings, judgments, orders, fines, penalties, assessments, deficiencies, demands, debts, obligations, losses, injuries, damages (including, without limitation, direct, actual, special, liquidated, incidental, consequential or punitive damages), costs and expenses (including, without limitation, costs of defense, settlements and reasonable investigatory and attorneys' fees and expenses) of whatever kind or character (whether absolute, accrued, contingent or other), and regardless of the legal basis of liability or legal or equitable principle involved (including, without limitation, contract, warranty, indemnification, negligence, strict liability, statutory liability, liability without fault, other tort, personal injury, death, damage to or loss of property, business interruption, lost profits, violation of Applicable Laws or otherwise).

19.2  B. In no event shall any Party, its affiliate(s) and/or its or their respective directors, officers, employees, representatives or agents be liable for punitive damages under or in connection with this Agreement.

C.  FV is obligated to release, discharge, defend, indemnify, save and hold harmless Hercules, its DOEA, its affiliates and their respective DOEA, from and against any and all Liabilities and Damages arising out of any gross negligence or willful misconduct of FV, its DOEA, its affiliates and their respective DOEA, arising from or related to the performance of this Agreement and/or the Management Services Contract by FV, except to the extent caused by the negligent act or omission or willful misconduct of Hercules, its DOEA, its affiliates or their respective DOEA. Hercules is obligated to release, discharge, defend, indemnify, save and hold harmless FV, its DOEA, its affiliates and their respective DOEA, from and against any and all Liabilities and Damages arising out of any gross negligence or willful misconduct of Hercules, its DOEA, its affiliates and their respective DOEA, arising from or related to the performance of this Agreement and/or the Management Services Contract by Hercules, except to the extent caused by the negligent act or mission or willful misconduct of FV, its DOEA, its affiliates and their respective DOEA.

D.  Any claim for indemnification or defense under this Agreement shall be made in accordance with the procedures set forth in this Article 16 of this Agreement. This provision will survive any expiration or termination of this Agreement.

SECTION 20.   ARTICLE 15. FORCE MAJEURE

20.1  A.Neither Party shall be liable to the other Party for any loss, cost or damage for delay or non-performance of any of its obligations hereunder resulting from any requirement or intervention of civil, naval or military authorities or other agencies of the government, or by reason of any other causes whatsoever not reasonably within the control of such Party, including, but not limited to, acts of God, war, riot, insurrection, civil violence or disobedience, blockages, embargoes, sabotage, epidemics, fire, strikes, lock-outs or other industrial or labor disturbances, lightning, hurricanes, explosions and delay of carriers (all of the foregoing referred to hereinafter as a “Force Majeure”). Upon the occurrence of a Force Majeure, the Party whose performance is so prevented (the "Declaring Party") shall notify the other Party promptly of the cause of the Force Majeure, and the estimated time that such Force Majeure shall continue. The Declaring Party shall thereafter use its reasonable efforts to overcome the Force Majeure; provided, however, that the settlement of strikes, lock-outs and other industrial or labor disturbances shall be entirely within the discretion of the Declaring Party, and the Declaring Party shall not be required to make settlement of strikes, lock-outs and other industrial or labor disturbances by acceding to the demands of any opposing third party or Parties when such course is unfavorable in the Declaring Party's judgment. FV shall not be required to pay for any disrupted Services or Licensed Premises during the period in which they are not being provided to FV.

20.2  B.If Hercules’ performance under this Agreement is suspended or rendered impractical by reason of Force Majeure for a period in excess of thirty (30) days during the Term, FV (i) shall have the right to terminate this Agreement with respect to the disrupted Services or Licensed Premises immediately upon written notice to Hercules. An event of Force Majeure shall not operate to extend the Term or to limit amounts payable for Services or Licensed Premises rendered on or prior to the actual date of the event of Force Majeure.

SECTION 21.   ARTICLE 16. DISPUTES

21.1  A.Resolution Procedure

. Each Party agrees to use its reasonable efforts to resolve disputes under this Agreement by a negotiated resolution between the Parties or as provided for in this Article 16.

B. Resolution Panel

. The resolution panel shall consist of two members, i.e., a corporate officer of Hercules and a corporate officer of FV, each appointed by the chief executive officer of the respective company (the "Resolution Panel"). The Resolution Panel may act only by the affirmative vote of both its members.

C. Exchange Of Written Statements

. In the event of a dispute under this Agreement, either Party may give a Notice to the other Party requesting that the Resolution Panel in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after said Notice, each Party shall submit to the other Party a written statement setting forth such Party's description of the dispute and of the respective positions of the Parties on such dispute and such Party's recommended resolution and the reasons why such Party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, neither statement may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

21.2  D.Good Faith Negotiations

. If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Resolution Panel may otherwise agree upon) after the simultaneous exchange of such written statements, then the Resolution Panel shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. The initial negotiating meeting may be conducted by teleconference.

21.3  E.Determination Of Resolution Panel

. Not later than thirty (30) days after the commencement of good-faith negotiations: (i) if the Resolution Panel renders an agreed resolution on the matter in dispute, then both Parties shall be bound thereby; and (ii) if the Resolution Panel does not render an agreed resolution, then either Party may submit the dispute to arbitration in accordance with Article 16F hereof.

21.4  F.Arbitration

. A matter in dispute hereunder submitted for resolution by arbitration shall be arbitrated in accordance with the then existing commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, subject to (1) through (8) below.

(a)  (1) Upon the request of either Party, the Arbitration shall be conducted under the expedited rules of the American Arbitration Association for commercial arbitrations.

(b)  (2) The Arbitrators shall be three (3) independent arbitrators, with one appointed by each Party, and the two appointees selecting the third arbitrator in accordance with the said Rules. If either Party fails to select an arbitrator within ten (10) days after Notice of such failure from the other Party or the American Arbitration Association, then the American Arbitration Association shall appoint such arbitrator. If the two appointees are unable to agree on the third arbitrator, then the American Arbitration Association shall select the same using the foregoing qualification. Each arbitrator shall be a competent and reputable individual with experience as a judge, a chief executive officer or chief financial officer.

(c)  (3) The arbitration hearing shall be held in Philadelphia, Pennsylvania, at such date, time and place as established by the Arbitrators.

(d)  (4) The Arbitrators shall have power to rule on their own competency and on the validity of this Agreement to make reference to arbitration.

(e)  (5) Not later than fifteen (15) days after the conclusion of the arbitration hearing, but prior to the rendering of any arbitral decision and award, each Party may submit to the Arbitrators a written statement of such Party's (i) understanding and view of the Parties' respective positions on the dispute, and (ii) recommendation as to an appropriate resolution of the dispute and the reasons why it believes such resolution is appropriate. In reaching a decision on any dispute hereunder, the Arbitrators may take into account such statement.

(f)  (6) The Arbitrators must render their arbitral decision and award and give a written opinion setting forth the basis of their decision, all not later than forty-five (45) days after the conclusion of the Arbitration.

(g)  (7) Each Party shall take or cause to be taken all reasonable action to facilitate the conduct of the arbitration and the rendering of the arbitral award at the earliest possible date.

(h)  (8) The costs of the Arbitration shall be borne and paid equally by the Parties.

(i)  G.  Injunctive Relief

. The Parties recognize and acknowledge that in the event of a potential, anticipatory or actual breach of this Agreement, it may be necessary or appropriate for the non-breaching Party to seek injunctive relief, if and to the extent legally available, in order to avoid harm or further harm to the non-breaching Party. If a Party desires injunctive relief, it may pursue the same in any court of competent jurisdiction; provided, however, that, if granted, such injunctive relief shall apply only to prevent a breach or further breaches and shall remain in effect only so long as the court deems necessary or appropriate to permit resolution of the underlying disputes in accordance with this Article 16. Neither the seeking of injunctive relief nor the granting thereof is intended or shall result in the application of a substantive or procedural law other than the applicable governing law pursuant to this Article 16.
21.5  H. Notwithstanding the expiration or earlier termination of this Agreement, the Parties obligations to each other under this Article 16 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

SECTION 22.   ARTICLE 17. MISCELLANEOUS

22.1  A.If any provision of this Agreement or the application of any such provision to any person(s) or circumstance(s) shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Agreement shall remain in full force and be effectuated as if such illegal, invalid or unenforceable provision is not part hereof; provided, however, that (i) if the deletion of any provision of this Agreement frustrates an essential purpose(s) of the Agreement or material right(s) of a Party, then such Party may terminate this Agreement without further liability or obligation, and (ii) absent such frustration and to the extent legally possible, the Parties shall seek in good faith agree upon alternate provisions or arrangements to achieve the same purposes as the invalid, illegal or unenforceable provision.

22.2  B.This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

22.3  C.The headings for the articles, sections and paragraphs in this Agreement are for convenience and reference only and shall not limit in any way or otherwise affect any of the terms or provisions hereof.

22.4  D. This Agreement may not be changed, altered, modified or amended except in writing signed by the Parties.

22.5  E.The failure of either Party to demand strict performance of the terms hereof, or to exercise any right conferred herein shall not be construed as a waiver or relinquishment of its right to assert or rely on any such term or right in the future. Waiver by either Party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed to be a waiver of a subsequent breach of the same term, provision or condition. Failure or delay by either Party to require performance of any provision of this Agreement will not affect or impair such Party’s right to require full performance with such provision at any time thereafter. Any review or approval by a Party required or permitted pursuant to this Agreement shall not be deemed to be a waiver of any provision of this Agreement nor shall it excuse any non-conforming performance by the other Party.

22.6  F.The validity, interpretation and performance of this Agreement and any dispute connected with this Agreement will be governed by and determined in accordance with the statutory, regulatory and decisional law of the State of Delaware (exclusive of such state's choice or conflicts of laws rules).

22.7

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

FIBERVISIONS, Delaware Corporation By:_____________________________________ Name:___________________________________ Title:____________________________________	HERCULES INCORPORATED By:_____________________________________ Name:___________________________________ Title:____________________________________

EXHIBIT A

DESCRIPTION OF SERVICES

A-0  Charge and Term Schedule
A-1  Finance
A-2 Human Resources
A-3 Shared Services
A-4  Office Services
A-5 Information Management
A-6 Procurement
A-7 Supply Chain and Transportation
A-8 Safety, Health and Environment
A-9 Corporate Engineering
A-10 Legal

EXHIBIT B

LICENSED PREMISES

B-0  Charge Schedule

B-1 Hercules Plaza- Wilmington

EMPLOYEE LEASE AGREEMENT
Employee Working in Italy

This Employee Lease Agreement (the "Agreement"), is made effective as of January ___, 2006 (the “Effective Date”), by and between Hercules Italia SpA, an entity organized and existing under the laws of Italy ("Employer"), and [FiberVisions entity to be identified], a Delaware limited liability company ("FiberVisions"). Sometimes herein, Employer or FiberVisions is referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND

Both FiberVisions and Employer are members of the Hercules Incorporated family and believe that this Agreement is in their mutual best interest. FiberVisions desires to lease employees from Employer and Employer is willing to provide FiberVisions with the use of such employees. The said employees shall remain employees of Employer, unless this Agreement is terminated, FiberVisions recognizes that it will receive significant advantages from such an arrangement. Accordingly, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

1.  Term.

1.1 This Agreement shall become effective on the Effective Date and remain in force for the term of _______ (__) months thereafter (the "Initial Term"). Following the Initial Term, this Agreement shall remain in force from month to month until either Party gives written notice to the other Party as specified herein, at least seven (7) days prior to the expiration of any monthly extension of the Initial Term. Either Party may terminate this Agreement upon seven (7) days prior written notice should the other party breach any of the provisions of this Agreement.

1.2 Employer shall have the right to terminate this Agreement immediately in the event of (i) non-payment or late payment by FiberVisions, or (ii) a breach of this Agreement by FiberVisions (other than non-payment or late payment) which is not fully cured or remedied to the satisfaction of Employer within three (3) days after notice of such breach from Employer to FiberVisions occurring at any time after the date of this Agreement.

2.  The Employees.

Employer will provide to FiberVisions the services of the employees listed on Exhibit A attached hereto and made a part hereof (individually and collectively the “Employees”), all subject to the obtainment of applicable and valid German work permits for the Employees. If a work permit cannot be obtained for given Employee(s), then the affected employee(s) shall be deleted from Exhibit A and this Agreement. Employer shall be fully responsible for notifying all Employees of their leased employee status. Each Employee shall be identified on Exhibit A according to proper code and pay status under applicable employment and labor laws. Employer will immediately notify FiberVisions of any change in such code and/or status for any Employee. No other employees shall become leased to FiberVisions hereunder unless specifically agreed by Employer.

4. Services Provided To FiberVisions.

4.1 Employer shall be fully responsible for payment of all payroll, payroll taxes, collection of taxes, unemployment insurance, and other administrative functions customarily performed by an Employer for its employees with regard to Employees while they are performing work for FiberVisions; provided, however, that FiberVisions shall fully and reasonably cooperate with Provider and/or Employees to ensure compliance with applicable German legal requirements (e.g. German source withholding tax, etc.). Employer shall, without regard to payments by FiberVisions, assume such responsibilities as are required by applicable law for payment of wages to Employees' until such employees are terminated from employment with Employer.

4.2 Subject to Employer’s reservation of rights under Section 5 hereof, the services of all Employees shall be directed and supervised by, and performed in accordance with, the directives of FiberVisions’ representatives or such persons, including officers of FiberVisions to whom FiberVisions has delegated responsibility for such supervision and direction. Without limiting the generality of the foregoing, the Parties agree that on behalf of FiberVisions, Employer (through its employees or agents) shall supervise and coordinate Employees in their performance of [describe primary area(s) of each Employer’s activities]. Until further directives are received by Employer, each Employee shall continue to perform the services which such employee was performing immediately prior to the Effective Date.

4.3 Each Party shall designate one or two persons to act as its primary point(s) of contact on the implementation and administration of this Agreement; provided, however, such persons are not authorized to modify the terms of this Agreement.

4.4 Employer shall (A) cause Employees to follow the instructions of FiberVisions, (B) not incur any expenses (whether capital expenditures or otherwise) on behalf of FiberVisions without FiberVisions’ prior written consent, but upon such consent Employer shall be reimbursed for all such costs, and (B) shall provide the services of Employees exclusively to FiberVisions during the Initial Term.

5. Reservation of Rights.

In compliance with applicable guidelines, Employer shall, after consultation with FiberVisions:

A.  Have a right to recruit, hire, direct and control Employees.
B.  Have a right to discipline, replace, and terminate the employment of Employees and designate the date of separation from employment.

C.  Have a right to reward, promote, reassign, evaluate and determine the wages, hours, terms and conditions of employment.

D.  Have the right to resolve and decide Employee grievances and disputes.

E.  Supervise and direct Employees in a reasonable manner consistent with the practices of similar businesses and enterprises.

F.  Have such sufficient direction and control over the Employees as is necessary to conduct the Employer's business and without which Employer would be unable to conduct its business, discharge any fiduciary responsibility that it may have, or comply with any applicable licensure, regulatory, or statutory requirement of Employer.

6.  Compensation of Employer; Payment.

6.1 FiberVisions shall reimburse the Employer for the following costs incurred in connection with Employees: (i) wages, salaries and benefits (including Employer’s pension service cost) consistent with Employer’s current personnel policies, procedures and plans or as may be otherwise agreed in writing by Employer and FiberVisions; (ii) statutory benefits such as workers’ compensation, social security, and unemployment compensation; (iii) costs incurred in hiring any additional employees hired at the request of FiberVisions and whose services are provided to FiberVisions under this Agreement; (iv) severance costs for employees to whom FiberVisions has offered employment, and (v) applicable value added taxes.

6.2 Employer provided benefit expenses attributable to Employees supplied under this Agreement shall be invoiced in accordance with Employer’s actual premium costs (less employee contribution) for Life and Long Term Disability insurance, its accrual rate for Health and Dental coverages, its per capita charges for the employee assistance plans, its vacation accrual for the month(s) services are provided hereunder, its actual costs for short-term disability and severance or dismissal costs incurred during the period of providing services hereunder, its Company contribution expense under its savings, investment and pension plans.

6.3 Employer shall invoice FiberVisions for any amounts FiberVisions owes Employer under this Agreement and may at its option: 1) reduce any amounts Employer owes FiberVisions by the amount so invoiced hereunder, or 2) render invoices monthly for the amount to be reimbursed hereunder, in which case payment shall be due by FiberVisions within thirty (30) days of receipt of invoice. Invoices not paid when due shall bear interest at the prime bank rate in effect from time to time as listed in the then most recent edition of The Wall Street Journal newspaper.

7. Indemnification.

7.1  FiberVisions agrees to indemnify, defend and hold harmless Employer, its officers, non-leased employees, directors and agents from and against any and all losses, liabilities, expenses (including court costs and attorneys' fees) and claims for damage of any nature whatsoever, whether known or unknown as though expressly set forth and described herein, which Employer may incur, suffer, become liable for, or which may be asserted or claimed against Employer as a result of the actual or alleged acts, errors or omissions of FiberVisions, or any claims whatsoever arising out of actual or alleged violations of applicable employment and labor laws, all to the extent that such acts, errors, omissions or claims related to Employees, and/or FiberVisions’ lease or direction thereof.

7.2 In the event that Employer is required to defend against any claim to which Employer reasonably believes it is entitled to indemnification under this
Section, FiberVisions shall advance to Employer any attorneys' fees and litigation expenses related to the defense of such action that have not yet been previously reimbursed by FiberVisions.

7.3 In the event that a Party is required to defend against any claim or prosecute any claim occasioned by the breach or default in any provision of this
Agreement to enforce the terms of this Agreement, such Party shall be awarded all reasonable cost pertaining thereto, including reasonable attorneys' fees and costs in addition to any other relief to which such Party may be entitled.

7.4 In no event will a Party be liable for any direct or consequential damages to the other Party as a result of a breach of this Agreement, nor for any loss of profits, business, or goodwill.

8. Invalidity of a Provision.

If any provision of this Agreement (or any portion thereof) shall be held to be invalid, illegal, or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

9. No Waiver.

The failure by either Employer or FiberVisions to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of any of its rights as set forth herein, at law or equity.

10. Termination.

This Agreement may be terminated by either Party if, at any time, (A) the other party breaches any material term of this Agreement, (B) such Party, in its reasonable discretion, determines that a material adverse change has occurred in the financial condition, the business, or the business prospects of the other Party, or that the other Party is unable to pay its debts as they become due in the ordinary course of business, or (C) in the event of any federal or state legislation, regulatory action, or judicial decision which, in the reasonable discretion of such Party, materially adversely affects its ability to perform under this Agreement. This section is cumulative to all other incidents of termination recited in this Agreement. Upon termination by either Party of this Agreement only standard information in standard form and format will be supplied to FiberVisions by Employer. FiberVisions agrees that Employer has no obligation to supply information outside of its standard services as set forth in this Agreement.

11. Venue and Jurisdiction.

Any action or counterclaim arising out of or related to this Agreement must be brought in [Switzerland]. Each Party hereby irrevocably consents to be subject to the jurisdiction of the courts of Switzerland concerning any case or controversy arising out of or related to the Agreement.

This Agreement shall be governed by and construed under the laws of [Switzerland], regardless of any choice of law provisions of any jurisdiction to the contrary.

12.  Disputes Resolution.

12.1 In the event of a dispute, claim or controversy arising out of or relating to this Agreement, the Parties shall attempt to resolve such matter through good faith, friendly discussions and negotiations for a reasonable period of time. If, after such reasonable period of time of no more than three (3) months after written notice by one Party to the other Party regarding the dispute, claim or controversy, no resolution has been agreed upon, then either Party may require that the dispute, controversy or claim shall be referred to and finally determined by arbitration in accordance with the UNCITRAL Arbitration Rules, and administrated by the Zurich Chamber of Commerce. The arbitration tribunal shall consist of three arbitrators. The place of arbitration shall be Zurich, Switzerland. The language to be used in the arbitration proceedings shall be English if permitted under local law.

12.2 Absent a decision by the Swiss Federal Court that the arbitral award has “formal mistakes” or contradicts the “ordre public,” the arbitral award, which shall not include punitive damages, injunctive relief or specific performance, shall be final and binding upon all Parties and shall be enforceable in accordance with its terms in all jurisdictions and may be entered in any court having jurisdiction. The cost of the arbitration shall be borne by the Parties equally, and no allowance for attorneys’ fees shall be awarded. The Parties agree that the award is to be considered as a settlement of the dispute between them and shall accept it as the true expression of their own determination in connection therewith.

13.  Miscellaneous.

13.1 In the event that this Agreement is executed in more than one language, the English language version shall control.

13.2 If any Article, section, term, provision, or clause thereof in this Agreement is found or held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the Parties shall negotiate in good faith, a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.

14. Notices.

To be effective, any notice given under this Agreement must be in writing, shall be effective when received, and shall be sent by either (i) certified or registered air mail, postage prepaid, (ii) by fax and confirmed by certified mail, registered mail or overnight courier, (iii) by overnight courier (e.g. FedEx, UPS, Airborne, DHL and others) or (iv) by electronic mail and confirmed by certified mail, registered mail or overnight courier, to the following addresses:

If to FIBERVISIONS:

[Insert Address]
Attention: [Name or Title]
Telephone
Fax
E-mail

With a copy to:
[Insert name and contact information]

If to Employer:

Hercules Italia SpA
[Insert Address]
Attention: [Name or Title]
Telephone
Fax
E-mail

With a copy to:
[Insert name and contact information]

or to such other address as either Party may, in writing, from time to time, give notice to the other Party.
15. Headings.

The headings in the Agreement are intended for convenience or reference and shall not affect its interpretation.

16. Amendments.

This Agreement constitutes the entire Agreement between the Parties with regard to the subject matter and no other agreement, statement, promise or practice between the Parties relating to the subject matter shall be binding on the Parties. This Agreement may be changed pursuant to the terms hereof or by written amendment signed by both parties.

17. No Third Party Beneficiaries.

No rights of any third party are created by this Agreement and no person not a party to this Agreement may rely on any aspect of this Agreement notwithstanding any representation, written or oral, to the contrary.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

[FIBERVISIONS ENTITY]    HERCULES ITALIA SpA

By:     By: ____________________________

Name      Name
Printed:_______________________  Printed:__________________________

Title:      Title: ___________________________

Date:      Date: ___________________________

EXHIBIT A

[Provide appropriate identifying information (e.g. pay status)

Gianluca Cerruti Prinzi